As filed with the Securities and Exchange Commission on August 23, 1999
                                                Registration Number: ___-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                              FIRST M&F CORPORATION
             (Exact name of Registrant as specified in its charter)

           MISSISSIPPI                       6712                  64-0636653
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification
                                                                Number)


                              221 WASHINGTON STREET
                          KOSCIUSKO, MISSISSIPPI 39090
                                 (662) 289-5121
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               HUGH S. POTTS, JR.
                              221 WASHINGTON STREET
                          KOSCIUSKO, MISSISSIPPI 39090
                                 (662) 289-5121
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             L. KEITH PARSONS, ESQ.
                      WATKINS LUDLAM WINTER & STENNIS, P.A.
                               POST OFFICE BOX 427
                             633 NORTH STATE STREET
                           JACKSON, MISSISSIPPI 39202
                                 (601) 949-4900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: As soon as practicable after the effective date of this Registration Statement.

        If securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------

Title of each class    Amount          Proposed maximum      Proposed maximum      Amount of
of securities to       to be           offering price per    aggregate offering    registration
be registered          registered(1)   share (2)             price (2)             fee (2)
-----------------------------------------------------------------------------------------------
Common Stock,          1,217,985       $25.0588              $30,521,317.00        $8,485
$5.00 par value
-----------------------------------------------------------------------------------------------

(1) Based upon the anticipated maximum number of shares to be issued in connection with the transaction described herein, plus such additional shares as may be issued as a result of the adjustment provisions contained in the Agreement and Plan of Merger.

(2) Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933. Pursuant to Rule 457(f) of the Securities Act of 1933, as amended, he registration fee is calculated based upon the market value (determined by averaging the high and low sales prices) of the common stock, $.01 par value, of Community Federal Bancorp, Inc. on the Nasdaq Stock Market on August 18, 1999 of $16.00 times the maximum number of shares of Community Federal Bancorp, Inc. that may be exchanged (4,266,150), reduced by the amount of cash to be paid by the Registrant ($37,737,083).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

FIRST M&F CORPORATION                            COMMUNITY FEDERAL BANCORP, INC.
221 WASHINGTON STREET                            333 COURT STREET
KOSCIUSKO, MISSISSIPPI 39090                     TUPELO, MISSISSIPPI 38801


                  MERGER PROPOSED---YOUR VOTE IS VERY IMPORTANT

                               _____________, 1999

Dear Stockholders:

        The Boards of Directors of First M&F Corporation and Community Federal Bancorp, Inc. have agreed on a merger of First M&F and Community Federal. If the merger is completed, Community Federal stockholders will each receive .2855 shares of First M&F common stock and $8.8457 in cash for each share of Community Federal common stock that they own. First M&F stockholders will continue to own their existing shares of First M&F common stock after the merger. We estimate that, on completion of the merger, about 25% of the outstanding common stock of First M&F will be owned by former Community Federal stockholders and that about 75% will be owned by those persons who were First M&F stockholders just before the merger is completed.

        We can't complete the merger unless the stockholders of First M&F and
Community Federal approve it.   We have scheduled special meetings for the
stockholders of each company to approve the merger.

        YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND PROMPTLY MAILING THE ENCLOSED PROXY CARD TO US. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE MERGER. IF YOU DON'T RETURN YOUR CARD, THE EFFECT WILL BE A VOTE AGAINST THE MERGER.

        The dates, times and places of the meetings are as follows:

          FOR FIRST M&F STOCKHOLDERS:     FOR COMMUNITY FEDERAL STOCKHOLDERS:
          ________, 1999, __ a.m./p.m.    _______, 1999, __ a.m./p.m.
          221 Washington Street           333 Court Street
          Kosciusko, Mississippi 39090    Tupelo, Mississippi 38801


        This Joint Proxy Statement-Prospectus provides you with detailed information about the proposed merger. You can also get information about our companies from documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

        First M&F's and Community Federal's common stock are traded on the NASDAQ stock market. The trading symbol of First M&F is "FMFC." The trading symbol for Community Federal is "CFTP."

        YOUR BOARDS OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE IN FAVOR OF THE MERGER.

Very truly yours,


Hugh S. Potts, Jr.                          Jim Ingram
Chairman and Chief Executive Officer,       Chief Executive Officer,
First M&F Corporation                       Community Federal Bancorp, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Joint Proxy Statement-Prospectus dated _________,1999, and first mailed to stockholders on ___________, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

        First M&F has filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the shares of First M&F common stock to be issued to Community Federal stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First M&F and the First M&F common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this Joint Proxy Statement-Prospectus.

        In addition, First M&F and Community Federal file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

   Public Reference Room     New York Regional Office   Chicago Regional Office
   450 Fifth Street, N.W.    7 World Trade Center       Citicorp Center
   Room 1024                 Suite 1300                 Suite 1400
   Washington, D.C.  20549   New York, NY 10048         Chicago, IL 60661-2511

        You may also obtain copies of this information by mail, at prescribed rates, from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like First M&F and Community Federal, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can view and download a copy of the registration statement, including exhibits, at this web site.

        You can also inspect reports, proxy statements and other information about First M&F and Community Federal at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                      INFORMATION INCORPORATED BY REFERENCE

        The SEC allows First M&F and Community Federal to "incorporate by reference" information into this Joint Proxy Statement-Prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Joint Proxy Statement-Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

        This Joint Proxy Statement-Prospectus incorporates by reference the documents set forth below that First M&F and Community Federal have previously filed with the SEC. They contain important information about the companies and their financial condition.

First M&F SEC Filings              Period
---------------------              ------

Annual Report on Form 10-K         Year ended December 31, 1998, as filed
                                   March 30, 1999
Quarterly Reports on Form 10-Q     Quarter ended March 31, 1999, as filed
                                   May 14, 1999, and Quarter ended June 30,
                                   1999, as filed August 16, 1999.
Current Reports on Form 8-K        Filed July 14, 1999

Community Federal SEC Filings     Period
-----------------------------     ------

Annual Report on Form 10-K, as    Fiscal Year ended September 30, 1998, as filed
amended on Form 10-K/A            December 29, 1998, and as amended on August 5,
                                  1999
Quarterly Reports on Form 10-Q    Quarter ended December 31, 1998, as filed
                                  February 12, 1999, and Quarter ended March 31,
                                  1999, as filed May 14, 1999, and Quarter ended
                                  June 30, 1999, as filed August 13, 1999.
Current Reports on Form 8-K       Filed July 14, 1999

        First M&F and Community Federal incorporate by reference additional documents that either may have filed with the SEC between the date of this Joint Proxy Statement-Prospectus and the date of the First M&F Meeting and the Community Federal Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

        In addition to the documents of Community Federal which are incorporated by reference, copies of Community Federal's Annual Report to Stockholders for the year ended September 30, 1998 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 accompany each copy of this Joint Proxy Statement-Prospectus. Additional copies of these documents are available to any holder of Community Federal common stock, including any beneficial owner, free of charge upon written or oral request as set forth hereinafter.

        All documents filed by First M&F pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the meeting to which this Joint Proxy Statement-Prospectus relates, or (ii) the termination of the merger agreement which is the subject of the meeting, are hereby incorporated by reference into this Joint Proxy Statement-Prospectus and shall be deemed a part hereof from the date of filing of such documents.

        Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein, or in any supplement hereto, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

        First M&F has supplied all information contained or incorporated by reference in the Joint Proxy Statement-Prospectus relating to First M&F, as well as all pro forma financial information, and Community Federal has supplied all such information relating to Community Federal.

        You can obtain any of the documents incorporated by reference in this document through First M&F or Community Federal, or from the SEC through the SEC's Internet world wide web site at the address described in "References to Additional Information." Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement-Prospectus. You can obtain documents incorporated by reference in this Joint Proxy Statement-Prospectus by requesting them in writing or by telephone from:

            First M&F                       Community Federal
            ---------                       -----------------

            Robert C. Thompson, III         Sherry S. McCarty
            Chief Financial Officer         Chief Financial Officer
            First M&F Corporation           Community Federal Bancorp, Inc.
            221 Washington Street           333 Court Street
            Kosciusko, Mississippi 39090    Tupelo, Mississippi 38801
            Telephone (662) 289-5121        Telephone (662) 842-3981

        If you would like to request documents from First M&F or Community Federal, please do so by ___________, 1999, to receive them before the First M&F Meeting and the Community Federal Meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

        You should rely only on the information contained in or incorporated by reference in this Joint Proxy Statement-Prospectus in considering how to vote your shares at the First M&F special meeting and the Community Federal special meeting. Neither First M&F nor Community Federal has authorized anyone to provide you with information that is different from the information in this document. This Joint Proxy Statement-Prospectus is dated _____________, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of the Joint Proxy Statement-Prospectus nor the issuance of First M&F common stock in the merger shall create any implication to the contrary.

                         COMMUNITY FEDERAL BANCORP, INC.
                                333 COURT STREET
                            TUPELO, MISSISSIPPI 38801
                                 (662) 842-3981


                     NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                        TO BE HELD ON _____________, 1999


        Notice is hereby given that a Special Meeting of stockholders of Community Federal Bancorp, Inc. will be held at the main office of Community Federal Bank, 333 Court Street, Tupelo, Mississippi 38801, on ___________, 1999, at ____ a.m./p.m. for the purpose of considering and voting on:

        1. Approval and adoption of the Agreement and Plan of Merger dated as of July 8, 1999, pursuant to which Community Federal Bancorp, Inc. will be merged into First M&F Corporation.

        2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

        Only those stockholders of record at the close of business on _________, 1999, are entitled to notice of and to vote at the Meeting or any adjournments or postponements of the Meeting.

        All stockholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Joint Proxy Statement-Prospectus accompanying this notice for more complete information regarding the merger and the Meeting.

        If you are a Community Federal stockholder and you perfect statutory appraisal rights by following the requirements of Section 262 of the Delaware General Corporation Law, you will have the right to seek appraisal of your shares. A summary of the provisions of the Delaware General Corporation Law regarding such rights of dissent and appraisal are included in the attached Joint Proxy Statement-Prospectus and a copy of the applicable provisions are included as Appendix B.

                           BY ORDER OF THE BOARD OF DIRECTORS


                           Jim Ingram
                           Chief Executive Officer

____________________, 1999

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT
                         YOU PLAN TO ATTEND THE MEETING.

    THE BOARD OF DIRECTORS OF COMMUNITY FEDERAL UNANIMOUSLY RECOMMENDS THAT
                                STOCKHOLDERS VOTE
                      FOR APPROVAL OF THE MERGER AGREEMENT.
                      ---

DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. AFTER THE MERGER IS COMPLETED, FIRST M&F WILL SEND YOU WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR STOCK FOR FIRST M&F COMMON STOCK.

                              FIRST M&F CORPORATION
                              221 WASHINGTON STREET
                          KOSCIUSKO, MISSISSIPPI 39090
                                 (662) 289-5121

                     NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                       TO BE HELD ON _______________, 1999


     Notice is hereby given that a Special Meeting of stockholders of First M&F Corporation will be held at the main office of Merchants & Farmers Bank, 221 Washington Street, Kosciusko, Mississippi 39090, on __________, 1999 at
_____ a.m./p.m. for the purpose of considering and voting on:

         1. Approval and adoption of the Agreement and Plan of Merger dated as of July 8, 1999, pursuant to which Community Federal Bancorp, Inc. will be merged into First M&F Corporation.

         2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

      Only those stockholders of record at the close of business on __________, 1999, are entitled to notice of and to vote at the Meeting or any adjournments or postponements of the Meeting.

     All stockholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Joint Proxy Statement-Prospectus accompanying this notice for more complete information regarding the merger and the Meeting.

     If you are a First M&F stockholder and you dissent from the merger by following the requirements of the Mississippi law concerning dissenters' appraisal rights, First M&F will pay you for the fair value of your shares. A summary of the provisions of the Mississippi law regarding such rights of dissent are included in the attached Joint Proxy Statement-Prospectus and a copy of the applicable provisions are included as Appendix C.


                           BY ORDER OF THE BOARD OF DIRECTORS


                           Hugh S. Potts, Jr.
                           Chairman and Chief Executive Officer

 _____________, 1999

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT
                         YOU PLAN TO ATTEND THE MEETING.

  THE BOARD OF DIRECTORS OF FIRST M&F CORPORATION UNANIMOUSLY RECOMMENDS THAT
                                STOCKHOLDERS VOTE
                      FOR APPROVAL OF THE MERGER AGREEMENT.
                      ---

                     QUESTIONS AND ANSWERS ABOUT THE MERGER



Q(1):  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

       A: The Boards of First M&F and Community Federal have approved the merger based upon their assessment of the financial condition and prospects of each company in particular and the competitive and regulatory environment for financial institutions generally. The merger will also enable us to better serve our customers with more products and services. Based upon these and other factors, we believe that the merger is in the best interest of the stockholders of both companies. To review the background and reasons for the merger see page 20.

Q(2):  AS A COMMUNITY FEDERAL STOCKHOLDER, WHAT WILL I RECEIVE IN
       THE MERGER?

       A: First M&F will pay you $8.8457 cash and .2855 shares of First M&F common stock in exchange for each share of Community Federal common stock you own. First M&F will not issue any fractional shares. Instead, First M&F will pay you cash for any fraction of a First M&F share based upon the price of First M&F shares.

               Example: If you own 100 shares of Community Federal common stock, upon completion of the merger you will have the right to receive 28 shares of First M&F common stock and a check for $884.57 plus an amount for your fractional share interest.

Q(3):  WHAT HAPPENS AS THE MARKET PRICE OF FIRST M&F COMMON STOCK
       FLUCTUATES?

       A: The exchange ratio is not determined by the market price of First M&F common stock and is not expected to change. However, if the price of First M&F stock falls below $26 per share before the merger is completed, the exchange ratio may be adjusted. Since the market value of the First M&F common stock will fluctuate before and after the closing date of the merger, the value of the stock you will receive in the merger will fluctuate as well and could decrease.

Q(4):  AS A FIRST M&F STOCKHOLDER, HOW WILL THE MERGER AFFECT ME?

       A: The merger will not affect your shares of common stock. Following the merger, you and the other First M&F stockholders will own approximately 75% of the common stock of First M&F.

Q(5): WHY WILL COMMUNITY FEDERAL STOCKHOLDERS RECEIVE SHARES OF FIRST M&F STOCK, BUT FIRST M&F STOCKHOLDERS WILL NOT RECEIVE COMMUNITY FEDERAL STOCK?

       A: Community Federal will merge with and into First M&F and will no longer be a separate company. First M&F will be the surviving company in the merger and will continue to exist after the merger is completed. The businesses and operations of Community Federal and First M&F will be combined into a single, larger company. Accordingly, the ownership of Community Federal stockholders in Community Federal will entitle them to own a portion of the combined company, which is represented by the shares of First M&F stock that they will receive in the merger.

Q(6):  WHAT HAPPENS TO MY DIVIDENDS IN THE FUTURE?

       A: After the merger, First M&F expects to pay quarterly dividends on its common stock in the amount of $.25 per share, the amount First M&F has recently paid as a regular quarterly cash dividend to its stockholders. While we currently expect to pay those dividends, we can't assure these payments. The combined company's board of directors will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q(7):  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

       A: We hope to complete the merger during 1999. In addition to the approval of the First M&F stockholders and Community Federal stockholders, the Federal Reserve Board must approve the merger.

Q(8): AS A COMMUNITY FEDERAL STOCKHOLDER, WHAT ARE THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER TO ME?

       A: We expect that for U.S. federal income tax purposes, your exchange of shares of Community Federal common stock for shares of First M&F common stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with the cash received in exchange for your shares and instead of fractional shares, and if you dissent from the merger under Delaware law.

               You will generally recognize gain, but not loss, to the extent of the lesser of:

          (1) the excess of the sum of the total fair market value of the First M&F common stock received plus the amount of cash received over your total tax basis for the shares of Community Federal common stock exchanged; or

          (2)  the amount of cash you receive for your Community Federal shares.

               We provide a more detailed review of the U.S. federal income tax consequences of the merger on page 37 of this document.

Q(9):  AS A COMMUNITY FEDERAL STOCKHOLDER, DO I HAVE TO ACCEPT FIRST
       M&F COMMON STOCK IN EXCHANGE FOR MY SHARES IF THE MERGER IS APPROVED?

       A: No. If you are a Community Federal stockholder and you follow the procedures prescribed by Delaware law, you may dissent from the merger and have the fair value of your stock appraised by a court. If you follow those procedures, you won't receive First M&F common stock. The fair value of your Community Federal stock, determined in the manner prescribed by Delaware law, will be paid to you in cash.

               For a more complete description of these dissenters' rights, see page 53 of this document.

Q(10): WHAT DO I NEED TO DO NOW?

       A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your stock may be represented at the meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you don't vote on the merger or if you abstain, the effect will be a vote against the merger.

               The First M&F special meeting will take place on ___________, 1999, and the Community Federal special meeting will take place on ____________, 1999. You are invited to your stockholders' meeting to vote your shares in person rather than signing and mailing your proxy card. If you do sign your proxy card, you can take back your proxy up to and including the date of your stockholders' meeting and either change your vote or attend your stockholders' meeting and vote in person. We provide more detailed instructions about voting on page 16 for First M&F stockholders, and page 17 for Community Federal stockholders.

               THE BOARDS OF DIRECTORS OF BOTH FIRST M&F AND COMMUNITY FEDERAL UNANIMOUSLY RECOMMEND VOTING IN FAVOR OF THE PROPOSED MERGER.

Q(11): IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

       A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instruction from you to your broker, your shares will not be voted and this will effectively be a vote against the merger.

Q(12):         SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

       A:      No.  No one should send their stock certificates in now.

               Community Federal Stockholders. After the merger is completed, we'll send you written instructions on how to exchange your Community Federal common stock for First M&F common stock.

               First M&F Stockholders. You will keep your shares of common stock and so you should not send in your First M&F certificates at all.

Q(13):         WHO CAN HELP ANSWER YOUR QUESTIONS?

       A:      If you have more questions about the merger you should contact:

               COMMUNITY FEDERAL STOCKHOLDERS:

               Community Federal Bancorp, Inc.
               333 Court Street
               Tupelo, Mississippi 38801

               Attention: H. Lewis Whitfield, President
               Phone Number: (662) 842-3981

               FIRST M&F STOCKHOLDERS:

               First M&F Corporation
               221 Washington Street
               Kosciusko, Mississippi 39090

               Attention: Scott M. Wiggers, President
               Phone Number (662) 289-5121

If you would like additional copies of this Joint Proxy Statement-Prospectus, you should contact:

               COMMUNITY FEDERAL STOCKHOLDERS:

               Regan & Associates, Inc.
               90 West Street
               New York, New York 10006
               Phone Number (212) 587-3005

               FIRST M&F STOCKHOLDERS:

               First M&F Corporation
               221 Washington Street
               Kosciusko, Mississippi 39090

               Attention: Robert C. Thompson, III
               Phone Number (662) 289-5121

                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
                                SUMMARY
The Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
       First M&F Corporation . . . . . . . . . . . . . . . . . . . . 1
       Community Federal Bancorp, Inc. . . . . . . . . . . . . . . . 1
Our Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . 1
The Stockholders' Meeting. . . . . . . . . . . . . . . . . . . . . . 1
Our Recommendations to Stockholders. . . . . . . . . . . . . . . . . 1
Record Date; Voting Power. . . . . . . . . . . . . . . . . . . . . . 2
Votes Required . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
The Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . 2
Conditions to Completion of the Merger . . . . . . . . . . . . . . . 2
Termination of the Merger Agreement. . . . . . . . . . . . . . . . . 3
Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . 3
Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . 3
Opinions of Financial Advisors . . . . . . . . . . . . . . . . . . . 3
Board of Directors and Management of First M&F Following the Merger. 3 Interests of Other Persons in the Merger That are Different from
  Yours. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Dissenters' Appraisal Rights . . . . . . . . . . . . . . . . . . . . 4
Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . 4
Forward-Looking Statements May Prove Inaccurate. . . . . . . . . . . 5

                        SELECTED FINANCIAL DATA
First M&F Corporation. . . . . . . . . . . . . . . . . . . . . . . . 7
Community Federal Bancorp, Inc.. . . . . . . . . . . . . . . . . . . 8
Pro Forma Condensed Financial Information. . . . . . . . . . . . . . 9
Selected Pro Forma Financial Data  . . . . . . . . . . . . . . . . .10
Actual and Pro Forma Comparative Unaudited Per Share Data. . . . . .11
Price Range of Common Stock and Dividends. . . . . . . . . . . . . .12
Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Comparative Per Share Market Price Information . . . . . . . . . . .14

                             INTRODUCTION
Information About First M&F. . . . . . . . . . . . . . . . . . . . .15
Information About Community Federal. . . . . . . . . . . . . . . . .15

                             THE MEETINGS
First M&F Special Meeting. . . . . . . . . . . . . . . . . . . . . .16
       General . . . . . . . . . . . . . . . . . . . . . . . . . . .16
       Solicitation, Voting and Revocation of Proxies. . . . . . . .16
       Shares Entitled to Vote; Quorum . . . . . . . . . . . . . . .16
       Votes Required. . . . . . . . . . . . . . . . . . . . . . . .17
       Dissenters' Appraisal Rights. . . . . . . . . . . . . . . . .17
       Recommendation of First M&F Board of Directors. . . . . . . .17
Community Federal Special Meeting. . . . . . . . . . . . . . . . . .17
       General . . . . . . . . . . . . . . . . . . . . . . . . . . .17
       Solicitation, Voting and Revocation of Proxies. . . . . . . .17
       Shares Entitled to Vote; Quorum . . . . . . . . . . . . . . .18
       Votes Required. . . . . . . . . . . . . . . . . . . . . . . .18
       Dissenters' Appraisal Rights. . . . . . . . . . . . . . . . .18
       Recommendation of Community Federal Board of Directors. . . .18

                              THE MERGER
Description of the Merger. . . . . . . . . . . . . . . . . . . . . .19
Background of and Reasons for the Merger . . . . . . . . . . . . . .20
     Community Federal's Reasons for the Merger. . . . . . . . . . .20
     Reasons of First M&F . . . . . . . . . . . . . . . . . . . . . 21
Opinion of First M&F's Financial Advisor . . . . . . . . . . . . . .22
Opinion of Community Federal's Financial Advisor . . . . . . . . . .27
Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . .33
Conduct of Business Prior to the Effective Date. . . . . . . . . . .33
Regulatory Approvals and Other Conditions to the Merger. . . . . . .34
       Regulatory Approval . . . . . . . . . . . . . . . . . . . . .34
       Other Conditions. . . . . . . . . . . . . . . . . . . . . . .35
Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
Waiver; Amendment; and Expenses. . . . . . . . . . . . . . . . . . .37
Material Federal Income Tax Consequences . . . . . . . . . . . . . .37
       Share Exchange. . . . . . . . . . . . . . . . . . . . . . . .37
       Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . .38
Interests of Certain Persons in the Merger . . . . . . . . . . . . .38
Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . .40
The Stock Option Agreement . . . . . . . . . . . . . . . . . . . . .40
Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . .41
Restrictions on Resales of Securities by Affiliates. . . . . . . . .41

                     INFORMATION ABOUT OUR STOCK
First M&F Capital Stock. . . . . . . . . . . . . . . . . . . . . . .42
       Authorized and Outstanding Capital Stock. . . . . . . . . . .42
       Voting Rights . . . . . . . . . . . . . . . . . . . . . . . .42
       Dividend Rights . . . . . . . . . . . . . . . . . . . . . . .42
       Preemptive Rights . . . . . . . . . . . . . . . . . . . . . .43
       Fully Paid and Nonassessable. . . . . . . . . . . . . . . . .43
       Cumulative Voting . . . . . . . . . . . . . . . . . . . . . .43
       Liquidation Rights. . . . . . . . . . . . . . . . . . . . . .43
       Indemnification of Directors, Officers and Employees. . . . .43
       Transfer Agent and Registrar. . . . . . . . . . . . . . . . .43
       Provisions Discouraging Changes in Control. . . . . . . . . .43
Comparative Rights of Stockholders of First M&F and Community
  Federal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
       Authorized Shares of Capital Stock. . . . . . . . . . . . . .45
       Dividend Rights . . . . . . . . . . . . . . . . . . . . . . .45
       Board of Directors. . . . . . . . . . . . . . . . . . . . . .46
       Removal of Directors. . . . . . . . . . . . . . . . . . . . .46
       Vacancies in the Board of Directors . . . . . . . . . . . . .46
       Amendment of the Articles of Incorporation. . . . . . . . . .47
       Amendment of the Bylaws . . . . . . . . . . . . . . . . . . .47
       Special Meetings of Stockholders. . . . . . . . . . . . . . .47
       Voting Rights . . . . . . . . . . . . . . . . . . . . . . . .47
       Limitation of Liability of Directors. . . . . . . . . . . . .47
       Indemnification . . . . . . . . . . . . . . . . . . . . . . .48
       Supermajority Voting Requirements; Business Combinations. . .49
       Dissenters' Appraisal Rights. . . . . . . . . . . . . . . . .49

                        ADDITIONAL INFORMATION
Dissenters' Appraisal Rights . . . . . . . . . . . . . . . . . . . .50
       First M&F . . . . . . . . . . . . . . . . . . . . . . . . . .50
       Community Federal . . . . . . . . . . . . . . . . . . . . . .51
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .54
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .54
Stockholder Proposals. . . . . . . . . . . . . . . . . . . . . . . .54
       First M&F . . . . . . . . . . . . . . . . . . . . . . . . . .54
       Community Federal . . . . . . . . . . . . . . . . . . . . . .54
Cautionary Statement Concerning Forward-looking Information. . . . .55

                  FINANCIAL AND BUSINESS INFORMATION
Pro Forma Combined Condensed Consolidated Statements of Condition
 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
Pro Forma Combined Condensed Consolidated Statements of Income
 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . .61

                              APPENDICES

Appendix A   -   Agreement and Plan of Merger
Appendix B   -   Section 262 of the Delaware General Corporation Law
Appendix C   -   Article 13 of the Mississippi Business Corporation Act
Appendix D   -   Opinion of Morgan Keegan & Company, Inc.
Appendix E   -   Opinion of Trident Securities

                                     SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document, its appendices and the documents to which we have referred you before you decide how to vote in order to fully understand the merger and to obtain a more complete description of the legal terms of the merger. See "References To Additional Information" and "Information Incorporated By Reference." Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES
PAGE 15

FIRST M&F CORPORATION
221 Washington Street
Post Office Box 520
Kosciusko, Mississippi 39090
(662) 289-5121

First M&F is incorporated in Mississippi and is a one-bank holding company. We provide commercial banking operations, credit card services, insurance services, trust services and other related financial services in the counties of Attala, Bolivar, Calhoun, Choctaw, DeSoto, Grenada, Hinds, Holmes, LaFayette, Leake, Madison, Neshoba, Oktibbeha and Rankin, Mississippi. First M&F's principal asset is its stock in Merchants & Farmers Bank. As of June 30, 1999, our total assets were about $717.3 million, our deposits were about $637.5 million and stockholder's equity was about $61.9 million.

COMMUNITY FEDERAL BANCORP, INC.
333 Court Street (38801)
Post Office Box F
Tupelo, Mississippi 38802
(662) 842-3981

Community Federal is incorporated in Delaware and is a unitary savings and loan holding company. Through our savings bank subsidiary Community Federal Bank, we serve customers in Lee County, Mississippi. We are primarily engaged in originating loans secured by one- to four-family residences, but also make other mortgage loans, business loans and consumer loans. As of June 30, 1999, our total assets were $308.7 million, our deposits were about $151.8 million and stockholders' equity was about $58.3 million.

OUR REASONS FOR THE MERGER
PAGE 20 AND PAGE 21

We believe that the financial terms of the agreement are attractive based upon the recent earnings performance of each company, each Boards' familiarity with the other company's business, the current and prospective economic and regulatory environment, and each Boards' belief that the other company is an attractive choice as a long term affiliation partner. The merger will offer more products and services to Community Federal Bank's customers, including electronic banking products.

To review the background of and reasons for the merger in greater detail, please see page 20.

THE STOCKHOLDERS' MEETING
PAGE 16 AND PAGE 17

First M&F Stockholders. The First M&F special meeting will be held at 221 Washington Street, Kosciusko, Mississippi, at ______ a.m. on ________, 1999. At the special meeting, First M&F stockholders will be asked to approve the merger agreement.

Community Federal Stockholders. The Community Federal special meeting will be held at 333 Court Street, Tupelo, Mississippi, at _____ p.m. on _________, 1999. At the special meeting, Community Federal stockholders will be asked to approve the merger agreement.

OUR RECOMMENDATIONS TO STOCKHOLDERS
PAGE 20 AND PAGE 21

First M&F Stockholders. The First M&F Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

Community Federal Stockholders. The Community Federal Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER
PAGE 16 AND PAGE 17

First M&F Stockholders. You can vote at the First M&F special meeting if you owned First M&F common stock as of the close of business on _____________, 1999, the record date. On that date, [3,639,779] shares of First M&F common stock were outstanding and therefore are allowed to vote at the First M&F special meeting. You will be able to cast one vote at the First M&F special meeting for each share of First M&F common stock you owned on __________, 1999.

Community Federal Stockholders. You can vote at the Community Federal special meeting if you owned Community Federal common stock as of the close of business on _________, 1999, the record date. On that date, 4,266,150 shares of Community Federal common stock were outstanding and therefore are allowed to vote at the Community Federal special meeting. You will be able to cast one vote for each share of Community Federal common stock you owned on __________, 1999.

VOTES REQUIRED
PAGE 18

First M&F Stockholders. In order for the merger to be approved, First M&F stockholders holding a majority of the outstanding shares of the common stock on the record date must vote in favor of the merger.

All together, the directors and officers of First M&F can cast approximately 29.5% of the votes entitled to be cast at the First M&F special meeting. We expect that they will vote all of their shares in favor of the merger.

Community Federal Stockholders. In order for the merger to be approved, Community Federal stockholders holding a majority of the outstanding shares of common stock on the record date must vote in favor of the merger.

All together, the directors and officers of Community Federal can cast approximately 12.5% of the votes entitled to be cast at the Community Federal special meeting. We expect that they will vote all of their shares in favor of the merger.

THE MERGER
PAGE 19

We propose to merge Community Federal into First M&F Corporation. We have attached the merger agreement to this Joint Proxy Statement-Prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

THE EXCHANGE RATIO
PAGE 19

In the merger, each outstanding share of Community Federal common stock will be converted into $8.8457 in cash and .2855 shares of First M&F common stock. The exchange ratio will be adjusted if First M&F increases its number of shares of common stock outstanding from the figures disclosed in this Joint Proxy Statement-Prospectus. It may also be adjusted if the average market price of First M&F common stock is less than $26.00 during a period prior to the closing.

CONDITIONS TO COMPLETION OF THE MERGER
PAGE 34

The completion of the merger depends on a number of standard conditions being met, including approval of the merger by the stockholders of First M&F and Community Federal and receipt of all required regulatory approvals.

In addition, the obligation of Community Federal to consummate the merger is also conditioned on the receipt of an opinion from Watkins Ludlam Winter & Stennis, P.A. as to the tax treatment of the merger.

The obligation of First M&F to consummate the merger is also conditioned upon the receipt of affiliate agreements from each person who serves as an executive officer or director of Community Federal and the receipt of executed non-competition agreements with Jim Ingram and H. Lewis Whitfield.

A party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is not required to. We can't be certain whether or when any of the conditions we've listed will be satisfied or waived or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT
PAGE 36

We can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of both our companies have already voted to approve it. Also, First M&F can terminate the merger agreement if the holders of 20% or more of the outstanding Community Federal common stock exercise dissenters' appraisal rights.

The Board of Community Federal may terminate the agreement, during a set time period, in the event that the First M&F stock price falls below $26 per share and First M&F does not increase the exchange ratio.

Moreover, either of us can terminate the merger agreement in the following circumstances:

1. after a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger;

2.     if the merger isn't completed by March 31, 2000;

3. if the First M&F stockholders or the Community Federal stockholders don't approve the merger; or

4. if the other party violates, in a significant way, any of its representations, warranties or obligations under the merger agreement.

Generally, a party can only terminate the merger agreement in one of the preceding four situations if that party isn't in violation of the merger agreement or if its violations of the merger agreement aren't the cause of the event permitting termination.

FEDERAL INCOME TAX CONSEQUENCES
PAGE 37

We have structured the merger with the intent that First M&F, Community Federal, and our stockholders won't recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with cash received by Community Federal stockholders. We have conditioned the merger on the receipt of a legal opinion that this will be the case, but this opinion won't bind the Internal Revenue Service, which could take a different view.

THIS TAX TREATMENT WILL NOT APPLY TO ANY STOCKHOLDER WHO DISSENTS FROM THE MERGER UNDER MISSISSIPPI OR DELAWARE LAW.

Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

ACCOUNTING TREATMENT
PAGE 41

The purchase method of accounting will be used to reflect the merger.

OPINIONS OF FINANCIAL ADVISORS
PAGE 22 AND PAGE 27

First M&F Stockholders. In deciding to approve the merger, our Board considered the opinion of its financial advisor, Morgan Keegan & Company, Inc., that the consideration to be paid was fair, from a financial point of view, to First M&F stockholders. We have attached this opinion as Appendix D to this document. You should read it carefully.

Community Federal Stockholders. In deciding to approve the merger, our Board considered the opinion of its financial advisor, Trident Securities, that the exchange ratio was fair from a financial point of view to Community Federal stockholders. We have attached this opinion as Appendix E to this document. You should read it carefully.

BOARD OF DIRECTORS AND MANAGEMENT OF FIRST M&F FOLLOWING THE MERGER
PAGE 38

Board of Directors. After the merger is completed, the Board of Directors of First M&F will continue as the Board of Directors of the surviving corporation. The Board of First M&F has agreed to nominate Jim Ingram, Charles V. Imbler, Sr., and L. F. Sams, Jr. for election to the Board of Directors of First M&F at the Year 2000 Annual Meeting of Shareholders, and the members of the Board have agreed to vote their shares in favor of the election of the nominees.

Advisory Boards. After the merger is completed, Jim Ingram, Charles V. Imbler, Sr., and L. F. Sams, Jr. will be appointed to serve as members of a Special Advisory Board until the Year 2000 Annual Meeting of Stockholders.

All non-employee directors of Community Federal, other than those appointed to the Special Advisory Board, have been requested by First M&F to serve as members of an advisory board.

Management. Mr. Jim Ingram, who is the Chief Executive Officer of Community Federal and Community Federal Bank, will become a consultant of First M&F after the merger. Mr. Ingram has agreed to a two year Consulting Agreement. During the term of this agreement, Mr. Ingram will receive $75,000 per year in return for his services.

Mr. Lewis Whitfield, who is Community Federal Bank's President, will become President of the Tupelo Division of First M&F after the merger.

Please refer to page 39 for more information concerning employment arrangements and interests of Community Federal directors and officers in the merger.

INTERESTS OF OTHER PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS
PAGE 38

In addition to the agreements described in the preceding paragraphs, certain officers of Community Federal have interests in the merger that are different from, or in addition to, their interests as stockholders of Community Federal. In particular, existing employment agreements between Community Federal, Community Federal Bank and Messrs. Ingram and Whitfield provide them with certain benefits upon a change in control of Community Federal. Messrs. Ingram and Whitfield and First M&F have agreed to cash lump sum payments in satisfaction of these obligations. Mr. Ingram will receive $320,000.00 and Mr. Whitfield will receive $355,000.00.

Messrs. Ingram and Whitfield have also agreed to enter into Non-Competition Agreements with First M&F and Merchants & Farmers Bank, pursuant to which each will receive a lump sum payment of $75,000.00.

Members of Community Federal's Board and its officers also are entitled to indemnification and liability insurance under the merger agreement.

Please refer to page 39 for more information concerning employment arrangement and interests of Community Federal directors and officers in the merger.

DISSENTERS' APPRAISAL RIGHTS
PAGE 49

First M&F Stockholders. Mississippi law permits you to dissent from the merger and to have the fair value of your stock appraised by a court. To do this, you must follow certain procedures, including the filing of certain notices with us and refraining from voting your shares in favor of the merger. If you dissent from the merger, your only right will be to receive the appraised value of your First M&F stock in cash.

Community Federal Stockholders. Delaware law permits you to dissent from the merger and to have the fair value of your stock appraised by a court. To do this, you must follow certain procedures, including the filing of certain notices with us and not voting your shares of stock in favor of the merger. If you dissent from the merger, your only right will be to receive the appraised value of your Community Federal stock in cash.

REGULATORY APPROVALS
PAGE 34

We can't complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. The U.S. Department of Justice also has input into the Federal Reserve Board's approval process. Federal law requires us to wait for up to 30 days before completing the merger after the Federal Reserve Board has approved it.

The notice to the Federal Reserve Board was filed on August 3, 1999; however, the Federal Reserve Board has not yet acted on the application.

While we don't know of any reason why we shouldn't obtain this regulatory approval in a timely manner, we can't be certain when we'll obtain it or that we will obtain it.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
PAGE 55

We have each made forward-looking statements in this document, and in documents to which we refer you in this document, that contain certain forward-looking statements, including statements concerning stockholder value and revenue options. These forward-looking statements involve risks and uncertainties. Many possible events or factors could cause the actual results to differ materially from those expressed in our forward-looking statements.

                             SELECTED FINANCIAL DATA

       The following tables show summarized historical financial data, audited and unaudited, for each of our companies and also show similar pro forma information reflecting the merger of our two companies. The pro forma information reflects the "purchase" method of accounting for the merger.

       We expect that we will incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma income statement information. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the six-month period ended June 30, 1999 doesn't indicate what the results will be for the full 1999 fiscal year.

       The information in the following tables is based on the historical financial information of our companies that has been presented in our prior filings with the SEC. All of the summary financial information provided in the following tables should be read in connection with this historical financial information which has also been incorporated into this Joint Proxy Statement-Prospectus by reference. See "References To Additional Information" and "Information Incorporated By Reference." First M&F's annual financial statements were audited by Shearer, Taylor & Co., P.A. and Community Federal's annual financial statements were audited by Arthur Andersen LLP, independent Certified Public Accountants to each of our companies. The financial information as of or for the interim periods ended June 30, 1999 and 1998 has not been audited and in the respective opinions of management reflects all adjustments, consisting only of normal recurring adjustments, necessary to a fair presentation of such data.

FIRST M&F CORPORATION
SELECTED FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        For the six month
                                       period ended June 30,        For the year ended December 31,
                                     -----------------------  --------------------------------------------
                                           1999      1998     1998      1997     1996       1995      1994
                                           ----      ----     ----      ----     ----       ----      ----
     CONDENSED INCOME DATA
     (THOUSANDS)

     Net interest income                 13,620    12,229   25,619    24,676   23,030     20,984    18,764
     Provision for loan losses            1,102       944    1,965     2,062    1,233      1,555       971
     Noninterest income                   3,199     2,851    5,501     5,241    4,765      4,513     3,666
     Noninterest expense                 10,095     8,782   18,718    16,416   16,063     15,557    15,004
     Income taxes                         1,447     1,367    2,595     3,293    2,876      2,006     1,590
                                         ------    ------   ------    ------   ------     ------    ------
     Net income                           4,176     3,987    7,842     8,146    7,623      6,379     4,865
                                         ======    ======   ======    ======   ======     ======    ======

     END OF PERIOD BALANCE
     SHEET ITEMS (THOUSANDS):
     Assets                             717,285   684,410  702,006   621,458  563,677    544,190   481,940
     Total net loans                    431,903   384,583  408,349   370,590  354,030    303,763   272,438
     Deposits                           637,454   613,832  625,398   543,006  496,793    437,270   389,017
     Long-term debt                      14,077     5,991    9,399    16,417   10,453     11,045     8,078
     Shareholders' equity                61,923    59,976   63,512    57,646   52,211     47,429    36,953


     PER SHARE DATA:

     Net income                            1.15      1.10     2.16      2.24     2.10       1.80      1.45
     Cash dividends declared               0.50      0.48     0.96      0.88     0.75       0.62      0.49
     Book value, end of period            17.01     16.49    17.45     15.85    14.35      13.05     10.98


     SHARES OUTSTANDING
     (THOUSANDS):
     Average                              3,640     3,638    3,638     3,638    3,636      3,538     3,364
     End of period                        3,640     3,640    3,640     3,638    3,638      3,638     3,368


COMMUNITY FEDERAL BANCORP, INC.
SELECTED FINANCIAL DATA (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                             For the nine month
                                            period ended June 30,        For the year ended September 30,
                                               1999      1998        1998     1997     1996     1995     1994
                                               ----      ----        ----     ----     ----     ----     ----
     CONDENSED INCOME DATA (THOUSANDS):

     Net interest income                      5,474     5,242        7,034    7,484    6,200    4,749    3,573
     Provision for loan losses                   62        55          235       20       20       30       25
     Noninterest income                       1,273       915        1,929      227      188      132      752
     Noninterest expense                      3,079     2,593        3,860    2,926    3,036    1,672    1,840
     Income taxes                             1,294     1,229        1,817    1,728    1,184    1,144    1,012
                                              -----     -----        -----    -----    -----    -----    -----
     Income before cumulative effect of
      changes in accounting principles,
      net of tax                              2,312     2,280        3,051    3,037    2,148    2,035    1,448
     Cumulative effect of changes in
      accounting principles, net of tax           -         -            -        -        -        -      131
                                              -----     -----        -----    -----    -----    -----    -----
     Net income                               2,312     2,280        3,051    3,037    2,148    2,035    1,317
                                              =====     =====        =====    =====    =====    =====    =====

     END OF PERIOD BALANCE SHEET ITEMS
     (THOUSANDS):
     Assets                                 308,690   263,246      275,320  215,938  204,017  162,042  154,600
     Total net loans                        141,822   140,501      141,414  127,335  117,631   97,988   84,269
     Deposits                               151,776   143,097      144,802  132,718  131,740  134,555  131,989
     Long-term debt                          92,323    54,592       65,451   18,282        -    1,000        -
     Shareholders' equity                    58,252    58,635       57,565   58,563   67,139   23,427   20,394

     PER SHARE DATA:
     Net income                                 .60       .56          .76      .72      .27      N/A      N/A
     Cash dividends declared                    .26       .24          .32     2.80      .15      N/A      N/A
     Book value, end of period                13.66     13.33        13.33    12.65    14.50      N/A      N/A

     SHARES OUTSTANDING (THOUSANDS):
     Average                                  3,835     4,058        4,014    4,216    4,266      N/A      N/A
     End of period                            4,266     4,398        4,318    4,629    4,629      N/A      N/A


PRO FORMA CONDENSED FINANCIAL INFORMATION

       The following tables present certain pro forma unaudited combined condensed financial information from the pro forma unaudited combined condensed statements of income for the six month period ended June 30, 1999, and for the year ended December 31, 1998, and the pro forma unaudited combined condensed balance sheet at December 31, 1998. First M&F's fiscal year ends December 31 and Community Federal's fiscal year ends September 30, 1998. In the following table, financial data for the fiscal year ended December 31, 1998 include Community Federal financial data for the 12 months ended September 30 and information regarding First M&F is presented consistent with the fiscal year of First M&F ended December 31. The information for the six months ended June 30, 1999, is based on the respective historical unaudited financial statements of First M&F and Community Federal.

       The information in the following table is based on the historical financial information that has been presented in prior SEC filings. This information has been incorporated into this Joint Proxy Statement-Prospectus by reference. See "References To Additional Information" and "Information Incorporated By Reference."

       The pro forma financial information assumes an exchange ratio of .2855 shares of First M&F common stock for each share of Community Federal common stock outstanding.

       The pro forma information in the tables assumes that the merger is accounted for using the purchase method of accounting. The merger will be accounted for as a "purchase," which means that the purchase price will be allocated to the assets acquired and the liabilities assumed by First M&F based on their estimated fair values at the time Community Federal and First M&F are combined. For a more detailed description of purchase accounting, see "The Merger -- Accounting Treatment."

       The summary unaudited pro forma financial information should be read in conjunction with the pro forma financial information and the related notes thereto presented on page 57 in this Joint Proxy Statement-Prospectus and the consolidated financial statements and related notes incorporated by reference in this Joint Proxy Statement-Prospectus.

       The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

SELECTED PRO FORMA CONDENSED FINANCIAL DATA
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               As of and          As of or
                                              for the six          for the
                                              months ended        year ended
                                              June 30, 1999    December 31, 1998

     INCOME DATA (THOUSANDS):
            Net interest income                  16,364             30,719
            Provision for loan losses             1,142              2,200
            Noninterest income                    4,012              7,431
            Noninterest expense                  12,718             23,580
            Income taxes                          1,922              3,641
                                                 ------             ------
            Net income                            4,594              8,729
                                                 ======             ======
     END OF PERIOD BALANCE SHEET ITEMS
     (THOUSANDS):
            Assets                            1,006,318            958,357
            Total net loans                     574,196            550,233
            Deposits                            789,690            770,660
            Long-term debt                      106,400             74,851
            Shareholders' equity                 99,680            101,269
     PER SHARE DATA:
            Net income                             0.93               1.73
            Cash dividends declared                0.50               0.96
            Book value, end of period             20.38              20.51
     SHARES OUTSTANDING (THOUSANDS)
            Average                               4,937              5,044
            End of period                         4,890              4,937

ACTUAL AND PRO FORMA COMPARATIVE UNAUDITED PER SHARE DATA

      The following table shows information about our companies' income per share, dividend per share and book value per share, and similar information reflecting the merger, which is referred to as "pro forma" information.

      In presenting the comparative pro forma information for certain time periods, we have assumed that the merger is accounted for using the purchase method of accounting.

      The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of .2855.

      We expect that we will incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn more revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma information, except for the pro forma combined condensed balance sheet. For that reason, the pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the six-month period ended June 30, 1999 doesn't indicate what the results will be for the full 1999 fiscal year.

      The information in the following table is based on the historical financial information that has been presented in prior SEC filings. This information has been incorporated into this Joint Proxy Statement-Prospectus by reference. See "References To Additional Information" and "Information Incorporated By Reference."

                                            For the six       For the year
                                            months ended         ended
                                            June 30, 1999   December 31, 1998

FIRST M&F COMMON STOCK
Income from continuing operations per
common shares, primary:
       Historical                                 1.15           2.16
       Pro Forma                                   .91           1.68
Cash dividends declared per common share:
       Historical                                 0.50           0.96
       Pro Forma                                  0.50           0.96
Book value per common share as of end of
       Historical                                17.01          17.45
       Pro Forma                                 20.38          21.85


COMMUNITY FEDERAL COMMON STOCK
Income from continuing operations per
common share, primary:
       Historical                                 0.37           0.76
       Equivalent Pro Forma                       0.27           0.49
Cash dividends declared per common shares:
       Historical                                 0.17           0.32
       Equivalent Pro Forma                       0.14           0.27
Book value per common share as of end of
       Historical                                13.66          13.33
       Equivalent Pro Forma                       5.82           6.24


PRICE RANGE OF COMMON STOCK AND DIVIDENDS

       First M&F is listed for quotation on the NASDAQ National Market System under the trading symbol FMFC. As of June 30, 1999, First M&F common stock was held of record by approximately 622 persons. The following table sets forth the high and low closing sale prices of First M&F common stock as reported by NASDAQ.

       Community Federal common stock is also listed on the NASDAQ National Market System under the trading symbol CFTP. As of June 30, 1999, Community Federal common stock was held of record by approximately ____ persons. The following table sets forth the high and low closing sale prices of Community Federal common stock as reported by NASDAQ.

                                      First M&F            Community Federal
                                       Closing               Closing Sales
                                     Sales Prices               Prices

                                    High     Low          High         Low

YEAR ENDED DECEMBER 31, 1997:
       First Quarter                28.00    25.00        20.00        16.75
       Second Quarter               29.25    26.50        20.75        16.875
       Third Quarter                30.00    27.50        18.75        17.25
       Fourth Quarter               44.00    30.50        22.00        16.375
YEAR ENDED DECEMBER 31, 1998:
       First Quarter                45.00    37.75        20.8125      18.125
       Second Quarter               48.00    42.00        18.875       17.25
       Third Quarter                44.50    33.50        17.75        14.00
       Fourth Quarter               37.00    31.00        15.75        13.625
YEAR ENDED DECEMBER 31, 1999:
       First Quarter                39.00    31.75        16.00        11.50
       Second Quarter               33.50     29.375      16.00        11.875


DIVIDENDS

       The following table sets forth dividends declared per share of First M&F common stock and Community Federal common stock, respectively, for the periods indicated. The ability of either First M&F or Community Federal to pay dividends to its respective stockholders is subject to certain restrictions. See "Information About Our Stock - First M&F Capital Stock" and "Information About Our Stock - Comparative Rights of Stockholders of First M&F and Community Federal."

                                          First M&F        Community Federal
                                          Dividends            Dividends
                                          ---------        -----------------
YEAR ENDED DECEMBER 31, 1997:
   First Quarter                            0.20                .075
   Second Quarter                           0.22               2.575(1)
   Third Quarter                            0.22                .075
   Fourth Quarter                           0.24                .075
YEAR ENDED DECEMBER 31, 1998:
   First Quarter                            0.24               0.08
   Second Quarter                           0.24               0.08
   Third Quarter                            0.24               0.08
   Fourth Quarter                           0.24               0.085
YEAR ENDED DECEMBER 31, 1999:
   First Quarter                            0.25               0.085
   Second Quarter                           0.25               0.085

____________________________________

     (1) A special dividend of $2.50 was paid in the second quarter of 1997 in addition to the regular quarterly dividend of .075.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

       The following table sets forth the closing prices per share of First M&F common stock and Community Federal common stock as reported on the NASDAQ National Market System on (1) July 8, 1999, the last full trading day prior to the public announcement of the merger, and (2) ________, the last full trading day for which closing prices were available at the time of the printing of this Joint Proxy Statement-Prospectus.

       The following table also sets forth, in the column titled "Equivalent per Share Price," the value, including any premium, you would have received for each share of Community Federal common stock, if the merger had been completed, and you had exchanged your shares of Community Federal common stock for shares of First M&F common stock and cash on the dates listed.


                       Community Federal       First M&F           Equivalent
                            Common               Common               per
                            Stock                Stock             Share Price
                          ---------             ---------          -----------

       July 8, 1999         16.00                33.00                18.26
       _____, 1999          _____                _____                _____

       Because the market price of First M&F common stock and Community Federal common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

                                  INTRODUCTION

INFORMATION ABOUT FIRST M&F

         First M&F Corporation is a bank holding company under the Bank Holding Company Act. It engages exclusively in the banking business through its subsidiary, Merchants & Farmers Bank. The principal executive offices of First M&F and Merchants & Farmers Bank are located at 221 Washington Street, Kosciusko, Mississippi. The mailing address of the principal executive office is Post Office Box 520, Kosciusko, Mississippi 39090 and the telephone number is
(662) 289-5121.

         First M&F was incorporated in 1979 by management of Merchants & Farmers Bank and became the parent of Merchants & Farmers Bank through an exchange offer pursuant to which First M&F issued shares of common stock and debentures in exchange for the then outstanding shares of Merchants & Farmers Bank. First M&F presently owns 100% of the outstanding stock of Merchants & Farmers Bank.

         Merchants & Farmers Bank was chartered and organized under the laws of the State of Mississippi in 1890. Merchants & Farmers Bank offers a complete range of commercial and consumer banking services through its main office and two branch offices in Kosciusko and over thirty locations in Ackerman, Brandon, Bruce, Canton, Cleveland, Clinton, Durant, Grenada, Lena, Madison, Oxford, Pearl, Philadelphia, Pittsboro, Puckett, Ridgeland, Southaven, Starkville and Weir, Mississippi. Merchants & Farmers Bank makes commercial, real estate, consumer and agricultural loans and offers a variety of trust services.

         Merchants & Farmers Bank has a wholly-owned finance company subsidiary, M&F Financial Services, Inc., located in Bruce, Mississippi. Merchants & Farmers Bank also has a wholly-owned credit insurance subsidiary, First M&F Insurance Company, Inc., based in Kosciusko. Merchants & Farmers Bank also has a wholly-owned real estate property management subsidiary, Merchants and Farmers Bank Securities Corp., Inc., based in Kosciusko and a wholly-owned insurance agency, M&F Insurance Agency, Inc.

INFORMATION ABOUT COMMUNITY FEDERAL

         Community Federal Bancorp, Inc. is a unitary savings and loan holding company. It engages exclusively in the banking business through its subsidiary, Community Federal Bank. The principal executive offices of Community Federal and Community Federal Bank are located at 333 Court Street, Tupelo, Mississippi 38801. The mailing address of the principal executive office is Post Office Box F, Tupelo, Mississippi 38802 and the telephone number is (662) 842-3981.

       Community Federal was incorporated in 1995 by management of Community Federal Bank and became the parent of Community Federal Bank through an exchange offer with the stockholders of Community Federal Bank. Community Federal presently owns 100% of the outstanding stock of Community Federal Bank. Community Federal Bank, through its main office and branches which are located in Tupelo, primarily focuses on originating one- to four- family residences, but also makes other mortgage loans, business loans, and consumer loans.

                                  THE MEETINGS

FIRST M&F SPECIAL MEETING

       GENERAL. This Joint Proxy Statement-Prospectus is first being mailed by First M&F on or about ______________, 1999, to the stockholders of First M&F in connection with the solicitation of proxies on behalf of the Board of Directors of First M&F for use at a special meeting of stockholders of First M&F (the "First M&F Meeting") to be held on____________, 1999, at ____ p.m. at 221
Washington Street, Kosciusko, Mississippi and at any adjournments or postponements thereof and is accompanied by the Notice of Meeting and a form of proxy. At the First M&F Meeting, First M&F stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 8, 1999, by and between First M&F and Community Federal, providing for the merger of Community Federal with First M&F.

       SOLICITATION, VOTING AND REVOCATION OF PROXIES. When a proxy in the form accompanying this Joint Proxy Statement-Prospectus is properly executed and returned, the shares represented thereby will be voted in the manner specified therein. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR"
APPROVAL OF THE MERGER.   An instruction to abstain from voting on the merger
agreement will be considered present for quorum purposes but will have the same effect as a vote against the merger agreement. To preserve any statutory dissenters' appraisal rights a stockholder may otherwise wish to exercise, a stockholder must not vote his shares in favor of the proposed merger.

       No other matters are expected to be considered at the First M&F Meeting, but if any other matters should properly come before the First M&F Meeting, it is intended that proxies will be voted on all such matters in accordance with the judgment of the person(s) voting them.

       Any proxy may be revoked at any time before it is voted. A stockholder may revoke a proxy:

        (1)    by submitting a proxy bearing a later date;

        (2) by giving written notice of revocation to the Secretary of First M&F; or

        (3) upon request, if such stockholder is present at the First M&F Meeting and elects to vote in person.

       Mere attendance at the First M&F Meeting will not, of itself, revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken before receipt of the revocation.

       The cost of soliciting proxies will be borne by First M&F. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram, by directors, officers and employees of First M&F who will not receive any additional compensation for so doing. In addition, First M&F will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. First M&F will reimburse such record holders for their reasonable expenses in so doing.

       SHARES ENTITLED TO VOTE; QUORUM. Only stockholders of First M&F as of the close of business on __________, 1999 (the "First M&F Record Date"), are entitled to notice of and to vote at the First M&F Meeting. As of the First M&F Record Date, there were [3,639,779] shares of First M&F common stock outstanding, each of which is entitled to one vote on all matters to come before the First M&F Meeting. The presence at the First M&F Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of First M&F common stock is necessary to constitute a quorum. Therefore, not returning your proxy card would make it more difficult to obtain a quorum because your shares would not be counted as present at the First M&F Meeting for quorum purposes.

       VOTES REQUIRED. Approval of the merger requires the affirmative vote of the holders of at least a majority of the voting power of the First M&F common stock present, in person or by proxy, at the First M&F Meeting. As of the First M&F Record Date, directors and executive officers of First M&F and their affiliates were the beneficial owners of approximately 29.5% of the outstanding First M&F common stock entitled to vote at the First M&F Meeting, and it is expected that all such shares will be voted in favor of the merger.

       DISSENTERS' APPRAISAL RIGHTS. Under Article 13 of the Mississippi Business Corporation Act, each First M&F stockholder who dissents from the merger has the right to have the fair value of such First M&F's shares appraised and paid to such First M&F stockholder in cash. See "Additional Information -- Dissenters' Appraisal Rights" and Appendix C.

       RECOMMENDATION OF FIRST M&F BOARD OF DIRECTORS. The First M&F Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby. The Board believes the merger is fair to and in the best interests of the First M&F stockholders and unanimously recommends that the stockholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated thereby. See "The Merger -- Background of and Reasons for the Merger."

COMMUNITY FEDERAL SPECIAL MEETING

       GENERAL. This Joint Proxy Statement-Prospectus is first being mailed by Community Federal on or about ______________, 1999, to the stockholders of Community Federal in connection with the solicitation of proxies on behalf of the Board of Directors of Community Federal for use at a special meeting of stockholders (the "Community Federal Meeting") to be held on____________, 1999, at ____ p.m. at 333 Court Street, Tupelo, Mississippi and at any adjournments or postponements thereof and is accompanied by the Notice of Meeting and a form of proxy. At the Community Federal Meeting, Community Federal stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 8, 1999, by and between Community Federal and First M&F, providing for the merger of Community Federal with First M&F.

       SOLICITATION, VOTING AND REVOCATION OF PROXIES. When a proxy in the form accompanying this Joint Proxy Statement-Prospectus is properly executed and returned, the shares represented thereby will be voted in the manner specified therein. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE MERGER AGREEMENT. An instruction to abstain from voting on the merger agreement will be considered present for quorum purposes but will have the same effect as a vote against the merger agreement. Only a vote to abstain or against the merger agreement will preserve any statutory dissenters' appraisal rights a stockholder may otherwise wish to exercise.

       No matters are expected to be considered at the Community Federal Meeting other than the proposal to approve the merger agreement, but if any other matters should properly come before the Community Federal Meeting, it is intended that proxies will be voted on all such matters in accordance with the judgment of the person(s) voting them.

       Any proxy may be revoked at any time before it is voted. A stockholder may revoke a proxy:

        (1)    by submitting a proxy bearing a later date;

        (2) by giving written notice of revocation to the Secretary of Community Federal; or

        (3) upon request, if such stockholder is present at the Community Federal Meeting and elects to vote in person.

       Mere attendance at the Community Federal Meeting will not, of itself, revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken before receipt of the revocation.

       The cost of soliciting proxies will be borne by Community Federal. Community Federal has made arrangements with Regan & Associates, Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay $4,000, plus expenses, for such services. In addition, Community Federal will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Community Federal will reimburse such record holders for their reasonable expenses in so doing. If necessary, proxies may also be solicited personally, by telephone, telecopier, or telegram, by directors, officers and employees of Community Federal who will not receive any additional compensation for so doing.

       SHARES ENTITLED TO VOTE; QUORUM. Only stockholders of Community Federal as of the close of business on __________, 1999 (the "Community Federal Record Date"), are entitled to notice of and to vote at the Community Federal Meeting. As of the Community Federal Record Date, there were 4,266,150 shares of Community Federal common stock outstanding, each of which is entitled to one vote on all matters to come before the Community Federal Meeting. The presence at the Community Federal Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Community Federal common stock is necessary to constitute a quorum. Therefore, not returning your proxy card would make it more difficult to obtain a quorum because your shares would not be counted as present at the Community Federal Meeting for quorum purposes.

       VOTES REQUIRED. Approval of the merger requires the affirmative vote of the holders of at least a majority of the voting power of the Community Federal common stock present, in person or by proxy, at the Community Federal Meeting. As of the Community Federal Record Date, directors and executive officers of Community Federal and their affiliates were the beneficial owners of approximately 12.5% of the outstanding Community Federal common stock entitled to vote at the Community Federal Meeting, and it is expected that all such shares will be voted in favor of the merger.

       DISSENTERS' APPRAISAL RIGHTS. Under Section 262 of the Delaware General Corporation Law, each Community Federal stockholder who does not vote in favor of the merger agreement and files a demand for appraisal prior to the Community Federal Meeting has the right to obtain cash payment for the fair value of his shares. See "Additional Information -- Dissenters' Appraisal Rights" and Appendix B.

       RECOMMENDATION OF COMMUNITY FEDERAL BOARD OF DIRECTORS. The Community Federal Board of Directors has unanimously approved the merger agreement and the transactions contemplated thereby. The Board believes the merger is fair to and in the best interests of the Community Federal stockholders and unanimously recommends that the stockholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated thereby. See "The Merger -- Background of and Reasons for the Merger."

                                   THE MERGER

       The following description of the merger agreement is not complete, but is a summary of some of the material terms. The merger agreement is attached as Appendix A to this Joint Proxy Statement-Prospectus. You are urged to read the merger agreement carefully.

DESCRIPTION OF THE MERGER

       Subject to the terms and conditions of the merger agreement, Community Federal will be merged with and into First M&F. As a result of the merger, the separate corporate existence of Community Federal will cease and First M&F will be the surviving corporation and will continue to exist as a Mississippi corporation.

       Subject to the satisfaction or waiver of certain conditions, the proposed merger will become effective upon the filing of articles of merger in the offices of the Secretary of State of the State of Mississippi and Delaware. See "The Merger -- Regulatory Approvals and Other Conditions to the Merger."

       The effective date of the merger will be the date of filing of the articles of merger. The proposed merger will have the effects set forth in
Article 11 of the Mississippi Business Corporation Act and Section 252 of the Delaware General Corporation Law, and the articles of incorporation and bylaws of the surviving corporation shall be the articles of incorporation and bylaws of First M&F in effect immediately prior to the filing of the articles of merger.

       The directors of First M&F immediately following the merger shall be those directors of First M&F immediately prior to the proposed merger.

       As a result of the merger, all shares of Community Federal common stock will cease to be outstanding, and each holder of a certificate for shares of Community Federal common stock will thereafter cease to have any rights with respect to such shares, and the Community Federal stock certificate will thenceforth represent the right to receive the cash and the number of shares of First M&F common stock into which the common stock represented thereby was
converted, and cash for fractional shares of First M&F common stock.   No
fractional shares of First M&F common stock will be issued, but cash will be paid to holders in respect of any fractional share of First M&F common stock that would otherwise be issuable.

       On the date of filing of the articles of merger, each share of Community Federal common stock issued and outstanding immediately prior to that date, other than shares of Community Federal common stock owned by stockholders who perfect appraisal rights, will be converted into:

        (a) .2855 shares of First M&F common stock,

        (b) $8.8457 in cash, and

        (c) cash in lieu of fractional shares based upon the price of First M&F common stock.

       If First M&F changes its number of outstanding shares as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the exchange ratio will be appropriately adjusted.

       It is expected that the market price of First M&F common stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the merger is consummated and thereafter. Because the exchange ratio is fixed and because the market price of First M&F common stock is subject to fluctuation, the value of the shares of First M&F common stock that holders of Community Federal common stock will receive in the merger may increase or decrease prior to the merger. For further information concerning the historical market prices of First M&F common stock and Community Federal common stock, see "Selected Financial Data - Price Range of Common Stock and Dividends." No assurance can be given concerning the market price of First M&F common stock before or after the merger.

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

       On January 7, 1999, Trident Securities, Community Federal's financial advisor, met with the Board of Community Federal to review strategic options for increasing stockholder value. Trident reviewed a number of capital management scenarios, including but not limited to the possibility of merging with another financial institution. At that time, Trident presented Community Federal with a range of values Community Federal might expect to receive in a merger context. The Board of Directors determined that the best strategy for increasing the value of stockholder's investment in Community Federal would be a sale of Community Federal to a larger institution. On February 12, 1999 Community Federal engaged Trident to assist Community Federal in exploring the possibility of a merger with another financial institution, and to render a fairness opinion in the event of a successful merger transaction.

       On February 18, 1999 Trident again met with the Board to review a list of bank and thrift holding companies that might be interested in merging with Community Federal. At that meeting the Board authorized Trident to contact six companies that were considered appropriate acquirors. During March 1999, Trident contacted the six companies. Of the six companies contacted, none chose to submit a non-binding indication of interest. On April 1, 1999 Trident again met with the Board to review progress to date and review Community Federal's options for continuing with the process for the possible sale of the company. At that meeting, the Board authorized Trident to contact two additional companies. In April 1999, Trident contacted the two companies. On May 14, 1999, First M&F submitted its initial offer. The other company contacted in April chose not to submit an offer. After reviewing the offer with Trident, the Board elected to continue merger discussions with First M&F.

       During June of 1999, representatives of both First M&F and Community Federal conducted due diligence of the other's financial condition, business and operations. Negotiations on the terms of the Agreement and Plan of Merger were finalized in early July. Due to the price and form of consideration offered by First M&F, and having contacted several other companies previously, Community Federal did not solicit additional offers or enter into negotiations with any other party.

       At a meeting of the Community Federal Board of Directors held on July 8, 1999, the management of Community Federal as well as Community Federal's legal counsel and Trident reviewed, among other things, a summary of management's due diligence findings and the terms of the proposed merger. The Community Federal Board of Directors unanimously approved and authorized the execution of the Agreement and Plan of Merger and the Stock Option Agreement, which were executed on July 8, 1999.

Community Federal's Reasons for the Merger

          In reaching its determination that the merger and the Agreement and Plan of Merger are fair to, and in the best interests of Community Federal Bancorp and its shareholders, Community Federal's Board of Directors consulted with its financial advisor, as well as with Community Federal's management, and considered a number of factors, including, without limitation, the following:

          (a) the Board of Directors belief that the terms of the Agreement and Plan of Merger are attractive in that it provides that Community Federal's shareholders will become shareholders of First M&F, a company that the Board of Directors believes has positive future prospects;

          (b) the written opinion of Trident Securities that the consideration to be paid by First M&F is fair to Community Federal's shareholders from a financial point of view;

          (c) pro forma financial information on the merger, including, among other things, earnings per share, dilution analysis and ratio impact information;

          (d) the sustainability of core earnings by First M&F and potential for growth;

          (e) the taxable nature of the mix of cash and stock to Community Federal's shareholders;

          (f) historical stock price information for both First M&F and Community Federal;

          (g) the Board's review, based on a presentation by Trident regarding Community Federal's due diligence and its analysis of the business, operations, management, earnings and financial condition of First M&F on both a historical and a prospective basis, of (1) the enhanced opportunities for operating efficiencies, particularly in terms of integration of operations and support functions such as product development, asset-liability management, marketing, data processing, loan review and finance and accounting, that could result from the merger and (2) the enhanced opportunities for growth that the merger would make possible, particularly the ability to access the resources of First M&F in designing future products and services that Community Federal does not now offer and in responding to changing competitive, technological and regulatory environments;

          (h) the improvement of the franchise value of Community Federal to its stockholders as a result of the enhanced network and products and services;

          (i) the Board's review of alternatives to the merger, including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling Community Federal and remaining independent and growing through future acquisitions;

          (j) the Board's belief that the merger represents a strategic alliance between First M&F and Community Federal;

          (k) the Board's review of multiples of book value, earnings per share and market price to be paid by First M&F and paid by other acquirors in other comparable recent acquisitions of savings banks and thrifts; and

          (l) the current and prospective industry and economic conditions facing financial institutions, including First M&F and Community Federal.

          In approving the merger, the Board did not identify one factor or group of factors as being more important or significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors.

          The directors of Community Federal believe that the merger is in the best interests of their organization and shareholders. THE COMMUNITY FEDERAL DIRECTORS UNANIMOUSLY RECOMMEND THAT COMMUNITY FEDERAL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

Reasons of First M&F

          In determining whether to merge with Community Federal, the Board of Directors of First M&F consulted with its financial advisor concerning the financial aspects of the transaction and the fairness of the consideration to be paid and with senior management regarding operational matters.

          In reaching its decision to approve the merger, the Board of Directors of First M&F considered the following factors:

          (a) an evaluation of the financial condition and results of operations of Community Federal;

          (b) an evaluation of the legal terms of the merger and the financial terms of the merger, including the fairness opinion of its financial advisor, Morgan Keegan & Company;

          (c) its evaluation that the merger with Community Federal will provide First M&F with an established presence in the Tupelo, Mississippi market area which has been rapidly expanding and which the Board believes will continue to grow;

          (d) its belief that the merger represents an opportunity to leverage First M&F's infrastructure, technology, products, marketing, and lines of business over a larger customer base;

          (e) its belief that the merger will result in increased revenue growth potential based on the combined company's ability to expand the product line and commercial lending in the Tupelo market area;

          (f) the opportunity to bring talented management into the First M&F organization;

          (g) the increased marketability of First M&F stock resulting from the increased number of shareholders due to the merger; and

          (h) the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

          The discussion of the information and factors considered by the First M&F Board is not intended to be exhaustive but includes all material factors considered by the First M&F Board. In reaching its determination to approve the merger, the First M&F Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors.

          BASED ON THE FOREGOING, THE FIRST M&F BOARD HAS APPROVED THE MERGER AGREEMENT, BELIEVE THAT IT IS IN THE BEST INTEREST OF ITS STOCKHOLDERS, AND RECOMMENDS THAT THE FIRST M&F STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FIRST M&F'S FINANCIAL ADVISOR

          First M&F retained Morgan Keegan & Company, Inc. as its financial advisor to render an opinion to the First M&F Board of Directors concerning the fairness, from a financial point of view, to First M&F stockholders of the consideration to be paid pursuant to the merger agreement. Morgan Keegan was retained by First M&F on the basis of, among other things, its experience and expertise in the bank and thrift industries. As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for other various purposes.

          On July 2, 1999, Morgan Keegan delivered its written opinion to the Board of Directors of First M&F to the effect that, as of July 2, 1999 and based upon and subject to certain matters stated in such opinion, the consideration to be paid is fair, from a financial point of view, to First M&F stockholders.

          The full text of the written opinion of Morgan Keegan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix D and is incorporated herein by reference. First M&F stockholders are urged to read this opinion carefully in its entirety. Morgan Keegan's opinion is directed only to the fairness to the First M&F stockholders, from a financial point of view, of the consideration to be paid and does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the First M&F Meeting. The summary of the opinion of Morgan Keegan set forth in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

          In arriving at its opinion, Morgan Keegan reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of First M&F and certain senior officers and other representatives and advisors of Community Federal concerning the businesses, operations and prospects of First M&F and Community Federal. Morgan Keegan examined certain publicly available business and financial information relating to First M&F and Community Federal as well as certain financial forecasts, to the extent publicly available, and other data for First M&F and Community Federal which were provided to Morgan Keegan by or otherwise discussed with the respective management teams of First M&F and Community Federal, including information relating to certain strategic implications and operational benefits anticipated from the merger. Morgan Keegan reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of First M&F and Community Federal common stock; the historical and publicly available projected earnings and operating data of First M&F and Community Federal; and the capitalization and financial condition of First M&F and Community Federal. Morgan Keegan considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Morgan Keegan considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Morgan Keegan considered relevant in evaluating those of First M&F and Community Federal. In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered such other financial, economic and market criteria as Morgan Keegan deemed appropriate to arrive at its opinion. Morgan Keegan noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Morgan Keegan as of the date of its opinion.

          In conducting its review and rendering its opinion, Morgan Keegan assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Morgan Keegan. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Morgan Keegan, the management teams of First M&F and Community Federal advised Morgan Keegan that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgements of the respective management teams of First M&F and Community Federal as to the future financial performance of First M&F and Community Federal and the strategic implications and operational benefits anticipated from the merger. Morgan Keegan assumed, with the consent of the Board of Directors of First M&F, that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Morgan Keegan did not express any opinion as to what the value of First M&F stock actually will be when issued pursuant to the merger or the price at which First M&F common stock will trade subsequent to the merger. In addition, Morgan Keegan did not make or obtain an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of First M&F or Community Federal nor did Morgan Keegan make any physical inspection of the properties or assets of First M&F or Community Federal. Morgan Keegan was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for First M&F or the effect of any other transaction in which First M&F might engage. In addition, Morgan Keegan was not asked to and did not assist in recommending the specific consideration payable in the merger. No other limitations were imposed by First M&F on Morgan Keegan with respect to the investigations made or procedures followed by Morgan Keegan in rendering its opinion.

          The following is a summary of the principal analyses performed by Morgan Keegan in connection with its opinion.

          Summary Transaction Analysis. Morgan Keegan reviewed the terms of the proposed transaction, including the consideration to be received and the aggregate transaction value. Morgan Keegan reviewed the implied value of the consideration offered based upon a market price per share of $31.00, which is the closing price per share of First M&F common stock on Nasdaq, as reported by Bloomberg L.P., on June 21, 1999. This indicates an implied value of $17.70 per share of Community Federal common stock. This assumes 4,266,150 shares of Community Federal common stock outstanding with an exchange ratio of 0.2855 share of First M&F common stock for one (1) share of Community Federal common stock, 462,875 options to purchase one (1) share of Community Federal common stock with an exchange ratio of 0.5710 options to purchase First M&F common stock, which includes any Stock Equivalents and $37.75 million in cash. The implied aggregate transaction value is $76.6 million. Morgan Keegan calculated that as of June 21, 1999, the aggregate transaction value represented 25.07% of the total assets of Community Federal at March 31, 1999, 1.31x Community Federal's stated book value at March 31, 1999 and 24.20x Community Federal's earnings for the last twelve months ended March 31, 1999.

          Comparable Company Analysis for Community Federal. Morgan Keegan reviewed and compared certain financial information relating to Community Federal to corresponding financial information, public market multiples and ratios for six publicly traded banks that it deemed to be comparable to Community Federal. The companies Morgan Keegan used for the purposes of this analysis were Cavalry Bancorp, Inc., First Federal Bancshares of Arkansas, Inc., FirstSpartan Financial Corp., Gaston Federal Bancorp, Inc., Heritage Bancorp, Inc. and Teche Holding Co. (collectively, the "Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Comparable Companies by dividing market value per share as of June 30, 1999 by each such company's LTM earnings per share ended March 31, 1999 and by dividing market value by tangible book value reported March 31, 1999. For the LTM results ended March 31, 1999, Morgan Keegan also compared certain ratios, including, among other things, return on latest assets, return on latest equity; loan loss reserve to total loans; total equity capital to total assets; and total loans to total deposits, of the Comparable Companies to Community Federal.


--------------------------------------------------------------------------------
                  Community Federal Comparable Company Analysis
--------------------------------------------------------------------------------
            Market Value/
         -------------------
          LTM     Tangible     Return on     Return on     LLR/Total     Equity/     Total Loans/
          EPS    Book Value  Latest Assets Latest Equity     Loans    Total Assets  Total Deposits
         -----------------------------------------------------------------------------------------

High      30.4     1.76          1.51%         7.58%         1.34%       30.81%         112.78%
Low       13.0     0.80          0.87%         4.64%         0.18%       12.24%          88.49%
Mean      19.3     1.13          1.16%         6.05%         0.75%       20.14%         102.63%
Median    15.7     0.99          1.11%         5.98%         0.77%       19.35%         106.11%
--------------------------------------------------------------------------------------------------
CFTP      17.2     0.93          1.04%         5.41%         0.55%       19.16%          94.54%
--------------------------------------------------------------------------------------------------


     Share Premium Analysis. Using publicly available information, Morgan Keegan reviewed and analyzed the premium of the transaction value over Community Federal's stock price and compared that to the median share premiums paid for banks in the Southeast and the United States whose shares were publicly traded. The premium paid on Community Federal shares is based on the levels at which Community Federal shares last traded during one-day, five-day, two-week and one-month periods prior to the announcement of the transaction.


--------------------------------------------------------------------------------
                             Share Premium Analysis
                      Deal Value to Market Capitalization
                                6/1/98 - 6/30/99
--------------------------------------------------------------------------------
                           Median       Median        Community
                            U.S.      Southeast        Federal
--------------------------------------------------------------------------------
One Day                   127.50%      135.55%         136.15%
Five Day                  133.35%      145.15%         138.82%
Two Week                  129.65%      141.20%         133.58%
One Month                 131.50%      140.35%         133.58%
--------------------------------------------------------------------------------

     Analysis of Selected Comparable Mergers and Acquisitions. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall merger transactions in the banking industry using four different sets of parameters. Morgan Keegan selected 73 transactions occurring between June 1, 1998 and June 22, 1999, involving selling thrifts located in the United States, 33 transactions occurring between June 1, 1998 and June 22, 1999, involving selling thrifts located within the United States with total assets between $200 million and $500 million, 16 transactions occurring between June 1, 1998 and June 22, 1999 within the United States involving selling thrifts with equity/ asset ratios above 15% and 17 transactions occurring between June 1, 1998 and June 22, 1999, involving selling thrifts within the Southeast. Because no transaction was considered identical to the merger, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction.


                               Medians of Comparable Mergers
-----------------------------------------------------------------------------------------
                                     United States             United States
                       All Deals     Total Assets              Equity/Assets    Community
                     United States   $200M-$600M    Southeast  Less Than 15%    Federal
                     -------------   -------------  ---------  --------------   ---------

Price/EPS (x)           24.40            24.01        25.89        29.27         24.20
Price/Book (x)           1.88             1.83         2.08         1.27          1.31
Price/Assets (%)        20.88            20.70        25.79        27.30         25.07
Price/Deposits (%)      28.35            28.35        30.62        41.34         50.22



     No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to Community Federal or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis, such as determining the average or median, is not, in itself, a meaningful method of using comparable company or transaction data.

     Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of Community Federal for fiscal years 1999 through 2003, based on projections provided by Community Federal management. Using this information, Morgan Keegan calculated a range of equity values for Community Federal based on the sum of (a) the present value of the cash flow available for dividends to Community Federal and (b) the present value of the estimated terminal value for Community Federal assuming that it was sold at the end of fiscal year 2003. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 11.0% to 15.0% and terminal multiples of net income of 12.0x to 16.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgments concerning the specific risk associated with such an investment and the historical and projected operating performance of Community Federal. This analysis resulted in a range of equity values for Community Federal of $67.9 million to $85.7 million, with a median of $76.2 million.

     The summary of the Morgan Keegan opinion set forth above does not purport to be a complete description of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of Community Federal or the combined company.

     In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First M&F or Community Federal. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration to be paid by Community Federal. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     First M&F has agreed to pay Morgan Keegan a retainer fee of $15,000, payable in advance upon the signing of its engagement letter and an additional fee of $85,000, payable in cash promptly upon delivery by Morgan Keegan of a fairness opinion. First M&F has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

OPINION OF COMMUNITY FEDERAL'S FINANCIAL ADVISOR

     Community Federal retained Trident to act as its financial advisor and to render a fairness opinion in connection with a possible merger. In January 1999, Trident was engaged to perform a valuation analysis of Community Federal in an acquisition context and to advise the Board of Directors with regard to strategic alternatives. On January 7, 1999 Trident presented its valuation report to the Board of Directors. In February 1999, Trident was engaged to assist Community Federal in exploring the possibility of a merger with another financial institution, and to render a fairness opinion in the event of a successful merger transaction.

     On July 8, 1999, Trident met with Community Federal's Board of Directors to review the proposed terms of the merger agreement. At that time, Trident presented a report to Community Federal's Board of Directors summarizing the financial terms of the merger and providing updated market information with respect to thrift mergers and acquisitions. Trident also analyzed the advantages and disadvantages of the merger from a financial point of view. In addition, Trident rendered its oral opinion to Community Federal's Board of Directors to the effect that, as of that date, the consideration to be received by Community Federal's stockholders pursuant to the merger agreement was fair to them from a financial point of view.

     Trident confirmed and delivered its opinion to Community Federal's Board of Directors as of the date of this proxy statement that the consideration to be received by the stockholders of Community Federal in the merger is fair from a financial point of view, as of such date. A copy of the opinion, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached to this proxy statement as Appendix E. Trident has consented to the inclusion of such opinion and a summary of the matters considered in forming its opinion in the proxy statement that will be circulated to Community Federal's stockholders.

     TRIDENT'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF COMMUNITY FEDERAL AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY COMMUNITY FEDERAL'S STOCKHOLDERS BASED ON CONDITIONS AS THEY EXISTED AND COULD BE EVALUATED AS OF THE DATE OF THE OPINION. TRIDENT'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMMUNITY FEDERAL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING, NOR DOES TRIDENT'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX E. STOCKHOLDERS ARE URGED TO READ TRIDENT'S OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.

     In connection with rendering its opinion, Trident reviewed and analyzed, among other things, the following:

     (i)   the merger agreement;

    (ii)   this proxy statement;

   (iii) certain publicly available information concerning Community Federal, including the audited financial statements of Community Federal for each of the years in the three-year period ended September 30, 1998 and the unaudited financial statements of Community Federal for the six months ended March 31, 1999;

    (iv) certain publicly available information concerning First M&F, including the audited financial statements of First M&F for each of the years in the three-year period ended December 31, 1998 and the unaudited financial statements of First M&F for the three months ended March 31, 1999;

     (v) certain other internal information, primarily financial in nature, concerning the business and operations of Community Federal and First M&F furnished to Trident by Community Federal and First M&F for purposes of Trident's analysis;

    (vi) information with respect to the trading market for Community Federal common stock;

   (vii) certain publicly available information with respect to other companies that Trident believed to be comparable to Community Federal and the trading markets for such other companies' securities; and

  (viii) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry.

     Trident also met with certain officers and employees of Community Federal and First M&F to discuss the foregoing, as well as other matters, which it believed relevant to its inquiry. No limitations were imposed by either Community Federal or its Board or management with respect to the investigation made or procedures followed by Trident.

     In its review and analysis and in arriving at its opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by Community Federal, or that was publicly available, the accuracy of the representations and warranties of the officers and the employees of Community Federal and First M&F with whom Trident held discussions, and the accuracy of the representations and warranties of Community Federal and First M&F in the merger agreement, and did not attempt independently to verify any such information. Trident further assumed that there are no conditions in the regulatory approvals of the merger agreement that will have a material adverse effect upon the contemplated economic benefits of the merger. The financial information provided to Trident by Community Federal was of the type normally produced by the management of Community Federal and reviewed by Community Federal's Board of Directors at its regular meetings and the Board and management of Community Federal have represented to Trident that they have no reason to believe that Trident's reliance thereon was unreasonable. Trident did not conduct a physical inspection of the properties or facilities of Community Federal, nor did they make or obtain any independent evaluations or appraisals of any of such properties or facilities.

     In conducting its analyses and arriving at its opinion, Trident considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

     (i) the historical and current financial condition and results of operations of Community Federal, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses;

    (ii)  the business prospects of Community Federal;

   (iii)  the economy in Community Federal's market area;

    (iv) the historical and current market for Community Federal common stock and for the equity securities of certain other companies that Trident believed to be comparable to Community Federal; and

     (v) the nature and terms of certain other acquisition transactions that Trident believed to be relevant.

     Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally. Trident's opinion necessarily was based upon conditions in existence and subject to evaluation on the respective dates of its opinion. Trident's opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Community Federal common stock in the merger and does not address Community Federal's underlying business decision to effect the merger.

     The summaries set forth below reflect all the material analysis, factors and assumptions considered by Trident and the material valuation methodologies used by Trident in arriving at its opinion as to fairness described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses without considering all of the analyses, or reviewing the summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its opinion. Therefore, the ranges of valuations resulting from any single analysis described below should not be taken to be Trident's view of the actual value of Community Federal. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Community Federal. The results of the specific analyses performed by Trident may differ from Community Federal's actual values or actual future results as a result of changing economic conditions, changes in company strategy and policies, as well as a number of other factors. Such individual analyses were prepared to provide valuation guidance solely as part of Trident's overall valuation analysis and the determination of the fairness of the consideration to be paid to Community Federal's stockholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's opinion and presentations to Community Federal's Board of Directors were among the many factors taken into consideration by Community Federal's Board of Directors in making its determination to approve the merger agreement.

     Trident met or engaged in discussions with the Board of Directors of Community Federal at various times between January and July 1999 to present analyses contained in a series of reports that serve as the basis for Trident's opinion. Two key reports presented by Trident were the Valuation Report dated January 7, 1999 and the Due Diligence Report dated July 8, 1999.

     The following is a brief summary of the Valuation Report presented by Trident to the Board of Directors of Community Federal on January 7, 1999:

     State of the Market.   Trident reviewed the current and historical trading
market for thrift and bank equities, and current and historical trends in the acquisition markets for banks and thrifts. Trident focused on the acquisition market for thrifts with particular attention to the segments of the market which it believed to be the most relevant to Community Federal, such as thrifts of similar size and profitability, thrifts with similar capital structures and asset quality, and thrifts located in the same geographic region. Trident also studied the trading market for Community Federal common stock and compared the performance of Community Federal common stock over the preceding twelve months to the performance of the Standard and Poor's 500 Index and an index of thrift stocks.

     Financial Analysis of Community Federal. Trident examined Community Federal's financial performance for the period September 30, 1994 through September 30, 1998 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for Community Federal. Trident compared Community Federal's deposit market share with other financial institutions operating in the same market.

     Comparison to Actively-Traded Thrifts. Trident evaluated Community Federal's strengths and weaknesses by comparing the financial performance of Community Federal to that of the following groups of actively-traded thrifts as of January 5, 1999:

     (i)    all U.S. thrifts;

    (ii)    Southcentral thrifts;

   (iii)    Mississippi thrifts;

    (iv)    thrifts with tangible capital between 20% and 25%;

     (v) thrifts with a return on equity during the trailing four quarters between 4% and 6%;

    (vi) thrifts with a return on assets during the trailing four quarters between 1.15% and 1.30%;

   (vii)    thrifts with a total assets between $200 million and $350 million;
            and

  (viii) ten actively-traded thrifts Trident believed were most similar to Community Federal in terms of size, capital structure, profitability and asset quality.

     Trident compared Community Federal to the aforementioned groups of actively -traded thrifts on the basis of its stock pricing, balance sheet composition, capital ratios, asset quality and reserve coverage, asset and deposit growth, return on average assets, return on average equity, and the components of earnings during the trailing four quarters.

     Control Valuation of Community Federal Common Stock.   Trident estimated
the fair market value of Community Federal common stock in a merger. In valuing Community Federal common stock, Trident utilized the income approach and the market approach, and then reconciled the values derived therefrom.

     Trident used an income method in its valuation of Community Federal by capitalizing earnings for the twelve months ended December 31,1998. Prior to capitalizing earnings, Trident took into account Community Federal's significant level of excess capital. Trident estimated that Community Federal only required 7.00% capital to operate the Bank. Therefore, Trident isolated the excess capital (the amount in excess of 7.00%) and adjusted the earnings base for the income associated with this excess capital at a pre-tax yield of 5.50% (3.47% after-tax). The base earnings were adjusted to exclude non-recurring income and expenses, plus merger cost saving of 40% to 60% as a result of an assumed acquisition of Community Federal (the "normalized earnings"). The normalized earnings were capitalized at rates between 5% and 12%, to reflect earnings growth rates between 3% and 8%. The capitalization rates chosen were estimates of the required rates of return for holders or prospective holders of shares of financial institutions similar to Community Federal, based on a number of factors, including prevailing interest rates, the pricing ratios of publicly traded financial institutions, the financial condition and operating results of Community Federal, as well as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in mergers of other financial institutions. Trident adjusted the resulting values to reflect the cost of terminating certain long-term contracts and benefit plans, and certain merger-related expenses, and added back the excess capital identified earlier. Using the income approach, Trident established a reference range of $13.25 to $18.75 per share.

     In the market approach, Trident analyzed certain market pricing ratios (such as price to book value, price to tangible book value, price to earnings, and price to assets) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the median pricing ratios for the following groups of thrift merger transactions:

     (i)  all pending thrift merger transactions (40 transactions);

    (ii) all pending thrift mergers announced during the 90 days prior to December 28, 1998 (the date of the market data) (14 transactions);

   (iii) all recent thrift mergers (announced in the preceding 18 months) (144 transactions);

    (iv) all recent thrift mergers involving thrifts located in the Southcentral region (6 transactions);

     (v) all recent thrift mergers in which the target thrift had assets between $200 million and $350 million (14 transactions);

    (vi) all recent thrift mergers in which the aggregate consideration was between $50 million and $150 million (36 transactions);

   (vii) all recent thrift mergers in which the target thrift had a return on assets of between 1.00% and 1.30% (20 transactions);

  (viii) all recent thrift mergers in which the target thrift had a return on equity of between 4% and 7% (31 transactions);

    (ix) all recent thrift mergers in which the target thrift had assets between $100 million and $200 million (reflecting Community Federal's size without excess capital) (20 transactions); and

     (x) all recent thrift mergers in which the target thrift had a tangible equity to assets ratio of between 18% and 30% (6 transactions).

     Trident also considered the pricing ratios for seven pending or completed thrift merger transactions in which the target thrift was of similar size and capital structure as Community Federal, and in which the target thrift had similar profitability and asset quality. Trident then compared a number of financial ratios for Community Federal to those of the target thrift institutions.

     Based on Community Federal's financial condition and results of operations, as well as other factors, relative to the groups of thrift mergers noted above, Trident chose ranges of pricing ratios to apply to Community Federal. Trident chose price to book value ratios of 125% to 160%, resulting in per share values of $16.75 to $21.25; price to tangible book value ratios of 125% to 160%, also resulting in per share values of $16.75 to $21.25; price to earnings ratios of 24.0x to 30.0x, resulting in per share values of $18.25 to $22.75; price to assets ratios of 28.0% to 36.0%, resulting in per share values of $17.75 to $23.00.

     Trident then reviewed the results from the two approaches, and after consideration of all relevant facts, determined a final range of $15.00 to $20.00 per share for the acquisition value of Community Federal. Trident did not apply specific weights to the two individual approaches, but Trident gave greater consideration to the market approach in its final range of value for Community Federal.

     Strategic Alternatives. Trident presented a list of the pros and cons of various strategic alternatives open to Community Federal:

     (i)  leverage excess capital;

    (ii)  issue a special dividend;

   (iii)  repurchase common stock;

    (iv)  a Dutch Auction tender offer;

     (v)  an acquisition strategy; and

    (vi)  merger with a larger financial institution.

     Prospective Acquirors. Trident presented Community Federal with a list of other financial institutions with operations in the Southcentral region that it believed to be prospective acquirors (a total of 18 companies). These prospective acquirors were categorized based on Trident's perceived level of interest from the prospective acquiror and "fit" with Community Federal.

     The following is a summary of the Due Diligence Report presented to the Board of Directors of Community Federal on July 8, 1999:

     Process. Trident briefly reviewed the process that led to the merger agreement. Trident presented a list of the financial institutions that were contacted regarding a possible business combination with Community Federal, and the response from each company contacted.

     Review of Due Diligence Examination of First M&F. Trident presented a summary of its on-site due diligence examination of First M&F. First M&F's historical balance sheets and income statements were presented, along with a variety of financial ratios and graphs that analyzed First M&F's financial condition and operating results through March 31, 1999. Trident discussed First M&F's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangible assets, borrowed funds, market area, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, use of derivatives, interest-rate risk, year 2000 preparations, regulatory exam results, subsidiary activities, culture, technological expertise, stock pricing, and other issues.

     Summary of Proposed Transaction. Trident presented a summary of the financial terms of the merger. Trident discussed the advantages and disadvantages of the merger from a financial point of view. Trident compared the pricing ratios for the merger with the median pricing ratios for selected groups of recently announced thrift mergers and acquisitions. Trident also presented a pro forma financial statements for the combined company and discussed the possible affects of earnings dilution and accretion on First M&F's common stock price.

     Trident reported that during its investigation, Trident did not discover any conditions that would prevent it from rendering its fairness opinion to Community Federal's Board of Directors. As discussed above, Trident relied, without independent verification, upon the accuracy and completeness of all of the financial and other information provided by Community Federal and First M&F.

     Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. Trident served as the Community Federal's sales agent in its mutual-to-stock conversion in 1996, and received total fees and commissions of $752,218 for that transaction. In addition, in the ordinary course of business, Trident may trade the securities of Community Federal for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. The Board of Directors selected Trident as its financial advisor because of its previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions, and because of its substantial experience in transactions similar to the merger. Trident is not affiliated with the Community Federal or First M&F.

     For its services as financial advisor, Community Federal paid Trident $5,000 to assist Community Federal in exploring the possibility of a merger with another financial institution, and to render a fairness opinion in the event of a successful merger transaction. Community Federal paid Trident a fee of $50,000 upon execution of the merger agreement. An additional fee equal to 0.55% of the total merger consideration, less $55,000, will be payable to Trident upon consummation of the merger (a balance due of approximately $360,850 based on the total merger consideration and the aforementioned fee structure). Community Federal has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

EXCHANGE OF CERTIFICATES

     Promptly after the date of filing of the articles of merger, First M&F will cause its exchange agent, Registrar and Transfer Company, to mail to each stockholder of Community Federal, except for those who have perfected appraisal rights, a letter of transmittal and instructions for use in effecting the exchange of Community Federal stock certificates for cash, certificates for shares of First M&F stock certificates, and cash in lieu of fractional shares. STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS.

     Upon surrender of a Community Federal stock certificate to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor, after giving effect to any required withholding tax:

          (1) a First M&F certificate for that number of whole shares of First M&F common stock into which his or her Community Federal common stock were converted;

          (2) a check for cash to be received in exchange for the Community Federal shares, and

          (3) a check for cash in lieu of fractional shares, if any, which such holder has the right to receive.

     No interest will be paid or accrued on the value of any First M&F common stock or cash payable to holders of Community Federal stock certificates.

     No dividends on First M&F common stock into which shares of Community Federal common stock were converted will be paid until the Community Federal stock certificate is surrendered as described above. Subject to the effect of applicable laws, following surrender of any such Community Federal Stock Certificate, the holder will be paid any dividends or other distributions, without interest, which had become payable with respect to the shares of First M&F as represented by the Community Federal shares.

     No fractional shares of First M&F common stock and no First M&F certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the merger, nor will any dividend or distribution be payable on or with respect thereto, nor will any such fractional share entitle the holder thereof, to vote or to any other rights of a First M&F stockholder. Instead, First M&F will pay to each Community Federal stockholder who would otherwise be entitled to a fractional share of First M&F common stock, after taking into account all Community Federal stock certificates delivered by such Community Federal stockholder, an amount in cash to be paid in lieu of fractional shares, without interest, determined by multiplying such fraction by the average of the closing per share trading price of First M&F common stock as reported by the NASDAQ National Market System on the last ten consecutive trading days ending on the third business day prior to the later of (i) the date of approval of the federal regulatory authority having jurisdiction over the merger shall be received, or (ii) the date of approval by both Community Federal and First M&F stockholders.

     If any Community Federal stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by First M&F, the posting of a bond in such reasonable amount as First M&F may direct as indemnity against any claim with respect to such Community Federal stock certificate, the exchange agent will issue the cash and shares of First M&F common stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of First M&F common stock as provided in the merger agreement.

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE

     Pending consummation of the merger, Community Federal and Community Federal Bank have agreed to conduct its business in the ordinary course consistent with prudent business practices and in compliance with all applicable laws. In particular, Community Federal and Community Federal Bank have agreed that they will not declare, set aside, make, or pay any dividend or other distribution with respect to its stock; however, Community Federal may continue to pay its regular quarterly dividend in the amount of $.085 per share. If the record date for payment of a quarterly First M&F dividend is prior to the date of filing of the articles of merger, then stockholders of Community Federal will receive a dividend for that quarter from Community Federal. If the record date for payment of a quarterly First M&F dividend is after the date of filing of the articles of merger, then stockholders of Community Federal will receive a dividend for that quarter from First M&F.

     In addition to the restriction on payment of dividends, Community Federal and Community Federal Bank will not, without First M&F's prior consent, among other matters:

          (1)  amend its Certificate of Incorporation or Bylaws;

          (2) sell, dispose of or encumber any assets, issue or reacquire any stock;

          (3)  authorize any capital expenditure over $50,000;

          (4) extend any new or renew any existing loan which individually exceeds $500,000;

          (5) adopt any type of compensation or benefit plan for Community Federal officers or employees;

          (6) grant any increase in compensation to any director, officer, employee or representative of Community Federal and except in the ordinary course of business consistent with past practice;

          (7) enter into, amend or terminate any employment agreement, relationship or responsibilities with any director, officer or key employee or representative of Community Federal; or

          (8) take any action with respect to the grant or payment of any severance or termination pay.

REGULATORY APPROVALS AND OTHER CONDITIONS TO THE MERGER

     REGULATORY APPROVAL. Federal Reserve Board. The merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956. The Bank Holding Company Act requires the Federal Reserve Board, when approving a transaction such as the merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of officers, directors and principal stockholders, and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

     The Bank Holding Company Act prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate- income neighborhoods, served by such institutions.

     Applicable U.S. federal law provides for the publication of notice and public comment on applications or notices filed with the Federal Reserve Board and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the merger.

     The merger generally may not be consummated until 30 days, which may be shortened to 15 days with the consent of the U.S. Department of Justice, following the date of applicable United States federal regulatory approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice, if it occurred, would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise.

     Status of Regulatory Approvals and Other Information. On August 3, 1999, First M&F filed notice with the Federal Reserve Board seeking approval to merge Community Federal into First M&F. As of the date of this Joint Proxy Statement-Prospectus, the Federal Reserve Board has not acted on the merger application.

     There can be no assurance that the Federal Reserve Board will approve or take other required action with respect to the merger or as to the date of such regulatory approval or other action. First M&F and Community Federal are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described herein. Should such other approval or action be required, it is contemplated that First M&F and Community Federal would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

     OTHER CONDITIONS. The obligations of First M&F and Community Federal to consummate the merger are subject to the satisfaction, or waiver, where legally allowed, at or prior to the effective date of the merger, of a number of conditions set forth in the merger agreement, including:

          (1) Approval and adoption of the merger agreement by the stockholders of First M&F and Community Federal;

          (2)  The receipt of all necessary regulatory approvals;

          (3) The Joint Proxy Statement-Prospectus must have been filed with the SEC, and the registration statement, of which it is a part, must have been declared effective by the SEC and not be the subject of any stop order or proceedings seeking a stop order;

          (4) No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the merger agreement;

          (5) The shares of First M&F common stock issuable pursuant to the merger shall have been approved for listing on the NASDAQ National Market System;

          (6) Each of the representations and warranties of the other parties set forth in the merger agreement is true and correct in all material respects on and as of the closing;

          (7) In the case of the obligations of Community Federal to consummate the merger, the receipt of an opinion from Watkins Ludlam Winter & Stennis, P.A. as to certain tax aspects of the transactions contemplated by the merger;

          (8) In the case of the obligation of First M&F to consummate the merger, the receipt of affiliate agreements shall have been executed by each person who serves as an executive officer or director of Community Federal; and

          (9) In the case of the obligation of First M&F to consummate the merger, the receipt of executed non-competition agreements from Jim Ingram and H. Lewis Whitfield.

     No assurance can be provided as to whether all of the conditions precedent to the merger will be satisfied or, where legally permitted, waived by the party permitted to do so.

TERMINATION

     The merger agreement may be terminated at any time prior to the effective date of the merger, whether before or after approval of the merger by both the First M&F stockholders and the Community Federal stockholders:

          (1) By mutual written consent of the Board of Director of both companies;

          (2) By either party if the merger has not become effective on or before March 31, 2000;

          (3)  By either party in the event of a breach by the other party of

               (a) any covenant or agreement, or

               (b) any representation or warranty that reflects a material adverse change in the financial condition of the other party or a material increase in the cost to the non-breaching party's performance of the merger agreement;

          (4)  By either party if regulatory approvals are not obtained;

          (5) By either party if the merger is not approved by the required stockholder votes; or

          (6) By First M&F if holders of more than 20% of Community Federal common stock dissent from the merger.

     The merger agreement may also be terminated by a majority vote of the members of the entire Board of Directors of Community Federal during the ten-day period commencing two days after the Determination Date, as defined below, if the Average Market Price, as defined below, of First M&F common stock is less than $26.00. Upon such a decision by the Board of Community Federal, the Board is required to give prompt written notice to First M&F. First M&F shall have the option, during the five-day period commencing with its receipt of the notice, to elect to increase the stock portion of the exchange ratio to equal the quotient, rounded to the nearest one-ten-thousandth, obtained by dividing
7.423 by the Average Market Price. If First M&F exercises its option, First M&F shall give prompt written notice to Community Federal, no event of termination shall be deemed to have occurred, and the merger agreement shall remain in effect in accordance with its terms, except as the exchange ratio shall have been so modified.

     "Determination Date" means the later of the date on which (i) the approval of the merger by the federal regulatory authority having jurisdiction over the merger shall be received or (ii) the Community Federal and First M&F stockholders approve the merger. The "Average Market Price" of the First M&F common stock shall be the average of the closing per share trading prices of First M&F common stock as reported by the NASDAQ National Market System, adjusted for any stock split or similar transaction, on the last ten consecutive trading days ending on the third business day prior to the Determination Date.

     Except under certain circumstances specified in the merger agreement, upon termination of the merger agreement no liability will result on the part of either party or their respective directors, officers, employees, agents or stockholders unless there has been an intentional breach of the merger agreement before the date of termination.

WAIVER; AMENDMENT; AND EXPENSES

     First M&F and Community Federal may waive their respective rights under the merger agreement if any such waiver is in writing.

     The merger agreement may be amended or modified only upon written agreement of both Community Federal and First M&F.

     First M&F and Community Federal have each agreed to pay their respective expenses incurred in connection with or incidental to the merger agreement. First M&F is responsible for preparing the applications, regulatory filings and registration statement necessary to obtain approval of the merger and the issuance of the First M&F common stock. First M&F is also responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting the First M&F Meeting for obtaining stockholder approval of the merger. Community Federal is responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting the Community Federal Meeting for obtaining stockholder approval of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     SHARE EXCHANGE. Set forth below is a discussion of material federal income tax consequences of the merger. The discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax effects relevant to a decision whether to vote for the approval of the merger agreement. The discussion is based on current provisions of the Internal Revenue Code of 1986, the regulations thereunder, and applicable judicial and administrative interpretations on the date hereof, any of which is subject to change at any time.

     It is a condition to consummation of the merger that both parties shall have received from Watkins Ludlam Winter & Stennis, P.A., an opinion of counsel as to certain tax aspects of the transactions contemplated by the merger agreement. In connection with the foregoing opinion, counsel will make such factual assumptions as are customary in similar tax opinions, and such factual assumptions may be confirmed by certificates signed by appropriate officers of First M&F and Community Federal. The foregoing opinion cannot be relied upon if any such factual assumption is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the merger has been requested, and the opinion will not be binding upon the Internal Revenue Service or the courts. If the merger is consummated, and it is later determined that the merger did not qualify as a tax-free reorganization under the Internal Revenue Code, stockholders will, in general, recognize taxable gain or loss on the merger equal to the difference between the fair market value of the consideration received in the merger and their basis in their stock.

     A Community Federal stockholder will receive both First M&F common stock and cash consideration in exchange for all of his or her shares of Community Federal common stock. The Community Federal stockholder will generally recognize gain, but not loss, to the extent of the lesser of:

          (1) the excess of (a) the sum of the aggregate fair market value of common stock received plus the amount of cash the First M&F received over
     (b) the stockholder's aggregate tax basis for the shares of Community Federal common stock exchanged; or

          (2) the amount of cash received by such stockholder.

     For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Community Federal common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such stockholder's ratable share of the undistributed accumulated earnings and profits of Community Federal. Community Federal stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Community Federal common stock will be treated as a dividend.

     Such stockholder's aggregate tax basis in the First M&F common stock received pursuant to the merger will equal such stockholder's aggregate tax basis in the shares of Community Federal common stock being exchanged, reduced by any amount allocable to a fractional share interest of First M&F common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of gain, if any, recognized by such stockholder in the merger, including any portion of such gain that is treated as a dividend. The holding period of First M&F common stock received will include the holding period of the shares of Community Federal common stock being exchanged.

     No fractional shares of First M&F common stock will be issued in the merger. A Community Federal stockholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by First M&F. A Community Federal stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Community Federal common stock exchanged was held for more than one year.

     APPRAISAL RIGHTS. Community Federal stockholders or First M&F stockholders who perfect statutory appraisal rights in connection with the merger will be treated as having received the fair value of their stock, as determined in the appraisal rights proceeding, in redemption of their stock which is subject to the proceeding. Such deemed redemption will be subject to the provisions and limitations of Section 302(a) of the Internal Revenue Code, with the result that a holder who exercises statutory appraisal rights will recognize gain or loss equal to the difference between the amount realized and such holder's tax basis in the stock subject to the proceeding. Any such gain or loss recognized on such redemption will be treated as capital gain or loss if the stock with respect to which statutory appraisal rights were exercised were held as capital assets and if after the deemed redemption, such stockholder does not constructively own any First M&F common stock after the merger. Each stockholder who contemplates exercising statutory appraisal rights in connection with the merger should consult his tax advisor as to the possibility that all or a portion of the payment received pursuant to the appraisal proceeding will be treated as dividend income.

     THE FOREGOING ANALYSIS OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. STOCKHOLDERS OF COMMUNITY FEDERAL AND FIRST M&F ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND OF OWNERSHIP OF FIRST M&F COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Community Federal's management and the Community Federal Board may be deemed to have certain interests in the merger that are in addition to their interests as Community Federal stockholders generally. The Community Federal Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

     Directorships; Advisory Board. Following the effective date of the merger, First M&F will request each non-employee member of the Community Federal Board, other than those appointed to the Special Advisory Board, to serve on an advisory board. Members of the advisory board will be paid fees in respect of their service on the advisory board equal to fees paid to other advisory board members of First M&F.

     On the effective date of the merger, Jim Ingram, Charles V. Imbler, Sr., and L. F. Sams, Jr. will be appointed to become members of the Special Advisory Board until the Year 2000 Annual Stockholders' Meeting. As members of the Special Advisory Board, each will be entitled to attend meetings of the Board of First M&F and to receive the same fees as directors of First M&F. Also, on the effective date of the merger, Jim Ingram, Charles V. Imbler, Sr., and L. F. Sams, Jr. will be appointed to the Board of Directors of Merchants & Farmers Bank.

     The Board of Directors of First M&F has approved an increase in the number of directors from 15 to 18. One new director position will be added to each of the three classes of directors. The First M&F Board has also agreed to nominate Jim Ingram, Charles V. Imbler, Sr., and L. F. Sams, Jr. for election to the Board at the Year 2000 Annual Meeting of Stockholders and to vote their shares in favor of the election of Messrs Ingram, Imbler, and Sams.

     Change of Control Payments. The existing employment agreements of Jim Ingram and Lewis Whitfield with Community Federal provide for certain benefits upon a change in control of Community Federal. In complete satisfaction of these obligations, on the effective date of the merger Mr. Ingram will receive a lump sum cash payment of $320,000 and Mr. Whitfield will receive a lump sum cash payment of $355,000.

     Consulting Agreement. In connection with the execution of the merger agreement, Jim Ingram has agreed to enter into a consulting agreement with First M&F. Pursuant to the agreement, Mr. Ingram will be employed as a consultant by First M&F for a period of two years following execution of the consulting agreement. Mr. Ingram's responsibilities will be to provide his personal advice and counsel to First M&F in connection with its business, including consulting with First M&F regarding the operations of First M&F and providing introductions to customers. Mr. Ingram's duties will be limited to no more than 80 hours of service per month and will not be required to provide his services outside of a 50 mile radius of Tupelo, Mississippi.

     In return for his services, Mr. Ingram will receive $75,000 per annum. Mr. Ingram will also receive life and health insurance coverage substantially identical to the coverage provided by Merchants & Farmers Bank to its employees, country club dues, and continued use of the car that Community Federal had provided to him, plus payment of the costs of gas, insurance, repairs and maintenance.

     Appointment. On the date of filing of the articles of merger, Lewis Whitfield will be appointed President of the Tupelo division of First M&F. In return for his services, Mr. Whitfield will receive an annual salary of $135,000.

     Non-Competition Agreement. In connection with the execution of the merger agreement, Messrs. Ingram and Whitfield have agreed to enter into non-competition agreements with First M&F and Merchants & Farmers Bank. Pursuant to the non-competition agreements, each will be paid a lump sum of $75,000 on the effective date of the merger. In return, Mr. Ingram has agreed that, for a period of three years following the date upon which he ceases to be a director of, or a consultant to, First M&F or Merchants & Farmers Bank, and Mr. Whitfield has agreed that, for a period of three years following the date upon which he ceases to be an employee of First M&F or Merchants & Farmers Bank, neither will:

          (1) engage in the banking or financial services business within Mississippi,

          (2) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting service in any capacity to, any entity engaged in the banking or financial services business in Mississippi, or

          (3) directly or indirectly cause any employee, officer or member of the Board of First M&F or Merchants & Farmers Bank to engage in any action prohibited in (1) or (2).

     Indemnification; Insurance. The merger agreement provides that First M&F shall indemnify and hold harmless each present and former director, officer and employee of Community Federal and against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective date of the merger to the fullest extent permitted under Delaware law and Community Federal's Certificate of Incorporation and Bylaws.

     First M&F has also agreed, for a period of four years following the effective date of the merger, to maintain the existing directors' and officers' liability insurance policy of Community Federal and, or an equivalent policy, covering persons who are currently covered by such insurance.

EMPLOYEE BENEFITS

     Pursuant to the merger agreement, the various employee benefit plans of Community Federal will be altered or amended following consummation.

     The Community Federal Bancorp, Inc. Employee Stock Ownership Plan will remain operative and in effect through the effective date of the merger. Each participant in the ESOP not fully vested on the effective date of the merger will become fully vested as of that date. The ESOP will be terminated upon that date.

     The Community Federal Management Recognition and Retention Plan, which provides awards of common stock to directors and officers, will remain operative and in effect through the effective date of the merger. Each award granted under the Management Recognition and Retention Plan not fully vested will become fully vested as of the effective date of the merger, and the Plan will be terminated upon that date.

      Community Federal Bank maintains a qualified, noncontributory defined benefit pension plan which will remain operative and in effect through the effective date of the merger. The Pension Plan will either be terminated as of the effective date and distributed to vested employees in accordance with the terms of the Pension Plan or responsibility for the Pension Plan will be assumed by First M&F or Merchants & Farmers Bank.

     The Community Federal Stock Option Plan will continue after the effective date of the merger, but shall be amended to provide that each option to purchase shares of Community Federal which is outstanding will be converted into an option to purchase shares of First M&F and the Board of First M&F, or a duly authorized committee, will administer the Stock Option Plan. The number of shares subject to options shall be adjusted by multiplying .5710 and the exercise price shall be adjusted by dividing by .5710. Each option granted under the Stock Option Plan not fully vested will become fully vested on the effective date of the merger.

     The Team Incentive Plan shall be terminated following the payment of bonuses in December 1999.

     The Directors' Retirement Plan, which provides directors and their beneficiaries with quarterly retirement benefits for a period of ten years following retirement, will remain operative and in effect through the effective date. On the effective date of the merger, all directors who are not participants in the Directors' Retirement Plan shall be deemed participants. On the effective date, the Directors' Retirement Plan will be terminated, provided that such termination will not affect the rights or benefits to be provided to the participants of the Directors' Retirement Plan.

THE STOCK OPTION AGREEMENT

     Community Federal has granted to First M&F an option to purchase up to 848,960 shares of Community Federal common stock at a price of $17 per share under certain terms and conditions set forth in the Stock Option Agreement dated July 8, 1999. It is intended that the number of shares subject to the option equal 19.9% of the Community Federal common stock issued and outstanding at any time during the term of the Stock Option Agreement; accordingly, if Community Federal takes any action to increase the number of issued and outstanding shares, the shares subject to the option and the option price will automatically adjust to reflect the increase. In no event, however, will the number of shares subject to the option exceed 19.9% of the issued and outstanding shares of Community Federal common stock. The option price is also subject to adjustment if Community Federal issues or agrees to issue any shares of Community Federal common stock, other than as contemplated by the merger, at a price less than $17 per share, in which event, the option price will be equal to the lesser price.

     Pursuant to the Stock Option Agreement, First M&F is entitled to exercise the option if:

          (1) Any person, other than First M&F, commences a bona fide tender or exchange offer to purchase shares of Community Federal common stock and upon consummation such person will own or control 20% or more of the outstanding shares of Community Federal common stock;

          (2) Community Federal, without the prior written consent of First M&F, enters into an agreement with any person, other than First M&F, to

               (a) merge or consolidate,

               (b) transfer assets, or

               (c) allow such person to purchase or acquire securities
                   representing 20% or more of the voting power of Community Federal; or

          (3) Any person, other than First M&F in a fiduciary capacity, acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Community Federal common stock, except for shares beneficially owned prior to the effective date of the Stock Option Agreement.

     The option granted by the Stock Option Agreement expires upon the earliest of:

          (1)  the effective date of the merger,

          (2) six months after the occurrence of an event entitling First M&F to exercise its option;

          (3) upon the termination of the merger agreement, unless such termination is the result of a willful and material breach by Community Federal of the covenants or agreements therein or from the failure of the stockholders of Community Federal to approve the merger; or

          (4)  March 31, 2000.

ACCOUNTING TREATMENT

     The merger, if consummated as proposed, will be treated as a purchase for accounting and financial reporting purposes. The purchase method accounts for a business combination as the acquisition of one company by another. First M&F will record the fair market value of Community Federal's assets and liabilities on First M&F's financial statements. Any difference between the purchase price and the fair market value of the identifiable assets of Community Federal is recorded as goodwill.

RESTRICTIONS ON RESALES OF SECURITIES BY AFFILIATES

     The shares of First M&F common stock to be issued pursuant to the merger agreement have been registered under the Securities Act, thereby allowing such shares to be sold without restriction by persons who are not deemed to be "affiliates", as that term is defined in the rules under the Securities Act, of Community Federal and who do not become affiliates of First M&F. The shares of First M&F common stock to be issued to affiliates of Community Federal may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, which, among other things, permits the resale of securities subject to certain volume limitations, or in transactions otherwise exempt from registration under the Securities Act. First M&F will not be obligated and does not intend to register its shares under the Securities Act for resale by stockholders who are affiliates.

     Before the effective date, each affiliate of Community Federal is to deliver to First M&F a letter agreement pertaining to the limitations on the transferability of such affiliate's shares of First M&F common stock acquired in the merger and whereby such affiliate will agree, among other things, that he or she will not sell, pledge, transfer, or otherwise dispose of such shares of First M&F common stock in violation of the Securities Act.


                           INFORMATION ABOUT OUR STOCK

FIRST M&F CAPITAL STOCK

     AUTHORIZED AND OUTSTANDING CAPITAL STOCK. The amended Articles of Incorporation of First M&F authorize the issuance of 15,000,000 shares of common stock, par value $5.00 per share. On the First M&F Record Date, there were [3,639,779] shares of common stock outstanding.

     In addition, the First M&F Articles authorize issuance of 1,000,000 shares of Class A voting preferred stock, no par value, and 1,000,000 shares of Class B non-voting preferred stock, no par value. On the First M&F Record Date, there were no shares of either class of preferred stock outstanding. The shares of each class of preferred stock may be issued from time to time by the Board of Directors in one or more series, and the variations, relative rights and preferences as between different series of each class may be fixed and determined by resolution of the Board of Directors with respect to the rate of dividend, redemption, liquidation payments, sinking fund provisions and conversion.

     VOTING RIGHTS. The holders of First M&F's common stock are entitled to one vote for each share of common stock held. Holders of common stock have cumulative voting rights in the election of directors.

     A holder of Class A voting preferred stock would be entitled to voting rights equivalent to those of a holder of common stock, including one vote per share on matters submitted to a vote at a meeting of stockholders and cumulative voting in the election of directors. A holder of Class B non-voting preferred stock would have no voting rights as a holder of such stock, except as specifically required by law.

     DIVIDEND RIGHTS. The holders of common stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefor. Substantially all of the funds available to First M&F for payment of dividends on the common stock are derived from dividends paid by Merchants & Farmers Bank.

     The payment of dividends by First M&F is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) First M&F would not be able to pay its debts as they become due in the usual course of business; or (2) First M&F's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if First M&F were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

     The holders of Class A voting preferred stock and Class B non-voting preferred stock would be entitled to receive fully cumulative dividends, when and as declared by the Board of Directors, payable at periods fixed by the Board of Directors at the rates specified in the issuing resolution of the Board of Directors for the particular series thereof, and no more, before any dividend could be paid or set apart for payment upon the common stock.

     Additionally, the Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

     PREEMPTIVE RIGHTS. The holders of common stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of common stock that may be issued.

     FULLY PAID AND NONASSESSABLE. The shares of common stock presently outstanding are, and those shares of common stock to be issued in connection with the merger will be when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

     CUMULATIVE VOTING. First M&F's Bylaws provide that in the election of directors, each stockholder entitled to vote has the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of candidates.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding-up of First M&F, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

     INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. First M&F's Articles and Bylaws provide for indemnification by First M&F, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

     TRANSFER AGENT AND REGISTRAR. The registered transfer agent and registrar is Registrar and Transfer Company, Cranford, New Jersey.

     PROVISIONS DISCOURAGING CHANGES IN CONTROL. Certain provisions of First M&F's Articles and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of First M&F. The classification of the Board of Directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the common stock to elect a new Board of Directors. The classes serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for First M&F's stockholders to effect a change in the majority of First M&F's directors because replacement of a majority of the directors will normally require two annual meetings of stockholders. Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of First M&F.

     The First M&F Articles contain in Article Nine provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving First M&F and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of First M&F or a disposition of all or substantially all of First M&F's assets. The First M&F Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations"), as defined, if an "Interested Stockholder", as defined, is a party to the transaction or its percentage equity interest in First M&F will be increased by the transaction. A majority of the "Continuing Directors", as defined, of the Board of Directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Interested Stockholder. In addition, such 80% affirmative vote will not be required if certain price criteria and procedural requirements are satisfied.

     An "Interested Stockholder" generally is defined under Article Nine as the "beneficial owner" of 10% or more of the outstanding shares of stock of First M&F entitled to vote generally in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act and includes all shares to which the Interested Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Nine, an Interested Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an "Affiliate" or "Associate", each as defined in paragraph
(C)(7) of Article Nine, of the Interested Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the substantial stockholder, and (3) shares beneficially owned by any other person with whom the substantial stockholder or any of his Affiliates or Associates acts as a partnership, syndicate or other group pursuant to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of First M&F.

     A "business combination" subject to Article Nine includes: a merger or consolidation involving First M&F or any of its subsidiaries and an Interested Stockholder; a sale, lease or other disposition of a "substantial part" of the assets of First M&F or any of its subsidiaries, that is, assets constituting in excess of 5% of the book value of the total consolidated assets of First M&F, to an Interested Stockholder; an issuance of equity securities of First M&F or any of its subsidiaries to an Interested Stockholder for consideration aggregating 5% of the stockholders' equity; a liquidation or dissolution of First M&F, if, as of the record date for the determination of stockholders entitled to vote with respect thereto, any person is an Interested Stockholder; and a reclassification or recapitalization of securities, including any reverse stock split, of First M&F or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Interested Stockholder in any class of equity securities of First M&F or such subsidiary.

     A "Continuing Director" is defined as one serving as a director, or one elected or appointed prior to the time the Interested Stockholder in question acquires such status, or one designated as a Continuing Director, prior to his initial election or appointment, by a majority of the whole Board of Directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

     Under those circumstances in which Article Nine would apply, a minority of First M&F's stockholders may prevent the consummation of a transaction favored by a majority of stockholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Nine is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in First M&F's voting shares. All directors and officers as a group may be deemed to beneficially own, as of
June 30, 1999, approximately 29.5% of the outstanding common stock, excluding shares to which beneficial ownership is disclaimed. Thus, management and these persons could themselves, by failing to vote, defeat such a proposed transaction. Article Nine may deter unsolicited tender offers for First M&F, even if such tender offers are favored by and beneficial to the holders of a
majority of First M&F's shares.   The Board of Directors has no knowledge of any
proposed tender offer for First M&F or other acquisition offer.

     Article Nine may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares, which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Interested Stockholder.

     Article Seven of the First M&F Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by Bylaw adopted by a majority of the Board of Directors, but in no event shall be the Board consist of less than nine directors. Under Mississippi law, the Board of Directors may increase or decrease the number of directors by 30% or less; however, the stockholders must approve an increase or decrease in the number of directors by more than 30%. Any vacancy occurring on the Board, including vacancies from the increase in the number of directors, may be filled only by the Stockholders at the Annual Meeting.

     Article Seven also provides that directors may be removed with or without cause only by the holders of 80% of the shares eligible to vote and no individual director may be removed if the number of votes cast against removal would be sufficient to elect the director if such shares were voted cumulatively.

     Article Seven may not be amended or repealed without the approval of the holders of 80% of the outstanding common stock.

     These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of First M&F which may, or may not, be in the best interests of the majority of the stockholders.

COMPARATIVE RIGHTS OF STOCKHOLDERS OF FIRST M&F AND COMMUNITY FEDERAL

     First M&F is incorporated in the State of Mississippi and subject to the Mississippi Business Corporation Act. Community Federal is incorporated in the State of Delaware and subject to the Delaware General Corporation Law. The rights of stockholders of Community Federal are currently governed by Delaware
law and by Community Federal's Certificate of Incorporation and Bylaws.   The
Community Federal stockholders will become First M&F stockholders upon completion of the merger. As such, the rights of the former Community Federal stockholders will be governed by Mississippi law and by the First M&F Articles and Bylaws.

     While it is impractical to summarize all such differences, set forth below are the material differences between the rights of stockholders of Community Federal and stockholders of First M&F. This summary is qualified in its entirety by the Certificate of Incorporation and Bylaws of Community Federal, the Articles of Incorporation and Bylaws of First M&F, the Mississippi Business Corporation Act and the Delaware General Corporation Law, respectively.

     AUTHORIZED SHARES OF CAPITAL STOCK. Community Federal. Community Federal's Certificate authorizes the issuance of 10,000,000 shares of Community Federal common stock having a par value of $.01 per share. Community Federal's Certificate also authorizes the issuance of 2,000,000 shares of Community Federal preferred stock having no par value. As of June 30, 1999, there were 4,266,150 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

     First M&F.    First M&F's Articles authorize the issuance of 15,000,000
shares of First M&F common stock having a par value of $5.00. The First M&F Articles also authorize the issuance of 1,000,000 shares of Class A voting preferred stock having no par value, and 1,000,000 shares of Class B non-voting preferred stock having no par value. On June 30, 1999, there were 3,639,779 shares of common stock outstanding, no shares of Class A voting preferred stock outstanding, and no shares of Class B non-voting preferred stock outstanding.

     DIVIDEND RIGHTS. Community Federal. The Bylaws of Community Federal authorize the Board of Directors to declare, and the corporation to pay, dividends on its outstanding shares. Delaware law generally limits dividends to an amount equal to the excess of the net assets of Community Federal, the amount by which total assets exceed total liabilities, over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

     Because Community Federal does not conduct any material activities at the holding company level, its ability to pay dividends depends on capital distributions from its subsidiary, a federal savings bank, which is regulated by bank regulatory authorities.

     Pursuant to regulations of the Office of Thrift Supervision, which regulates Community Federal Bank, an institution that is a subsidiary of a savings and loan holding company must submit a notice to the Office of Thrift Supervision at least 30 days prior to making a capital distribution. If the distribution, when added to previous capital distributions made by the savings association during the same calender year, exceeds the savings association's net income for that year to date plus the savings associations' net income for the preceding two years, the Office of Thrift Supervision regulations require the savings association to obtain prior regulatory approval from the Office of Thrift Supervision.

     First M&F. The sources of funds for payments of dividends by First M&F are its subsidiaries. Because the primary subsidiaries of First M&F are financial institutions, payments made by such subsidiaries of First M&F to its stockholders are limited by law and regulations of bank regulatory authorities.

     The Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

     In addition, during the time that any series of First M&F Preferred Stock is outstanding, no dividends may be declared or paid on First M&F common stock, unless dividends on all outstanding shares of First M&F Preferred Stock for the current and all past dividend periods have been declared and paid or provision made for the payment thereof. Dividends with respect to First M&F Preferred Stock are required to be cumulative.

     The Mississippi Business Corporation Act further limits the payment of dividends by providing that no distribution, including dividend distributions, may be made if, after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who have superior preferential rights upon dissolution.

     BOARD OF DIRECTORS. Community Federal. The Community Federal Certificate provides that the number of directors shall be the number stated in the Bylaws and that the Board shall be divided into three classes as nearly equal in number as reasonably possible. The Community Federal Bylaws provide that the Board shall consist of not less than 7 nor more than 15, and shall currently consist of 9 directors. The directors shall hold office until the third succeeding annual meeting of stockholders and thereafter until their successors are elected.

     First M&F. The Board of Directors of First M&F may consist of not less than 9 persons and no more than 25 directors, and currently consists of 15 members. The Board of Directors is dividend into three classes of five directors, with one class of three directors elected each year. The directors shall hold office until the third succeeding annual meeting of stockholders and thereafter until their successors are elected.

     REMOVAL OF DIRECTORS. Community Federal. The Community Federal Certificate provides that any director may be removed from office at any time, but only for cause and only by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a meeting expressly called for the removal of the director.

     First M&F. First M&F's Articles provide that directors may be removed with or without cause only by the holders of 80% of the shares eligible to vote and no individual director may be removed if the number of votes cast against removal would be sufficient to elect the director if such shares were voted cumulatively.

     In addition, the Mississippi Business Corporation Act provides that the chancery court may remove a director from office in a proceeding commenced by the corporation or by its stockholders holding at least 10% of the outstanding shares if the court finds that the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation and removal is in the best interest of the corporation.

     VACANCIES IN THE BOARD OF DIRECTORS. Community Federal. The Community Federal Certificate provides that any vacancy occurring in the Board, including a vacancy created by reason of an increase in the size of the Board, may be filled by the remaining directors.

     First M&F. First M&F's Bylaws provide that vacancies occurring on the Board of Directors may be filled by the stockholders.

     AMENDMENT OF THE ARTICLES OF INCORPORATION. Community Federal. The Community Federal Certificate provides that amendment to the Certificate may only be adopted if first approved upon the affirmative vote of a majority of the directors then in office and then approved by the affirmative vote of a majority of the shares entitled to vote generally in an election of directors, voting as a single class.

     First M&F. Articles Seven and Nine of First M&F's Articles may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares. See "Information About Our Stock - First M&F Capital Stock - Provisions Discouraging Changes in Control" for a more detailed discussion of the terms of Articles Seven and Nine and the restrictions on their amendment or repeal. For all other amendments, the Mississippi Business Corporation Act provides that, except with respect to certain limited amendments to the Articles of Incorporation which may be adopted by the Board of Directors without stockholder action, an amendment to the Articles of Incorporation must be recommended by the Board of Directors to the stockholders and approved by the affirmative vote of a majority of shares.

     AMENDMENT OF THE BYLAWS. Community Federal. The Community Federal Certificate and Bylaws provide that the Bylaws of Community Federal may be altered, amended or repealed and new bylaws may be adopted by the directors at any regular or special meeting of the Board of Directors or by a majority vote of the stockholders eligible to vote at a meeting called expressly for this purpose.

     First M&F.   The First M&F Bylaws may be altered, amended or repealed by the Board of Directors, at any regular or special meeting of the Board of Directors.

     SPECIAL MEETINGS OF STOCKHOLDERS. Community Federal. The Bylaws of Community Federal provide that, except as otherwise required by law and subject to the rights of holders of any class or series of preferred stock, a special meeting of stockholders may only be called by the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

     First M&F. The First M&F Bylaws provide that special meetings may be called by the Chairman, Vice Chairman or at the request of the holders of not less than 33 1/3% of all the outstanding shares of First M&F entitled to vote at the meeting. In addition, the Mississippi Business Corporation Act provides that the Board of Directors or stockholders having at least 10% of all votes entitled to be cast on an issue proposed to be considered at the proposed special meeting may call a special meeting.

     VOTING RIGHTS. Community Federal. Pursuant to the Community Federal Certificate and Bylaws, each outstanding share is entitled to one vote on each matter submitted to a vote. Stockholders do not have cumulative voting with respect to the election of directors.

     First M&F. Pursuant to the Mississippi Business Corporation Act and First M&F's Bylaws, each outstanding share of First M&F stock is entitled to one vote on each matter submitted to a vote. Holders of common stock have cumulative voting rights in the election of directors. A holder of Class A voting preferred stock would be entitled to voting rights equivalent to those of a holder of common stock, including one vote per share on matters submitted to a vote at a meeting of stockholders and cumulative voting in the election of directors. A holder of Class B non-voting preferred stock would have no voting rights as a holder of such stock, except as specifically required by law.

     LIMITATION OF LIABILITY OF DIRECTORS. Community Federal. The Community Federal Certificate provides that directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty except with respect to the following:

          (1)  for breach of the director's duty of loyalty;

          (2) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

          (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds; or

          (4) for any transaction from which the director derives an improper personal benefit.

     First M&F. Pursuant to the Mississippi Business Corporation Act, a director is not liable for any action taken as director or for any failure to take any action if he performs his duties according to the standard of conduct provided pursuant to the Mississippi Business Corporation Act. However, a director who votes for or assents to any unlawful distribution will be personally liable.

     INDEMNIFICATION. Community Federal. Under Delaware law, a Delaware corporation may indemnify fully its directors, officers, employees, and agents acting in good faith and in a manner that he reasonably believed was in, or not opposed to, the best interests of the corporation. A Delaware corporation also may indemnify fully such individuals with respect to criminal actions or proceedings, provided that such individual had no reasonable cause to believe his conduct was unlawful. Community Federal's Certificate provides that it will indemnify its directors, officers, employees, and agents to the fullest extent authorized by Delaware Law against all expense, liability and loss reasonably incurred or suffered by him; provided, however, that Community Federal will not be liable for any amount which may be due to a person in connection with a proceeding or action effected without Community Federal's prior written consent. Community Federal's Certificate further permits it to maintain insurance on behalf of any director, officer, employee, or agent of Community Federal.

     First M&F. First M&F's Articles and Bylaws provide for indemnification by First M&F, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

     The Mississippi Business Corporation Act provides that a director, officer or agent of a corporation may be indemnified for such service if he conducted himself in good faith, and he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and in all other cases that his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director must show that he had no reasonable cause to believe his conduct was unlawful. Indemnification permitted under this section in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

     The Mississippi Business Corporation Act further authorizes a corporation to make further indemnity for actions that do not constitute gross negligence or wilful misconduct if authorized by the corporation's Articles of Incorporation.

     Under Mississippi law, the corporation may pay, prior to final disposition, the expenses, including attorneys' fees, incurred by a director or officer in defending a proceeding. Under Mississippi law, expenses incurred by an officer or director in defending any action may be advanced prior to final disposition upon receipt of an undertaking by the director or officer of the corporation to repay such advances if it is ultimately determined that he is not entitled to indemnification. Under Mississippi law, however, a determination must be made that the facts known to those making the determination would not preclude indemnification. Mississippi law does not require the undertaking to be secured and the undertaking may be accepted without reference to financial ability to make the repayment.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling First M&F pursuant to the foregoing provisions, First M&F has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     SUPERMAJORITY VOTING REQUIREMENTS; BUSINESS COMBINATIONS. Community Federal. The Certificate of Incorporation of Community Federal provides that, for a period of five years from the date of reorganization of Community Federal Bank as a subsidiary of Community Federal, no person may acquire more than 10% of the outstanding shares of Community Federal. However, this restriction shall not apply to:

          (1) any offer with a view toward public resale made exclusively to Community Federal by underwriters or a selling group acting on its behalf;

          (2) any tax qualified employee benefit plan or arrangement established by the Community Federal or Community Federal Bank and any trustee of such a plan or arrangement; and

          (3) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Community Federal's Board of Directors.

     First M&F. First M&F's Articles contain provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving First M&F and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of First M&F or a disposition of all or substantially all of First M&F's assets. The First M&F Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations"), as defined, if an "Interested Stockholder", as defined, is a party to the transaction or its percentage equity interest in First M&F will be increased by the transaction. A majority of the "Continuing Directors", as defined, of the Board of Directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Interested Stockholder. In addition, such 80% affirmative vote will not be required if certain price criteria and procedural requirements are satisfied. See "Information About Our Stock - First M&F Capital Stock - Provisions Discouraging Changes in Control" for a more detailed discussion of this provision and for definitions of such terms.

      DISSENTERS' APPRAISAL RIGHTS.  Community Federal.   Stockholders of a
Delaware corporation who do not vote in favor of a merger or consolidation of the corporation may be entitled to appraisal rights. There are no statutory rights of appraisal with respect to stockholders of a corporation whose shares are either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (b) held of record by more than 2,000 stockholders, where such stockholders receive only shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation or shares of stock or depository receipts of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or cash in lieu of fractional share interests therein.

     First M&F. The Mississippi Business Corporation Act provides appraisal rights to stockholders in any of the following corporate actions:

          (1) a merger if stockholder approval is required or if the corporation is a subsidiary that merges with its parent;

          (2) a plan of share exchange if the corporation is being acquired and the stockholder is entitled to vote; and

          (3) a sale or exchange of all or substantially all of the property of the corporation that is not in the usual and regular course of business, but not including a court ordered sale or sale pursuant to a plan where the stockholders will receive the proceeds within one year after the date of sale.


                             ADDITIONAL INFORMATION

DISSENTERS' APPRAISAL RIGHTS

     FIRST M&F. Under Article 13, Section 79-4-13.01 et seq., of the Mississippi
                                                     -- ---
Business Corporation Act, a copy of which is attached hereto as Appendix C, any holder of record of shares of First M&F common stock who:

          (1) files a written objection to the merger prior to or at the First M&F Meeting at which the vote on the merger is taken, and

          (2)  does not vote in favor of the merger,

may demand in writing that First M&F pay to such stockholder the fair cash value of such shares. A person who is a beneficial owner, but not a registered owner, of shares of First M&F common stock who wishes to exercise the rights of a dissenting stockholder under the Mississippi Business Corporation Act must submit to First M&F the record stockholder's written consent to the dissent not later than the time the beneficial owner asserts dissenter's rights and he must do so with respect to all shares of which he is the beneficial stockholder.

     Any stockholder contemplating making a demand for appraisal is urged to review carefully the provisions of Section 79-4-13.21 of the Mississippi Business Corporation Act, particularly the procedural steps required to perfect appraisal rights thereunder. APPRAISAL RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 79-4-13.21 ARE NOT FULLY SATISFIED.

     Set forth below is a summary of the procedures relating to the exercise of appraisal rights. The following summary does not purport to be a complete statement of the provisions of Article 13 of the Mississippi Business Corporation Act and is qualified in its entirety by reference to Appendix C hereto and to any amendments to such sections as may be adopted after the date of this Joint Proxy Statement-Prospectus.

     Before the First M&F stockholders' vote is taken on the proposal to approve the merger, a stockholder of record who intends to exercise appraisal rights must

          (1) deliver to First M&F a written notice of his intent to demand payment for his shares if the proposed merger is effectuated and

          (2) must not vote the shares of First M&F common stock held by such dissenter in favor of the proposed merger.

     Such written notice may be sent to First M&F at 221 Washington Street, Kosciusko, Mississippi 39090, telephone number (662)289-5121 to the attention of Robert C. Thompson, III.

     The return of a proxy by a dissenter with instructions to vote the shares represented thereby against the merger, or abstaining from voting, is not sufficient to satisfy the requirement of delivering written objection to First M&F. The submission of a signed blank proxy will serve to waive appraisal rights.

     Within ten days after the effective date of the merger, First M&F will notify each dissenter who has purported to comply with the provisions of Section 79-4-13.21 of the Mississippi Business Corporation Act that the merger has become effective.

     Within the time specified in the notice of consummation, any dissenter must file with First M&F a demand for payment for their shares as of the day prior to the effective date of the merger. The demand must comply with the provisions of
Article 13 and must specify the dissenter's name and mailing address, the number of shares of First M&F common stock owned, and state that the dissenter is demanding payment of his or her shares. The dissenter must also certify that the dissenter had beneficial ownership of the shares before the date set forth in the notice of consummation, which is July 9, 1999, the date of the first
announcement of the proposed merger to the news media.   Simultaneously with the
filing of the demand for payment, the dissenter shall also deposit his stock certificates in accordance with the terms of the notice of consummation. A dissenter who fails to satisfy any of the foregoing conditions within the proper time periods will conclusively be presumed to have acquiesced in the merger and will lose his appraisal rights. The demand may be sent to First M&F at 221 Washington Street, Kosciusko, Mississippi 39090, telephone number
(662) 289-5121, to the attention of Robert C. Thompson, III.

     Upon receipt of the demand, First M&F shall pay dissenters who complied with Article 13 the amount First M&F estimates to be the fair value of the dissenter's shares plus accrued interest. Certain financial information concerning First M&F's estimate of the value of the shares, an explanation of how interest was calculated, and a statement of rights to demand payment, along with a copy of Article 13, must accompany such offer or payment.

     If the dissenter disagrees with the value paid by First M&F, the dissenter may notify First M&F in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate. To be entitled to such rights, the dissenter must notify First M&F of his demand in writing within thirty days after First M&F made payment for the shares. If a dissenter has rejected First M&F's payment and demanded payment of the fair value of the shares and interest due and the demand for payment remains unsettled, First M&F shall commence a judicial proceeding within sixty days after receiving the payment demand and petition an appropriate court, as described in Article 13, to determine the fair value of the shares and accrued interest. First M&F shall make all dissenters whose demands remain unsettled parties to the proceeding and all parties must be served with a copy of the petition. Each dissenter made a party to the proceeding is entitled to judgment for either the amount by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by First M&F.

     If First M&F does not commence such action within the required 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     Dissenters considering exercising appraisal rights should bear in mind that the fair cash value of their shares determined under Section 79-4-13.30 of the Mississippi Business Corporation Act could be more than, the same as, or less than the consideration they would otherwise receive pursuant to the merger agreement if they do not seek appraisal of their shares.

     The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. Additionally, the court may assess fees of legal counsel and of experts for the respective parties. The court shall assess the costs against First M&F except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under
Article 13, or the court may assess counsel fees against the dissenters who were benefitted.

     Any First M&F stockholder who desires to exercise appraisal rights should carefully review the Mississippi Business Corporation Act and is urged to consult such stockholder's legal advisor before exercising or attempting to exercise such rights.

     COMMUNITY FEDERAL. Any holder of Community Federal Stock is entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix B, as a result of the merger. All references in Section 262 and in this summary to a "stockholder" are to the record holder of common stock as to which appraisal rights are being asserted. A person having a beneficial interest in shares of Community Federal stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     Under the Delaware General Corporation Law, any holder of stock who follows the procedures set forth in Section 262 will be entitled to have his shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court. In order for a stockholder to perfect his appraisal rights, his shares must not be voted in favor of approving the merger. Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval of the merger agreement, the submission of a signed blank proxy will serve to waive appraisal rights.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Joint Proxy Statement-Prospectus shall constitute such notice to the stockholders of Community Federal and a copy of Section 262 is attached as Appendix B. The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so, should review Section 262 and the following discussion carefully because failure to timely and properly comply with the procedures specified will result in the complete loss of appraisal rights under the Delaware General Corporation Law.

     Each stockholder electing to demand the appraisal of his shares of Community Federal common stock must deliver to Community Federal, before the taking of the vote on the merger agreement, a written demand for appraisal of such shares. Such written demand must:

          (1) be received by Community Federal prior to the vote being taken on the merger agreement at the Community Federal Meeting; and

          (2) inform Community Federal of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     The written demand should be sent to Community Federal at 333 Court Street, Tupelo, Mississippi 38801, telephone number (662) 842-3981and to the attention of Sherry S. McCarty.

     Appraisal rights may be exercised only by a stockholder who holds his shares on the date of making the demand for appraisal and who continuously holds such shares through the effective date of the merger. A vote against adoption of the merger agreement, in person or by proxy, will not in and of itself constitute a demand for appraisal satisfying the requirements of Section 262.

     Only a holder of record of Community Federal common stock is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be exercised by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificates. If such holder's shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds shares of stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares of stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     Within ten days after the effective date of the merger, First M&F must send a notice as to the effectiveness of the merger to each person who has made demand for appraisal and otherwise satisfied the foregoing provisions of
Section 262. Within 120 days after the effective date, but not thereafter, First M&F or any stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the shares. Notwithstanding the foregoing, at any time within sixty days after the effective date any stockholder has the right to withdraw his previously made demand for appraisal and accept the merger consideration. After such 60-day period, a stockholder may only withdraw his demand for appraisal of the Community Federal stock with the consent of First M&F. First M&F will not file a petition with respect to the appraisal of the "fair value" of the shares. Accordingly, it is the obligation of stockholders to initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

     Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from First M&F, as the surviving corporation of the merger, a statement setting forth the aggregate number of shares not voted in favor of adoption of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by First M&F or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine whether the stockholder is entitled to appraisal rights and will determine the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair note of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares, and that investment banking opinions as to fairness are not necessarily opinions as to "fair value" under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Court and borne by the parties as the Court deems equitable. Upon application of a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding be charged pro rata against the value of all the shares entitled to appraisal.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective date of the merger, be entitled to vote the shares of stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record as of a date prior to the effective date.

     If any stockholder who demands appraisal of his shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, the shares of such holder will be converted into the right to receive First M&F common stock and cash in accordance with the merger agreement. A stockholder will fail to perfect, and therefore lose, his right to appraisal if no petition for appraisal is filed within 120 days after the effective date, or if the stockholder delivers to First M&F a written withdrawal of his demand for appraisal and his acceptance of the merger, except that any such attempt to withdraw made more than sixty days after the effective date will require the written approval of First M&F.

     Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights will result in loss of such rights.

     Any Community Federal stockholder who desires to exercise appraisal rights should carefully review the Delaware General Corporation Law and is urged to consult such stockholder's legal advisor before exercising or attempting to exercise such rights.

LEGAL MATTERS

     Certain legal matters in connection with the First M&F common stock being offered hereby will be passed upon by Watkins Ludlam Winter & Stennis, P.A., counsel for First M&F.

EXPERTS

     The consolidated financial statements of Community Federal incorporated in this Joint Proxy Statement-Prospectus by reference from the Community Federal Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of First M&F incorporated in this Joint Proxy Statement-Prospectus by reference from the First M&F Annual Report on Form 10-K have been audited by Shearer, Taylor & Co., P.A., independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

     As of the date of this Joint Proxy Statement-Prospectus, the First M&F Board and the Community Federal Board know of no matters that will be presented for consideration at the First M&F Meeting or the Community Federal Meeting, respectively, other than as described in this Joint Proxy Statement-Prospectus. If any other matters should properly come before either meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of First M&F and Community Federal.

STOCKHOLDER PROPOSALS

     FIRST M&F. In order for stockholder proposals for the 2000 annual meeting of stockholders to be eligible for inclusion in First M&F's 2000 proxy statement, all such proposals must be mailed to First M&F Corporation, 221 Washington Street, Jackson, Mississippi 39090, Attention: Hugh S. Potts, Jr., and must be received no later than [NOVEMBER 17, 1999.] After this date, a stockholder who intends to raise a proposal to be acted upon at the 2000 annual meeting of stockholders must inform First M&F in writing no later than [JANUARY 31, 2000.] If notice is not provided by that date, the First M&F Board may exclude such proposal from being acted upon at the 2000 meeting. Further, the persons named in First M&F's proxy for the 2000 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2000 annual meeting.

     COMMUNITY FEDERAL. If the merger is not completed, Community Federal will set a date for its next annual meeting as provided in its Bylaws. Any stockholder who wishes to present a proposal at Community Federal's next annual meeting and who wishes to have the proposal included in Community Federal's proxy statement for the annual meeting must submit the proposal to Community Federal Bancorp, 333 Court Street, Tupelo, Mississippi 38801, Attention: Sherry
S. McCarty, and must be received no later than August 23, 1999. After this date, a stockholder who intends to raise a proposal to be acted upon at the next annual meeting of stockholders must inform Community Federal in writing no later than November 6, 1999. If notice is not provided by that date, the Community Federal Board may exclude such proposal from being acted upon at the 2000 meeting. Further, the persons named in Community Federal's proxy for the 2000 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2000 annual meeting.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Joint Proxy Statement-Prospectus contains certain forward-looking statements about the financial condition, results of operations and business of each of our companies and about the combined company following the consummation of the merger. These statements concern the cost savings, revenue enhancements and other advantages we expect to obtain from the merger, the anticipated impact of the merger on First M&F's financial performance and earnings estimates for the combined company. These statements appear in several sections of this Joint Proxy Statement-Prospectus, including "Summary," "The Merger - Background of and Reasons for the Merger," "The Merger - Opinion of First M&F's Financial Advisor" and "The Merger - Opinion of Community Federal's Financial Advisor." Also, when we use any of the words "believes," "expects," "anticipates," "intends," "estimates," "plans" or similar expressions, we are making forward-looking statements.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of First M&F and Community Federal, and of the combined company, may differ materially from those expressed in these forward-looking statements. Many of the factors that could influence or determine actual results are unpredictable and not within the control of First M&F or Community Federal. In addition, neither First M&F nor Community Federal intend to, nor are they obligated to, update these forward-looking statements after they distribute this Joint Proxy Statement-Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading as of any future date. For all of these statements, First M&F and Community Federal claim the protection of the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995.

     Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

          (1) expected cost savings from the proposed merger cannot be fully realized or realized within the expected time frame;

          (2) costs or difficulties related to the integration of the businesses are greater than expected;

          (3)  revenues following the proposed merger are lower than expected;

          (4) competitive pressure among depository institutions increases significantly;

          (5) changes in the interest rate environment reduce interest margins;

          (6) general economic conditions, either nationally or in Mississippi, are less favorable than expected; or

          (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.


                       FINANCIAL AND BUSINESS INFORMATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

     The following unaudited Pro Forma Combined Condensed Consolidated Statement of Condition combines the historical consolidated statements of condition of First M&F and Community Federal giving effect to the Merger, which will be accounted for as a purchase, as if it had been completed and the issuance of 1,217,986 shares of First M&F Common Stock occurred, on June 30, 1999, after giving effect to the pro forma adjustments described in the accompanying footnotes. No provision has been reflected for expenses related to the Merger, which are disclosed with the Pro Forma Combined Income Statement.

     The merger will be accounted for as a "purchase," which means that the purchase price will be allocated to the assets acquired and the liabilities assumed by First M&F based on their estimated fair values at the time Community Federal and First M&F are combined. For a more detailed description of purchase accounting, see "The Merger - Accounting Treatment."

     The information set forth below should be read in conjunction with the historical consolidated financial statements of First M&F and Community Federal, including their respective notes thereto, certain of which are incorporated by reference in this Joint Proxy Statement-Prospectus and with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus.

     First M&F's fiscal year ends December 31 and Community Federal's fiscal year ends September 30. In the following table, financial data for the fiscal year ended December 31, 1998 includes Community Federal financial data for the 12 months ended September 30, 1998 and information regarding First M&F is presented consistent with the fiscal year of First M&F ended December 31. The information for the six months ended June 30, 1999, is based on the respective historical unaudited financial statements of First M&F and Community Federal.

     The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.






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First M&F Corporation/Community Federal Bancorp
Pro Forma Combined Condensed Consolidated Statements of Condition (Unaudited) June 30, 1999


                                                        Consolidating Adjustments
                          First M&F     Community                                   Consolidated
                            Corp.        Federal         Debits          Credits      First M&F
                          ---------     ---------        ------          -------    ------------

Cash and short

term investments         29,902,434     7,804,481   (a) 37,737,083  (c) 37,737,083    40,839,807
                                                    (f)  1,151,810
                                                    (c)  1,981,082
Investment securities:
   Available for sale   215,740,504   149,850,456   (g)  1,923,838  (a) 37,737,083   329,777,715
   Held to maturity               -     1,940,561                   (g)  1,940,561             -
Loans                   438,302,439   142,640,063   (b)    470,000                   581,412,502
   Less allowance for
    loan losses           6,399,198       817,658                                      7,216,856
      Net Loans         431,903,241   141,822,405                                    574,195,646
Intangible assets         3,111,305                 (c) 14,645,330                    17,756,635
Other assets             36,627,864     7,271,927   (b)  1,000,000  (f)  1,151,810    43,747,981
                        -----------   -----------       ----------      ---------- -------------
Total Assets            717,285,348   308,689,830                                  1,006,317,784
                        ===========   ===========                                  =============

Deposits:
      Total deposits    637,454,343   151,775,659                   (b)    460,000   789,690,002
Borrowed Funds           14,077,409    92,323,014                                    106,400,423
Other liabilities         3,830,808     6,338,752                   (d)    377,445    10,547,005
                        -----------   -----------       ----------      ---------- -------------
Total Liabilities       655,362,560   250,437,425                                    906,637,430
                        -----------   -----------                                  -------------

Common stock,
 4,890,163 shares        18,198,895        46,288   (c)     46,288  (c)  6,089,930    24,450,815
                                                    (e)  1,159,520  (e)  1,321,510
Additional paid-in
  capital                10,800,455    45,355,832   (c) 45,355,832  (c) 31,667,636    42,306,101
                                                    (e)  6,029,504  (e)  5,867,514
Retained earnings        35,078,707    16,712,436   (c) 16,712,436                    35,078,707
Treasury stock                         (6,330,042)                  (c)  6,330,042
Unearned compensation                  (4,605,547)                  (c)  4,605,547
Unrealized securities
  gains (losses), net    (2,155,269)    7,073,438   (c)  7,073,438                    (2,155,269)
                        -----------   -----------       ----------      ---------- -------------
Total Shareholders'
  Equity                 61,922,788    58,252,405                                     99,680,354
                        -----------   -----------                                  -------------
Total Liabilities and
  Shareholders' Equity  717,285,348   308,689,830                                  1,006,317,784
                        ===========   ===========                                  =============



(a) Assumes the sale of approximately $38 million of Community Federal's available for sale investments to fund the cash outlay of the purchase. Assumes no tax gain on sale of the selected securities.
(b) Reflects adjustment of assets and liabilities to Fair Value.
(c) Reflects issuance of 1,217,986 shares of First M&F common stock at $31.00 per share in exchange for the outstanding shares of Community Federal, the cash payment of 537.7 million, and the retirement of Community Federal's treasury stock. The $31.00 stock price of First M&F, the stock price that prevailed when the merger was negotiated, was used in calculating the goodwill. The pro forma statement includes adjustments for the excess of the cost over the fair value of the net assets acquired as follows:

                                  June 30, 1999
                                  -------------
          Purchase Price - stock issued                     $37,757,566
          Purchase Price - cash                              37,737,083
                                                            -----------
               Total purchase price                          75,494,649
                                                            -----------
          Historical net tangible assets acquired            58,252,405
          Estimated loan fair value adjustment (b)              470,000
          Estimated property fair value adjustment (b)        1,000,000
          Estimated deposit fair value adjustment (b)          (460,000)
          Cash due from ESOP termination to repay loan (c)    1,981,082

          Deferred tax adjustment on mark to market (d)        (377,445)
          Estimated investment fair value adjustment (g)        (16,723)
                                                            -----------
          Estimated fair value of net assets                 60,849,319
                                                            -----------
          Excess cost over net assets acquired              $14,645,330
                                                            ===========


(d) Additional deferred tax liability on fair market value adjustments.
(e) Assumes issuance of 264,302 shares of stock for Community Federal's stock options at an average converted option price of $27.20 and the repurchase and retirement of 231,904 shares at $31.00.
(f) Increase in cash and offsetting reduction in other assets. Receivable from the ESOP grantor trust is paid to the Company to pay the ESOP loan.
(g) Reclassify held to maturity securities to available for sale.







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First M&F Corporation/Community Federal Bancorp
Pro Forma Combined Condensed Consolidated Statements of Condition (Unaudited) December 31, 1998/September 30, 1998




                                                        Consolidating Adjustments
                          First M&F     Community                                   Consolidated
                            Corp.        Federal         Debits          Credits      First M&F
                          ---------     ---------        ------          -------    ------------
Cash and short

term investments         48,142,542     4,070,714   (a) 37,737,083  (c) 37,737,083    55,346,148
                                                    (f)  1,151,810
                                                    (c)  1,981,082
Investment securities:
  Available for sale    210,646,083   119,799,017   (g)  2,760,651  (a) 37,737,083   295,468,668
  Held to maturity                -     2,742,209                   (g)  2,742,209             -
Loans                   414,183,683   142,170,549   (b)    470,000                   556,824,232
  Less allowance for
   loan losses            5,835,000       756,285                                      6,591,285
     Net Loans          408,348,683   141,414,264                                    550,232,947
Intangible assets         3,241,435                 (c) 15,297,944                    18,539,379
Other Assets             31,627,481     7,294,238   (b)  1,000,000  (f)  1,151,810    38,769,909
                        -----------   -----------       ----------      ----------  ------------
Total Assets            702,006,224   275,320,442                                    958,357,051
                        ===========   ===========                                   ============

Deposits:
     Total deposits     625,398,006   144,801,613                   (b)    460,000   770,659,619
Borrowed Funds            9,399,850    65,451,449                                     74,851,299
Other liabilities         3,696,791     7,502,754                   (d)    377,445    11,576,990
                        -----------   -----------       ----------      ----------  ------------
Total Liabilities       638,494,647   217,755,816                                    857,087,908
                        -----------   -----------                                   ------------

Common stock,
 4,937,246 shares        18,198,895        46,288   (c)     46,288  (c)  6,089,930    24,450,815
                                                    (e)  1,159,520  (e)  1,321,510
Additional paid-in
 capital                 10,800,455    45,210,144   (c) 45,210,144  (c) 31,667,838    42,306,101
                                                    (e)  6,029,504  (e)  5,867,514
Retained earnings        32,722,727    15,487,717   (c) 15,487,717                    32,722,727
Treasury stock                         (5,545,540)                  (c)  5,545,540
Unearned compensation                  (5,277,786)                  (c)  5,277,786
Unrealized securities
 gains (losses), net      1,789,500     7,643,803   (c)  7,643,803                     1,789,500
                        -----------   -----------       ----------      ----------  ------------
Total Shareholders'
 Equity                  63,511,577    57,564,626                                    101,269,143
                        -----------   -----------                                   ------------
Total Liabilities and
 Shareholders' Equity   702,006,224   275,320,442                                    958,357,051
                        ===========   ===========                                   ============



(a) Assumes the sale of approximately $38 million of Community Federal's available for sale investments to fund the cash outlay of the purchase. Assumes no tax gain on sale of the selected securities.
(b) Reflects adjustment of assets and liabilities to Fair Value.
(c) Reflects issuance of 1,217,986 shares of First M&F common stock at $31.00 per share in exchange for the outstanding shares of Community Federal, the cash payment of $37.7 million, and the retirement of Community Federal's treasury stock. The $31.00 stock price of First M&F, the stock price that prevailed when the merger was negotiated, was used in calculating the goodwill. The pro forma statement includes adjustments for the excess of the cost over the fair value of the net assets required as follows:

                                December 31, 1998
                                -----------------
          Purchase Price - stock issued                    $37,757,566
          Purchase Price - cash                             37,737,083
                                                           -----------
               Total purchase price                         75,494,649
                                                           -----------
          Historical net tangible assets acquired           57,564,626
          Estimated loan fair value adjustment (b)             470,000
          Estimated property fair value adjustment (b)       1,000,000
          Estimated deposit fair value adjustment (b)         (460,000)
          Cash due from ESOP termination to repay loan (c)   1,981,082
          Deferred tax adjustment on mark to market (d)       (377,445)
          Estimated investment fair value adjustment (g)        18,442
                                                           -----------
          Estimated fair value of net assets                60,196,341
                                                           -----------
          Excess cost over net assets acquired             $15,297,944
                                                           ===========

(d) Additional deferred tax liability on fair market value adjustments.
(e) Assumes issuance of 264,302 shares of stock for Community Federal's stock options at an average converted option price of $27.20 and the repurchase and retirement of 231,904 shares at $31.00.
(f) Increase in cash and offsetting reduction in other assets. Receivable from the ESOP grantor trust is paid to the Company to pay the ESOP loan.
(g) Reclassify held to maturity securities to available for sale.







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PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

  The following unaudited Pro Forma Combined Condensed Consolidated Statements of Income have been prepared giving effect to the Merger as if it had been completed, and the issuance of 1,217,986 shares of First M&F Common Stock occurred, on January 1 for the period presented, presented on a purchase accounting basis, after giving effect to the pro forma adjustments described in the accompanying footnotes. No provision has been reflected for expenses related to the Merger, the amounts of which are disclosed in the accompanying footnotes.

  This financial data should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of First M&F and of Community Federal, which are incorporated by reference in this Joint Proxy Statement - Prospectus and with the condensed consolidated historical and other pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement - Prospectus.

  This pro forma financial information is not necessarily indicative of the actual operating results that would have occurred had the Merger been consummated as of the beginning of the periods presented, nor is it necessarily indicative of future operating results.







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First M&F Corporation/Community Federal
Pro Forma Combined Condensed Consolidated Statements of Income (Unaudited) June 30, 1999


                                 First M&F   Comm Fed       Pro Forma
                                    YTD      2Q and 3Q     Adjustments    Combined
                                ----------   ---------     -----------   ----------

Total interest income           25,335,806   9,408,779   (c)(1,010,128)  33,700,886
Total interest expense                                   (d)   (33,571)
                                11,715,989   5,697,709   (d)   (76,667)  17,337,031
                                ----------   ---------       ---------   ----------
  Net interest income           13,619,817   3,711,070        (967,032)  16,363,855
Provision for loan losses        1,101,920      40,000               -    1,141,920
                                ----------   ---------       ---------   ----------
  Net interest income after
provision for loan losses       12,517,897   3,671,070        (967,032)  15,221,935

Total noninterest income         3,199,417     812,508               -    4,011,925

Goodwill amortization              130,129               (a)   488,178      618,307
Other expenses                   9,964,417   2,122,906   (d)    12,500   12,099,823
                                ----------   ---------         -------   ----------
Total noninterest expense       10,094,546   2,122,906         500,678   12,718,130
                                ----------   ---------         -------   ----------
Income before income taxes       5,622,768   2,360,672      (1,467,710)   6,515,730
Income taxes                     1,446,899     860,222   (c)  (385,748)   1,921,373
                                ----------   ---------       ---------   ----------
     Net income                  4,175,869   1,500,450       1,081,962    4,594,357
                                ==========   =========       =========   ==========

Average Shares                                                            4,937,246
                                                                         ==========

Earnings Per Share                                                             0.93
                                                                               ====



(a) Amortization of goodwill of $976,355 per year, $488,178 for 6 months, over 15 years straight line. Goodwill calculation is shown in the pro forma balance sheet.
(b) Average number of shares outstanding was computed by applying the share conversion factor to the outstanding shares of Community Federal and adding the result to First M&F's historical average shares outstanding.
(c) The interest income reduction, and tax effect, due to the sale of Community's investments to fund the cash paid, assuming combination at the beginning of the year at $8.8457 cash and .2855 shares. $37,737,083 of investment sold at an annual yield of 5.38%.
(d) Yield adjustments due to fair value adjustment on loans, deposits, and depreciation for the six months of $33,571, $76,667, and $12,500, respectively.


The following are estimates of merger related expenses that are not incorporated into the pro forma analysis.

     Community Federal investment banking and legal fees     $  750,000
     Community Federal executive change-in-control payments     750,000
     First M&F Corp legal and investment banking fees
       unrelated to the registration                            150,000
     Fees related to the registration of the securities         100,000
                                                              ---------
                                                             $1,750,000
                                                              =========

First M&F Corporation/Community Federal
Pro Forma Combined Condensed Consolidated Statements of Income (Unaudited) December 31, 1998


                                 First M&F   Comm Fed      Pro Forma
                                   Corp      Fiscal 98    Adjustments     Combined
                                ----------   ---------   -------------   ----------

Total interest income           50,009,589   16,607,283  (c)(2,020,256)  64,529,474
Total interest expense                                   (d)   (67,142)
                                24,390,499    9,573,422  (d)  (153,333)  33,810,588
                                ----------   ----------      ---------   ----------
  Net interest income           25,619,090    7,033,861     (1,934,065)  30,718,886
Provision for loan losses        1,964,746      235,000              -    2,199,746
                                ----------   ----------      ---------   ----------
  Net interest income after
provision for loan losses       23,654,344    6,798,861     (1,934,065)  28,519,140

Total noninterest income         5,501,309    1,929,373              -    7,430,682

Goodwill amortization              236,802               (a)   976,355    1,213,157
Other expenses                  18,481,603    3,859,876  (d)    25,000   22,366,479
                                ----------    ---------      ---------   ----------
Total noninterest expense       18,718,405    3,859,876      1,001,355   23,579,636
                                ----------    ---------      ---------   ----------
Income before income taxes      10,437,248    4,868,358     (2,935,420)  12,370,186
Income taxes                     2,594,981    1,817,545  (c)  (771,496)   3,641,030
                                ----------    ---------      ---------   ----------
  Net income                     7,842,267    3,050,813     (2,163,924)   8,729,156
                                ==========    =========      =========   ==========

Average Shares                                                            5,043,954
                                                                         ==========

Earnings Per Share                                                             1.73
                                                                               ====



(a) Amortization of goodwill of $976,355 over 15 years straight line.
    Goodwill calculation is shown in the pro forma balance sheet.
(b) Average number of shares outstanding was computed by applying the share conversion factor to the outstanding shares of Community Federal and adding the result to First M&F's historical average shares outstanding.
(c) The interest income reduction, and tax effect, due to the sale of Community's investments to fund the cash paid, assuming combination at the beginning of the year at $8.8457 cash and .2855 shares. $37,737,083 of investment sold at an annual yield of 5.38%.
(d) Yield adjustments due to fair value adjustment on loans, deposits, and depreciation of $67,142, $153,333, and $25,000, respectively.


The following are estimates of merger related expenses that are not incorporated into the pro forma analysis.

Community Federal investment banking and legal fees       $  750,000
Community Federal executive change-in-control payments       750,000
First M&F Corp legal and investment banking fees
  unrelated to the registration                              150,000
Fees related to the registration of the securities           100,000
                                                           ---------
                                                          $1,750,000
                                                           =========

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the 8th day of July, 1999, is made between Community Federal Bancorp, Inc., Tupelo, Mississippi, a Delaware corporation ("Community Federal"), First M&F Corporation, Kosciusko, Mississippi, a Mississippi corporation ("First M&F"), Community Federal Bank, Tupelo, Mississippi, a federally chartered savings bank ("Community Federal Bank"), and Merchants & Farmers Bank, Kosciusko, Mississippi, a Mississippi state bank ("M&F Bank").

     In consideration of their mutual promises and obligations, the parties agree that Community Federal shall be merged with and into First M&F on the terms and subject to the conditions set forth in this Agreement:


                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

     Certain Defined Terms.  As used in this Agreement, the following terms
     ---------------------
shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

     1.1     "Agreement" shall mean this Agreement and Plan of Merger by and
              ---------
between Community Federal, First M&F, Community Federal Bank and M&F Bank and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

     1.2     "Business Day" shall mean a day on which M&F Bank is open for
              ------------
business and which is not a Saturday, Sunday or legal bank holiday.

     1.3     "Community Federal Bank" means Community Federal Bank, a federally
              ----------------------
chartered savings bank that was organized on August 25, 1994, organized and existing under and pursuant to the laws of the United States of America and maintaining its principal place of business and registered address at 333 Court Street, in Tupelo, Lee County, Mississippi 38802.

     1.4     "Community Federal" means Community Federal Bancorp, Inc., a
              -----------------
corporation duly chartered in November 1995, organized, and existing under and pursuant to the laws of the State of Delaware; maintaining its principal place of business at 333 Court Street in Tupelo, Lee County, Mississippi.

     1.5     "Closing" The closing (the "Closing") of the transactions
              -------
contemplated herein will take place at a place and on a date that is mutually agreed to by the parties ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, the date the Registration Statement (the "Registration Statement") filed with the SEC is declared effective, the dates on which the Community Federal shareholders and the First M&F shareholders approve the Agreement, or such earlier or later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger (as defined in Section 2.1 hereof) as may reasonably be required (including material required to be delivered under this Agreement).

     1.6     "Effective Date"  The Merger shall become effective as of the date
              --------------
and time specified in Articles of Merger filed with the Secretary of State of the State of Mississippi pursuant to the provisions of Article 11 of the Mississippi Business Corporation Act (the "MBCA") and the Certificate of Merger filed with the Delaware Secretary of State pursuant to Section 252 of the Delaware General Corporation Law (the "DGCL").

     1.7     "FDIC" means that agency of the United States of America known as
              ----
the Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

     1.8     "FRB" means that agency of the United States of America which acts
              ---
in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

     1.9     "First M&F" means First M&F Corporation, a corporation duly
              ---------
chartered, organized and existing under and pursuant to the laws of the State of Mississippi; maintaining its principal place of business at 221 E. Washington, in Kosciusko, Attala County, Mississippi.

     1.10    "M&F Bank" means Merchants & Farmers Bank, a Mississippi banking
              --------
corporation, duly chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business at 221 E. Washington, in Kosciusko, Attala County, Mississippi.

     1.11    "MDBCF" means the Department of Banking and Consumer Finance of the
              -----
State of Mississippi having regulatory authority over M&F Bank or any successor Mississippi governmental agency exercising such regulatory authority.

     1.12    "OTS" means the Office of Thrift Supervision having regulatory
              ---
authority over Community Federal Bank.

     1.13    "Party" shall mean First M&F, M&F Bank, Community Federal or
              -----
Community Federal Bank and "Parties" shall mean First M&F, M&F Bank, Community Federal and Community Federal Bank.

     1.14    "Person" shall mean any individual, corporation, partnership, joint
              ------
venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     1.15    "SEC" means that agency of the United States of America known as
              ---
the Securities and Exchange Commission.

     1.16    "Trading Day" means a day on which First M&F Common Stock is traded
              -----------
as reported on the NASDAQ National Market System.


                                    ARTICLE 2
                         THE MERGER AND RELATED MATTERS
                         ------------------------------

     2.1     Merger.  On the Effective Date, Community Federal shall be merged
             ------
with and into First M&F (the "Merger") pursuant to the provisions of this Agreement, the provisions of and with the effect provided in, Article 11 of the MBCA and Section 252 of the DGCL and the Merger Agreement in substantially the form of Exhibit A hereto (the "Merger Agreement"). For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable IRS regulations. The Parties expect that the Merger will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

     2.2     The Closing.
             -----------

             a. The Closing of the transactions contemplated herein will take place, assuming satisfaction or waiver of each of the conditions set forth in Article 8 hereof, on the date provided in Section 1.5.

              b. At the Closing (i) Community Federal and Community Federal Bank, on the one hand, and First M&F and M&F Bank, on the other hand, shall each provide to the other such proof of satisfaction of the conditions set forth in Article 8 as the Party whose obligations are conditioned upon such satisfaction may reasonably request, (ii) the certificates and letters required by Article 8 shall be delivered, (iii) the appropriate officers of the Parties shall complete the execution, acknowledgment and delivery of the Merger Agreement and (iv) the Parties shall take such further action as is required to consummate the transactions contemplated by this Agreement and the Merger Agreement.

     2.3     Effect of Merger.  Upon consummation of the Merger, the separate
             ----------------
corporate existence of Community Federal shall cease and First M&F shall continue as the surviving corporation. The name of First M&F, as the surviving corporation, shall by virtue of the Merger remain unchanged. On the Effective Date, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights and credits then owned by Community Federal, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of First M&F, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by Community Federal prior to such Merger, and First M&F shall be a continuation of the original entities and all of the rights and obligations of Community Federal shall remain unimpaired, and First M&F, on the Effective Date of the Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

     2.4  Bank Merger.  First M&F and Community Federal shall take all action
          -----------
necessary and appropriate to cause Community Federal Bank to merge into M&F Bank simultaneously with or after the consummation of the Merger.

     2.5  Stock Option Agreement.  Simultaneously with the execution of this
          ----------------------
Agreement and as a condition thereto, the parties have executed a Stock Option Agreement, providing First M&F an option to acquire up to 19.9% of the outstanding shares of Community Federal, if certain triggering events occur.


                                    ARTICLE 3
                               CONVERSION OF STOCK
                               -------------------

     3.1  Conversion of Community Federal Stock.
          -------------------------------------

          a. On the Effective Date, each share of the common stock, $5.00 par value, of First M&F ("First M&F Common Stock") issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall represent one share of First M&F Common Stock.

          b. On the Effective Date, each share of common stock, $.01 par value, of Community Federal ("Community Federal Common Stock") issued and outstanding immediately prior to the Effective Date, other than shares of Community Federal Common Stock owned by shareholders who pursuant to
     Section 262 of the DGCL perfect appraisal rights, shall by virtue of the Merger be converted into (i) .2855 shares of First M&F Common Stock, subject to adjustment as set forth in Section 12.1g, and (ii) the right to receive $8.8457 in cash (the "Exchange Ratio"). On the Effective Date, all shares of Community Federal Common Stock held in treasury will be canceled and terminated and will not be converted into shares of First M&F Common Stock.

          The stock portion of the Exchange Ratio may be adjusted upward and the cash portion of the Exchange Ratio reduced proportionally in a mutually acceptable manner if necessary in the event neither Watkins Ludlam Winter
     & Stennis, P.A., nor Elias, Matz, Tiernan and Herrick L.L.P. can give an opinion that the Merger qualifies as a reorganization within the meaning of
     Section 368 of the Code.

          c. The Exchange Ratio shall be subject to appropriate proportionate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Date, the outstanding shares of First M&F Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in First M&F capitalization.

          d. As a result of the Merger and without any action on the part of the holder thereof, on the Effective Date, all shares of Community Federal Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Community Federal Common Stock shall thereafter cease to have any rights with respect to such shares of Community Federal Common Stock, except the right to receive, without interest, the First M&F Common Stock and cash in accordance with Section 3.1b and c, and cash for fractional shares of First M&F Common Stock in accordance with Section 3.2e upon the surrender of such Certificate.

     3.2  Exchange of Certificates Representing Community Federal Common Stock.
          --------------------------------------------------------------------

          a. As of the Effective Date, First M&F shall deposit, or shall cause to be deposited, with Registrar and Transfer Company, as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of Community Federal Common Stock, for exchange in accordance with this
     Article 3, certificates representing the shares of First M&F Common Stock and cash (such certificates for shares of First M&F Common Stock and cash being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.1 and paid pursuant to this Section 3.2 in exchange for outstanding shares of Community Federal Common Stock.

          b. Within five (5) business days after the Effective Date, First M&F shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (other than those representing shares with respect to which the holder thereof has perfected appraisal rights under the DGCL and has not subsequently lost, withdrawn or forfeited such rights)
     (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as First M&F may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of First M&F Common Stock, cash in lieu of fractional shares and $8.8457 in cash per share. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of First M&F Common Stock and (y) a check in the amount of cash that such holder has the right to receive pursuant to this Agreement after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the value of any First M&F Common Stock or cash payable to holders of Certificates. In the event of a transfer of ownership of Community Federal Common Stock which is not registered in the transfer records of Community Federal, a certificate representing the proper number of shares of First M&F Common Stock, together with a check in the amount of cash that such holder has the right to receive pursuant to this Agreement after giving effect to any required withholding tax, may be issued to such a transferee if the Certificate representing such Community Federal Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          c. Notwithstanding any other provisions of this Agreement, no dividends on First M&F Common Stock shall be paid with respect to any shares of Community Federal Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of First M&F Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date payable with respect to such whole shares of First M&F Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender, and a payment date subsequent to surrender payable with respect to such whole shares of First M&F Common Stock, less the amount of any required withholding taxes.

          d. On or after the Effective Date, there shall be no transfers on the stock transfer books of Community Federal of the shares of Community Federal Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to First M&F, they shall be canceled and exchanged for shares of First M&F Common Stock and the amount of cash that such holder has the right to receive pursuant to this Agreement. Certificates surrendered for exchange by any person constituting an "affiliate" of Community Federal for purposes of Rule 145(c) under the Securities Act of 1933 (the "Securities Act") shall not be exchanged until First M&F has received a written agreement from such person as provided in Section 5.10.

          e. No fractional shares of First M&F Common Stock shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional share of First M&F Common Stock pursuant to Section 3.1b, cash will be paid equal to such fractional proportion times the Average Market Price as defined in Section 12.1g.

          f. Any portion of the shares of First M&F Common Stock and cash (including the proceeds of any investments thereof and any shares of First M&F Common Stock) that remains unclaimed by the former stockholders of Community Federal one year after the Effective Date shall be delivered to First M&F. Any former stockholders of Community Federal who have not complied with this Article 3 before that date shall look only to First M&F for payment in respect of their shares, without any interest thereon.

          g. Neither the Parties nor the Exchange Agent or any other person shall be liable to any former holder of shares of Community Federal Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          h. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by First M&F, the posting by such person of a bond in such reasonable amount as First M&F may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate cash and shares of First M&F Common Stock as provided in Section 3.1 and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of First M&F Common Stock as provided in Section 3.2c.

                                    ARTICLE 4
                                   TAX MATTERS
                                   -----------

     4.1  Tax Consequences.  It is the intention of the Parties hereto that the
          ----------------
Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of merger" for purposes of Section 368 of the Code.

     4.2  Accounting and Tax Representations.  Each Party hereto represents and
          ----------------------------------
warrants that the statements made with respect to it in the Statement of Representations attached hereto as Schedule 4.2, are true and correct as of the date hereof and will be true and correct on the Effective Date.

                                    ARTICLE 5
                  COMMUNITY FEDERAL'S COVENANTS AND AGREEMENTS
                  --------------------------------------------

     5.1  Operation of Business.  Between the date hereof and the Effective
          ---------------------
Date, or until the termination of this Agreement, Community Federal covenants and agrees that it will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and, Community Federal will cause Community Federal Bank to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and without prior written consent (or in the case of paragraphs h and i the oral consent) of First M&F, which consent will not be unreasonably withheld, Community Federal will not, and Community Federal will cause Community Federal Bank not to:

          a. Amend or otherwise change its articles of incorporation, charter or bylaws (except to the extent required in order to effect the Merger as contemplated herein), as each such document is in effect on the date hereof;

          b. Issue or sell, or authorize for issuance or sale, the shares of Community Federal or Community Federal Bank or any additional shares of any class of capital stock of Community Federal or Community Federal Bank (except to the extent required to effect the Merger as contemplated herein);

          c. Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Community Federal or Community Federal Bank to issue securities;

          d. Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock except (i) for each calender quarter in which the record date for dividends on First M&F Common Stock precedes the Effective Date, Community Federal may pay a regular quarterly dividend in the amount of $.085 per share, and (ii) dividends from Community Federal Bank to Community Federal to the extent necessary to pay necessary and routine expenses of Community Federal (including expenses relating to the transactions contemplated by this Agreement) and to fund regular dividends by Community Federal to its stockholders to the extent permitted by this paragraph;

          e. Maintain a level of retained earnings of not less than $16,657,000, less the costs associated with the Merger, and a loan loss reserve at Community Federal Bank of not less than $800,000;

          f. Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, respectively;

          g. Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $50,000;

          h. Extend any new, or renew any existing, loan, credit, lease, or other type of financing which individually exceeds $500,000;

          i. Renew any type of financing which individually exceeds $100,000 and does not meet Community Federal Bank's loan policy requirements except in connection with the workout of loans;

          j. Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of Community Federal or Community Federal Bank;

          k. Excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto;

          l. Impose or suffer the imposition, on any share of stock held by Community Federal in Community Federal Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist;

          m. Establish or add any automated teller machines or branch or other banking offices;

          n. Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except to the extent required in order to effect the Merger as contemplated herein and except in the ordinary course of business in connection with foreclosures or similar actions;

          o.   Enter into, extend, or renew any lease for office or other space;

          p. Except as required by law or permitted by this Agreement, enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of Community Federal or Community Federal Bank;

          q. Grant any increase in compensation to any director, officer, or employee or representative of Community Federal or Community Federal Bank except in the ordinary course of business consistent with past practice;

          r. Enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of Community Federal or Community Federal Bank, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by First M&F;

          s. Take any action or omit to take any action which would cause any of Community Federal's or Community Federal Bank's representations or warranties to be untrue or misleading in any material respect or any covenant of Community Federal or Community Federal Bank under this Agreement incapable of being performed;

          t. Take any action that would materially and adversely affect the ability of any Party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Community Federal's ability to perform its covenants and agreements hereunder; or

          u.   Agree in writing or otherwise to do any of the foregoing.

     5.2  Preservation of Business.  Between the date hereof and the Effective
          ------------------------
Date, Community Federal will, and will cause Community Federal Bank to, use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it.

     5.3  Insurance.  Pending the Closing, Community Federal shall cause the
          ---------
real property owned by Community Federal and Community Federal Bank to be insured reasonably against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

     5.4  Stockholders' Meeting.  Community Federal will (i) take all steps
          ---------------------
necessary to call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, and (ii) cooperate and consult with First M&F with respect to each of the foregoing matters. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. Except as may be required by fiduciary obligations, Community Federal and its directors will support and vote in favor of a stockholder resolution approving this Agreement and the Merger.

     Community Federal shall cooperate in preparing the Registration Statement and the proxy statement, and will promptly furnish all such information relating to it as First M&F may reasonably request for the purpose of including such information in the Registration Statement.

     5.5  Property Transfers.  From time to time, as requested by First M&F and
          ------------------
to the extent permitted by Mississippi law, the officers and directors of Community Federal last in office shall be authorized to execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to First M&F title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Community Federal, and otherwise to carry out the purposes of this Agreement.

     5.6  Community Federal and Community Federal Bank Financial and Other
          ----------------------------------------------------------------
Reports.  Community Federal shall (and shall cause Community Federal Bank to)
-------
make available to First M&F and M&F Bank the following statements and other reports and documents:

          a. Community Federal's Consolidated Balance Sheets as of March 31, 1999 and 1998 (unaudited) and September 30, 1998, 1997 and 1996 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended September 30, 1998, 1997 and 1996 (audited) and Statements of Income for the six-month periods ended March 31, 1999 and 1998 (unaudited) ("Community Federal Financial Statements").

          b. The thrift financial reports, consolidated reports of condition and income, and accompanying schedules, filed by Community Federal Bank with the OTS for each calendar quarter, beginning October 1, 1995, through March 31, 1999.

          c. Such additional financial or other information as may be required for the regulatory applications and the Registration Statement in connection with the consummation of the Merger (subject to any legal limitations).

     5.7  Access to Properties and Records.  Community Federal shall (and shall
          --------------------------------
cause Community Federal Bank to), upon reasonable notice, afford First M&F and its officers, employees, counsel, accountants, and other authorized representatives access, during normal business hours throughout the period prior to the Effective Date, to all of its and Community Federal Bank's properties; books, contracts, commitments, loan files, litigation files and records (including, but not limited to, the minutes of the Boards of Directors of Community Federal and Community Federal Bank and all committees thereof), and it shall (and shall cause Community Federal Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to First M&F such information as First M&F may reasonably request to perform such review. Similar access shall be provided to Community Federal by First M&F. All information obtained hereunder shall be subject to the confidentiality agreement heretofore executed.

     5.8  No Solicitation.  Prior to the Effective Date, neither Community
          ---------------
Federal nor Community Federal Bank shall authorize or knowingly permit any of their officers, directors, employees, representatives, agents or other persons controlled by Community Federal or Community Federal Bank to directly or indirectly, encourage or solicit or, hold any discussions or negotiations with, or provide any information to, any persons, entity or group concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or similar transactions involving, directly or indirectly, Community Federal or Community Federal Bank, except as contemplated by this Agreement or as required by fiduciary obligations. Community Federal and Community Federal Bank shall promptly communicate to First M&F the identity and terms of any proposal which they may receive with respect to any such transaction.

     5.9  Covenant Not to Compete.  In addition to any restrictions which may be
          -----------------------
contained in any employment agreement between Community Federal, Community Federal Bank and any director (other than Jim Ingram and Lewis Whitfield who have entered into separate Non-Competition Agreements pursuant to Section 8.3d hereof), each of the directors of Community Federal and Community Federal Bank agree that for the period from the date hereof until four (4) years after the Effective Date, they will not become directly, indirectly or beneficially an employee, five percent (5%) or more stockholder or director of any bank, savings bank, savings association, trust company, financial institution or other similar business enterprise which competes with M&F Bank (as successor to Community Federal Bank) within Lee County, Mississippi. The directors of Community Federal and Community Federal Bank further agree not to initiate any action to induce any employee of M&F Bank (as successor to Community Federal Bank) to leave M&F Bank's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee of M&F Bank to leave such employment for the period of the date hereof until four (4) years after the Effective Date.

     5.10 Affiliates.  Community Federal and First M&F shall cooperate and use
          ----------
their best efforts to identify those persons who may be deemed to be "affiliates" of Community Federal within the meaning of Rule 145(c) and Rule 144 under the Securities Act. Community Federal shall use its best efforts to cause each person so identified to deliver to First M&F, not later than twenty (20) days after execution of this Agreement, a written agreement in substantially the form set forth in Exhibit B attached hereto. First M&F shall be entitled to place appropriate legends on the certificates evidencing shares of First M&F Common Stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for First M&F Common Stock.

                               ARTICLE 6
          COMMUNITY FEDERAL'S REPRESENTATIONS AND WARRANTIES
          --------------------------------------------------

     For purposes of this Agreement, except where the context requires otherwise, any reference to Community Federal in this Article 6 shall be deemed to include Community Federal and Community Federal Bank and any reference to "material," material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of Community Federal and Community Federal Bank taken as a whole. Community Federal represents and warrants to First M&F and M&F Bank as follows:

     6.1  Organization and Authority.  Community Federal is a corporation duly
          --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and Community Federal Bank is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. Each of Community Federal and Community Federal Bank has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

     6.2  Authorization.  The execution, delivery and performance of this
          -------------
Agreement by Community Federal and Community Federal Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Community Federal and Community Federal Bank, subject to regulatory and stockholder approval. No other corporate proceedings on the part of Community Federal or Community Federal Bank are necessary to authorize consummation of this Agreement, except for the approval of the transaction by Community Federal's stockholders, and the performance by Community Federal and Community Federal Bank of the terms hereof. This Agreement is a valid and binding obligation of Community Federal and Community Federal Bank enforceable against Community Federal and Community Federal Bank in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

     Neither the execution, delivery or performance of this Agreement by Community Federal, nor the consummation of the transactions contemplated hereby, nor compliance by Community Federal with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Community Federal or Community Federal Bank under any terms, conditions or provisions of (i) Community Federal's or Community Federal Bank's Charter or Bylaws or (ii) except as set forth on Schedule 6.2, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Community Federal or Community Federal Bank is a party or by which Community Federal or Community Federal Bank may be bound, or to which Community Federal or Community Federal Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Community Federal or Community Federal Bank or any of its properties or assets.

     6.3  Capital Structure of Community Federal.  As of the date hereof, the
          --------------------------------------
authorized capital of Community Federal consists solely of 10,000,000 shares of Community Federal Common Stock and 2,000,000 shares of preferred stock with no par value. As of the date hereof, 4,266,150 shares of such authorized common stock were issued and outstanding. The outstanding shares of capital stock of Community Federal are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 6.3, there are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock or other security of Community Federal. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of Community Federal Common Stock.

     6.4  Ownership of Other Organizations.  Community Federal does not own,
          --------------------------------
directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except Community Federal Bank. The presently authorized capital of Community Federal Bank consists of 15,000,000 shares of common stock of the par value of $.01 each and 5,000,000 shares of preferred stock with no par value. As of the date hereof, 100 shares of common stock were issued and outstanding. The outstanding shares of common stock of Community Federal Bank are validly issued and outstanding, fully paid and, nonassessable and, all of such shares are owned by Community Federal, free and clear of all liens, claims and encumbrances.

     6.5  Community Federal Financial and Other Reports.  Community Federal has
          ---------------------------------------------
made available to First M&F true and correct copies of the consolidated balance sheets as of September 30, 1998, 1997 and 1996 of Community Federal and its consolidated subsidiaries ("the Community Federal Consolidated Group") and the related consolidated statements of income, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (the "Community Federal Audited Financial Statements") and the consolidated balance sheets of March 31, 1999 and 1998 (unaudited), and consolidated statements of income for the three- month periods ended March 31, 1999 and 1998 (unaudited). Community Federal's Financial Statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and (ii) present fairly the consolidated results of operations of the Community Federal Consolidated Group for the periods covered thereby and the consolidated financial condition of the Community Federal Consolidated Group as of the dates thereof.

     6.6  No Material Adverse Change.  Since March 31, 1999, there has been no
          --------------------------
event or condition of any character (whether actual, or to the knowledge of Community Federal or Community Federal Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, a material adverse effect on the financial condition (including the unrealized gain on securities available for sale), results of operations, business or prospects of Community Federal and Community Federal Bank taken as a whole, excluding changes in laws or regulations that affect financial institutions generally and excluding costs associated with the Merger.

     6.7  Tax Liability.  The amounts set up as liabilities for taxes in the
          -------------
Community Federal Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

     6.8  Tax Returns; Payment of Taxes.  All federal, state, local, and foreign
          -----------------------------
tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Community Federal or Community Federal Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before March 31, 1999, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Community Federal or Community Federal Bank, except as reserved against in the Community Federal Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Community Federal's reserves for bad debts at September 30, 1998, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Code.

     6.9  Litigation and Proceedings.  Except as set forth on Schedule 6.9
          --------------------------
hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Community Federal or Community Federal Bank that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of Community Federal and Community Federal Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

     6.10 Brokers' or Finders' Fees.  Except as set forth on Schedule 6.10
          -------------------------
hereto, no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Community Federal or Community Federal Bank or under their authority is entitled to any commission, broker's or finder's fee from any of the Parties hereto in connection with any of the transactions contemplated by this Agreement.

     6.11 Contingent Liabilities.  Except as disclosed on Schedule 6.11 hereto
          ----------------------
or as reflected in the Community Federal Financial Statements, and except in the case of Community Federal Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of March 31, 1999, neither Community Federal nor Community Federal Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Community Federal and Community Federal Bank taken as a whole and there does not exist a set of circumstances that, to the knowledge of Community Federal, could reasonably be expected to result in any such material obligation or liability.

     6.12 Title to Assets; Adequate Insurance Coverage.
          --------------------------------------------
     Except as described on Schedule 6.12:

          a. As of March 31, 1999, Community Federal and Community Federal Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Community Federal Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Community Federal Financial Statements or which secure deposits of public funds as required by law;
     (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after March 31, 1999, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Community Federal and Community Federal Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its businesses. Any real property and other material assets held under lease by Community Federal or Community Federal Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made by First M&F in such lease of such property.

          b. Except as disclosed on Schedule 6.12 with respect to each lease of any real property or a material amount of personal property to which Community Federal or Community Federal Bank is a party and except for financing leases in which Community Federal or Community Federal Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

          c. Neither Community Federal nor Community Federal Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          d. To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Community Federal and Community Federal Bank provide adequate coverage against loss and are insured in such amounts with such deductibles and against such risks and losses as are in the opinion of management adequate for the businesses engaged in by Community Federal and Community Federal Bank.

     6.13 Liabilities.  To the best knowledge and belief of its management,
          -----------
all liabilities of Community Federal and Community Federal Bank were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither Community Federal nor Community Federal Bank has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of Community Federal or Community Federal Bank; and Community Federal and Community Federal Bank have no knowledge of any claim of ownership to any account other than as shown on the written ownership records of Community Federal and Community Federal Bank for each account, and Community Federal and Community Federal Bank have no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

     6.14 Loans.  To the best knowledge and belief of its management, each loan
          -----
reflected as an asset of Community Federal in the Community Federal Financial Statements, as of March 31, 1999, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Community Federal, except as disclosed in writing to First M&F on or prior to the date hereof.

     6.15 Allowance for Loan Losses.  The allowance for loan losses shown on
          -------------------------
the consolidated balance sheets of Community Federal as of March 31, 1999 is adequate in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

     6.16 Investments.  Except as set forth on Schedule 6.16 and except for
          -----------
investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the Community Federal Financial Statements under the heading "Investment Securities," and none of the investments made by Community Federal or Community Federal Bank since March 31, 1999, and none of the assets reflected in the Community Federal Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Community Federal or Community Federal Bank freely to dispose of such investment at any time except as disclosed on Schedule 6.16. With respect to all repurchase agreements to which Community Federal or Community Federal Bank is a party, Community Federal or Community Federal Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

     6.17 Information for Registration and Proxy Statements.  None of the
          -------------------------------------------------
information supplied or to be supplied by Community Federal with respect to Community Federal for inclusion in (a) the Registration Statement to be filed by First M&F with the SEC, (b) the Notice of Meeting and Proxy Statement to be mailed by Community Federal to stockholders in connection with the meetings referred to in Section 5.4 hereof (the "Proxy Statement") and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of Community Federal's Common Stock, as may be amended at the time of Community Federal Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Community Federal shall provide for filing with the SEC and any regulatory agency in connection with the Merger will, to the extent applicable, comply with GAAP.

     6.18 Commitments and Contracts.  Neither Community Federal nor Community
          -------------------------
Federal Bank is a party or subject to any of the following (whether written or oral, express or implied):

          a. Except as listed on Schedule 6.18a attached hereto and with a complete copy provided to First M&F, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Community Federal or Community Federal Bank);

          b. Except as listed on Schedule 6.18b attached hereto, with a complete copy provided to First M&F, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

          c. Any contract not made in the ordinary course of business containing covenants which limit the ability of Community Federal or Community Federal Bank to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, Community Federal or Community Federal Bank may carry on its respective businesses (other than as may be required by law or applicable regulatory authorities).

     6.19 Employee Plans.  To the best of Community Federal's knowledge and
          --------------
belief, it, Community Federal Bank, and all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Community Federal or Community Federal Bank:

               (1) are in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

               (2) have received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any such governmental authority with respect to its assets or business.

     6.20 Plan Liability.  Except for liabilities to the Pension Benefit
          --------------
Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under
Section 4971 of the Code, all of which have been fully paid, neither Community Federal nor Community Federal Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code.

     6.21 Vote Required.  The affirmative vote of the holders of at least a
          -------------
majority of the outstanding shares of Community Federal Common Stock is the only vote of the stockholders of Community Federal necessary to approve the Merger and related transactions contemplated hereby.

     6.22 Continuity of Business Enterprise.  Community Federal operates at
          ---------------------------------
least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

     6.23 Environmental Matters.  Except as set forth on Schedule 6.23, neither
          ---------------------
Community Federal nor Community Federal Bank nor, to the best knowledge of its management, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by Community Federal or Community Federal Bank or used by Community Federal or Community Federal Bank in their respective businesses ("Community Federal Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Community Federal Properties except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters ("Environmental Laws"). Neither Community Federal nor Community Federal Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Community Federal Properties.

     6.24 Accuracy of Information.  To the best of Community Federal's and its
          -----------------------
officers' and directors' knowledge, all information furnished by Community Federal or Community Federal Bank to First M&F and M&F Bank relating to the assets, liabilities, and this Agreement is accurate, and Community Federal has not failed to disclose any information which is material to this Agreement.

     6.25 Compliance with Applicable Law.  Community Federal and Community
          ------------------------------
Federal Bank hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental entity relating to Community Federal or Community Federal Bank, and neither Community Federal or Community Federal Bank knows of or has received notice of any violations of any of the above.



                                    ARTICLE 7
                    FIRST M&F'S REPRESENTATIONS, WARRANTIES,
                    ----------------------------------------
                            COVENANTS AND AGREEMENTS
                            ------------------------

     For purposes of this Agreement, except where the context requires otherwise, any reference to First M&F in this Article 7 shall be deemed to include First M&F and M&F Bank and any reference to "material," material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of First M&F and its subsidiaries including M&F Bank taken as a whole. First M&F represents and warrants to Community Federal and covenants as follows:

     7.1  Organization and Authority.  Each of First M&F and M&F Bank is a
          --------------------------
corporation or bank duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

     7.2  Shares Fully Paid and Nonassessable.  The outstanding shares of
          -----------------------------------
capital stock of First M&F are validly issued and outstanding, fully paid and nonassessable. The shares of First M&F Common Stock to be issued in connection with the Merger pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

     7.3  Authorization.  The execution, delivery and performance of this
          -------------
Agreement by First M&F and M&F Bank and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of First M&F and M&F Bank, subject to regulatory and stockholder approval. No other corporate proceedings on the part of First M&F are necessary to authorize the execution and delivery of this Agreement and the performance by First M&F of the terms hereof, except for the approval of the transaction by the shareholders of First M&F. This Agreement is a valid and binding obligation of First M&F enforceable against First M&F in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

     Neither the execution, delivery or performance of this Agreement by First M&F, nor the consummation of the transactions contemplated hereby, nor compliance by First M&F with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of First M&F or M&F Bank under any terms, conditions or provisions of (i) First M&F's or M&F Bank's Charter or Bylaws or (ii) except as set forth on Schedule 7.3, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First M&F or M&F Bank is a party or by which First M&F or M&F Bank may be bound, or to which First M&F or M&F Bank or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First M&F or M&F Bank or any of its properties or assets.

     7.4  No Material Adverse Change.  Since March 31, 1999, there has been no
          --------------------------
event or condition of any character (whether actual, or to the knowledge of First M&F or M&F Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to First M&F would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of First M&F or M&F Bank, excluding changes in laws or regulations that affect financial institutions generally.

     7.5  First M&F Financial and Other Reports.  First M&F has made available
          -------------------------------------
to Community Federal true and correct copies of the consolidated balance sheets as of December 31, 1998, 1997 and 1996 of First M&F and its consolidated subsidiaries ("the First M&F Consolidated Group") and the related consolidated statements of income, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (the "First M&F Audited Financial Statements") and the consolidated balance sheets of March 31, 1999 and 1998 (unaudited), and consolidated statements of income for the three-month periods ended March 31, 1999 and 1998 (unaudited). First M&F's Audited Financial Statements (i) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and (ii) present fairly the consolidated results of operations of the First M&F Consolidated Group for the periods covered thereby and the consolidated financial condition of the First M&F Consolidated Group as of the dates thereof.

     7.6  Registration Statement.
          ----------------------
          a. First M&F will prepare and file on Form S-4 a Registration Statement under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act applicable thereto, for the purpose, among other things, of registering the First M&F Common Stock which will be issued to the holders of Community Federal Common Stock pursuant to the Merger. First M&F shall use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the First M&F Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

          b. First M&F will indemnify and hold harmless each member of Community Federal's Consolidated Group and each of their respective directors, officers, agents and other persons, if any, who control Community Federal within the meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject under the Securities Act or any state securities or blue sky laws or otherwise, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that First M&F shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the registration statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to First M&F by Community Federal.

     7.7  Application to Regulatory Authorities.  First M&F shall prepare, as
          -------------------------------------
promptly as practicable, all regulatory applications and filings which are required to be made with respect to the Merger and provide copies thereof to Community Federal and its counsel.

     7.8  Tax Liability.  The amounts set up as liabilities for taxes in the
          -------------
First M&F Audited Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

     7.9  Tax Returns; Payment of Taxes.  All federal, state, local, and foreign
          -----------------------------
tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of First M&F or M&F Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before March 31, 1999, and all returns filed are complete and accurate to the best information and belief of their respective managements and all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to First M&F or M&F Bank, except as reserved against in the First M&F Audited Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and First M&F's reserves for bad debts at September 30, 1998, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Code.

     7.10 Litigation and Proceedings.  Except as set forth on Schedule 7.10
          --------------------------
hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against First M&F or M&F Bank that in the opinion of its management is likely to have a material and adverse effect on the business, results of operations or financial condition of First M&F and M&F Bank taken as a whole, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated.

     7.11 Contingent Liabilities.  Except as disclosed on Schedule 7.11 hereto
          ----------------------
or as reflected in the First M&F Audited Financial Statements, and except in the case of M&F Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of March 31, 1999, neither First M&F nor M&F Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to First M&F and M&F Bank taken as a whole and there does not exist a set of circumstances that, to the knowledge of First M&F, could reasonably be expected to result in any such material obligation or liability.

     7.12 Liabilities.  To the best knowledge and belief of its management, all
          -----------
liabilities of First M&F and M&F Bank were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Neither First M&F nor M&F Bank has agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of First M&F or M&F Bank; and First M&F and M&F Bank have no knowledge of any claim of ownership to any account other than as shown on the written ownership records of First M&F and M&F Bank for each account, and First M&F and M&F Bank have no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

     7.13 Loans.  To the best knowledge and belief of its management, each loan
          -----
reflected as an asset of First M&F in the First M&F Audited Financial Statements, as of March 31, 1999, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to First M&F, except as disclosed in writing to Community Federal on or prior to the date hereof.

     7.14 Allowance for Loan Losses.  The allowance for loan losses shown on the
          -------------------------
consolidated balance sheets of First M&F as of March 31, 1999 is adequate in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

      7.15 Investments.  Except as set forth on Schedule 7.15 and except for
           -----------
investments classified as held-to-maturity as prescribed under the Financial Accounting Standards Board Statement Number 115, and pledges to secure public or trust deposits, none of the investments reflected in the First M&F Audited Financial Statements under the heading "Investment Securities," and none of the investments made by First M&F or M&F Bank since March 31, 1999, and none of the assets reflected in the First M&F Audited Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of First M&F or M&F Bank freely to dispose of such investment at any time except as disclosed on Schedule 7.15. With respect to all repurchase agreements to which First M&F or M&F Bank is a party, First M&F or M&F Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of debt secured by such collateral under such agreement.

     7.16 Information for Registration and Proxy Statements.  None of the
          -------------------------------------------------
information supplied or to be supplied by First M&F with respect to First M&F for inclusion in (a) the Registration Statement to be filed by First M&F with the SEC, (b) the Notice of Meeting and Proxy Statement to be mailed by First M&F to stockholders in connection with the meeting of stockholders and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of First M&F's Common Stock, as may be amended at the time of First M&F Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which First M&F shall provide for filing with the SEC and any regulatory agency in connection with the Merger will, to the extent applicable, comply with GAAP.

     7.17 Environmental Matters.  Except as set forth on Schedule 7.17, neither
          ---------------------
First M&F nor M&F Bank nor, to the best knowledge of its management, any previous owner or operator of any properties at any time owned (including any properties owned or subsequently resold) leased, or occupied by First M&F or M&F Bank or used by First M&F or M&F Bank in their respective businesses ("First M&F Properties") used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about First M&F Properties except in compliance with all applicable federal, state, and local laws, rules and regulations pertaining to air and water quality, hazardous waste, waste disposal, air omissions, and other environmental matters ("Environmental Laws"). Neither First M&F nor M&F Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to First M&F Properties.

     7.18 Accuracy of Information.  To the best of First M&F's and its officers'
          -----------------------
and directors' knowledge, all information furnished by First M&F or M&F Bank to Community Federal and Community Federal Bank relating to the assets, liabilities, and this Agreement is accurate, and First M&F has not failed to disclose any information which is material to this Agreement.

     7.19 Compliance with Applicable Law.  First M&F and M&F Bank hold, and
          ------------------------------
have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental entity relating to First M&F or M&F Bank, and neither First M&F or M&F Bank knows of or has received notice of any violations of any of the above.

     7.20 Title to Assets; Adequate Insurance Coverage.
          --------------------------------------------
     Except as described on Schedule 7.20:

          a. As of March 31, 1999, First M&F and M&F Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all material properties and assets reflected in the First M&F Audited Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the First M&F Audited Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after March 31, 1999, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. First M&F and M&F Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of its businesses. Any real property and other material assets held under lease by First M&F or M&F Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made by First M&F or M&F Bank in such lease of such property.

          b. Except as disclosed on Schedule 7.20 with respect to each lease of any material real property or a material amount of personal property to which First M&F or M&F Bank is a party and except for financing leases in which First M&F or M&F Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have been due and payable thereunder have been paid; (iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

          c. Neither First M&F nor M&F Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          d. To the knowledge and belief of its management, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of First M&F or M&F Bank provide adequate coverage against loss and are insured in such amounts with such deductibles and against such risks and losses as are in the opinion of management adequate for the businesses engaged in by First M&F and M&F Bank.

                                    ARTICLE 8
                              CONDITIONS TO CLOSING
                              ---------------------

     The obligations of the Parties under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

     8.1  Conditions to Each Party's Obligations to Effect the Merger.  The
          -----------------------------------------------------------
respective obligation of each Party to effect the Merger shall be subject to the following conditions:

          a.   Stockholder Approval.  The Merger shall have been approved by
               --------------------
     the requisite vote of the holders of the outstanding shares of Community Federal Common Stock and by the requisite vote of the holders of the outstanding shares of First M&F Common Stock.

          b.   Regulatory Approvals.  The transactions contemplated by this
               --------------------
     Agreement shall have been approved by all governing regulatory authorities, without any condition or requirement which, in the reasonable good faith judgment of the Boards of Directors of First M&F or Community Federal would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of First M&F, M&F Bank, Community Federal or Community Federal Bank after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.

          c.   Registration Statement.  The Registration Statement shall have
               ----------------------
     been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

          d.   No Restraining Action.  No action or proceeding shall have been
               ---------------------
     threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement or this Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby; and no governmental agency shall have given notice to any Party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

          e.   NASDAQ National Market System Listing.  The shares of First M&F
               -------------------------------------
     Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ National Market System.

     8.2  Conditions to Obligations of Community Federal to Effect the Merger.
          -------------------------------------------------------------------
The obligations of Community Federal to effect the Merger shall be subject to the following additional conditions:

          a. Representations and Warranties. The representations and warranties of First M&F set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Community Federal, and First M&F shall deliver at Closing an appropriate certificate to that effect.

          b.   Performance of Obligations.  First M&F and M&F Bank shall have
               --------------------------
     performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and First M&F shall deliver at Closing an appropriate certificate to that effect.

          c.   Tax Opinion.  Community Federal shall have received from Watkins
               -----------
     Ludlam Winter & Stennis, P.A. an opinion of counsel, dated the Closing Date as to certain tax aspects of the transactions contemplated by this Agreement and the Merger Agreement, including that such transactions as to stockholders of Community Federal will constitute a tax-free reorganization under Section 368 of the Code.

     8.3  Conditions to Obligations of First M&F to Effect the Merger.  The
          -----------------------------------------------------------
obligations of First M&F to effect the Merger shall be subject to the following additional conditions:

          a.   Representations and Warranties.  The representations and
               ------------------------------
     warranties of Community Federal and Community Federal Bank set forth in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified by materiality in which case such representation or warranty shall be true and correct) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by First M&F, and Community Federal shall deliver at Closing an appropriate certificate to that effect.

          b.   Performance of Obligations.  Community Federal and Community
               --------------------------
     Federal Bank shall have performed in all material respects all obligations and complied with all covenants required by it under this Agreement prior to the Closing and Community Federal shall deliver at Closing an appropriate certificate to that effect.

          c.   Affiliate Agreement.  An Affiliate Agreement substantially in the
               -------------------
     form specified on Exhibit B hereto (as contemplated by Section 5.10 hereof) shall have been executed by each person who serves as an executive officer or director of Community Federal.

          d.   Non-Competition Agreements.  Mr. Ingram and Mr. Whitfield shall
               --------------------------
     have executed and delivered the Non-Competition Agreements in the form of Exhibit C hereto.

                                    ARTICLE 9
                                     CLOSING
                                     -------

     9.1  Closing.  The Closing shall be held at the offices of M&F Bank or
          -------
such other place as First M&F and Community Federal shall mutually designate.

     9.2  Deliveries at Closing.  At the Closing, all documents and instruments
          ---------------------
shall be duly and validly executed and delivered by all the Parties hereto, and possession of all liabilities and assets shall be transferred and delivered accordingly.

     9.3  Documents.  The Parties shall execute any and all documents reasonably
          ---------
requested by them or their legal counsel for the purpose of effecting the transaction contemplated herein, including but not limited to the following:

          a. endorsement, negotiation, and/or assignment of all original notes and security agreements relating to all loans;

          b.   warranty deeds for the real property;

          c.   commitments for owners title insurance for the real property;

          d. such other endorsements, assignments or other conveyances as may be appropriate or necessary to effect the transfer to First M&F of the assets, duties, responsibilities and obligations as referred to herein; and

          e. listing of dissenting stockholders, if any, including name, address, and number of shares owned.

                                   ARTICLE 10
                               EMPLOYMENT MATTERS
                               ------------------

     10.1 Employees.  Neither First M&F nor M&F Bank shall be obligated to
          ---------
retain in any capacity any of Community Federal's or Community Federal Bank's officers, directors, or employees or to pay any stipulated compensation to any employees, except as set forth in this Agreement. First M&F will make reasonable efforts to maintain compensation levels for any retained personnel commensurate with the employees' experience and qualifications, and in accordance with First M&F and M&F Bank's salary administration program. First M&F will assume the obligations of Community Federal and Community Federal Bank under the Severance Pay Plan for Employees and the Key Employee Retention Plan, and the obligations of Community Federal and Community Federal Bank arising on or prior to the Effective Date under the Recognition and Retention Plan, the Team Incentive Plan, and the Directors' Retirement Plan.

     All employees of Community Federal and Community Federal Bank immediately prior to the Effective Date who are employed by First M&F or M&F Bank (the "Employers") immediately following the Effective Date ("Transferred Employees") will be covered by the Employers' employee benefit plans on substantially the same basis as any employee of the Employers in a comparable position. Notwithstanding the foregoing, First M&F and M&F Bank may determine to continue any of such benefit plans of Community Federal and Community Federal Bank for Transferred Employees in lieu of offering participation in the Employers' benefit plans providing similar benefits (e.g., medical hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the Employers' benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the Employers' employees generally. Service to Community Federal and Community Federal Bank by a Transferred Employee prior to the Effective Date shall be recognized as service to the Employers for purposes of eligibility to participate under the Employers' sick leave policies, paid vacation policies, and medical, long-term disability and life insurance plans. For purposes of participation, vesting and benefit accruals (but not accrual of benefits under First M&F's tax-qualified defined benefit plans) under such employee benefit plans, (i) service under any qualified defined benefit or contribution plans of Community Federal or Community Federal Bank shall be treated as service under First M&F's qualified defined benefit or contribution plans and (ii) service under any other employee benefit plans of Community Federal or Community Federal Bank shall be treated as service under any similar employee benefit plans maintained by First M&F. First M&F and M&F Bank agree that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Community Federal or Community Federal Bank on the Effective Date and who then change coverage to the Employers' medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

     10.2 ESOP.  (1)  Notwithstanding any provision to the contrary contained
          ----
herein, each participant in the Community Federal Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") not fully vested will, in accordance with the terms of the ESOP, become fully vested in his or her ESOP account as of the Effective Date. As soon as practicable after the execution of this Agreement, Community Federal and First M&F will cooperate to cause the ESOP to be amended and other action taken, in a manner reasonably acceptable to Community Federal and First M&F, to provide that the ESOP will terminate upon the Effective Date. Between the date of this Agreement and the Effective Date, the existing ESOP indebtedness shall be paid in the ordinary course of business pursuant to the existing loan amortization schedule and Community Federal or Community Federal Bank shall make such contributions to the ESOP as necessary to fund such payments. Any indebtedness of the ESOP remaining as of the Effective Date shall be repaid from the Trust associated with the ESOP through application of the First M&F Common Stock and cash as provided herein received by the ESOP; provided, however, that (A) any related sale or distribution of shares by the ESOP shall be effected in accordance with the requirements of federal and any applicable state securities laws and regulations, including any rules of the NASD, and (B) all stock distributions from the ESOP after the Effective Date shall be in shares of First M&F Common Stock.

     Upon the repayment of the ESOP loan, the remaining funds in the ESOP suspense account will be allocated as earnings and not as "annual additions" to ESOP participants (as determined under the terms of the ESOP) to the extent permitted by the Code and ERISA. Community Federal and First M&F agree that, subject to the conditions described herein, as soon as practicable after the Effective Date and repayment of the ESOP loan, participants in the ESOP shall be entitled at their election to have the amounts in their ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including plans of First M&F to the extent permitted by First M&F) or individual retirement account.

     (2) The actions relating to termination of the ESOP will be adopted conditioned upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the ESOP after any required amendments (including the amendment which terminates the ESOP). Community Federal and First M&F will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date of this Agreement. Community Federal and First M&F will adopt such additional amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not (A) substantially change the terms outlined herein, (B) have a material adverse effect on Community Federal, or (C) result in an additional material liability to First M&F.

     (3) As of and following the Effective Date, First M&F shall cause the ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Date and proceed with termination of the ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the ESOP, provided, however, that no such termination distributions or the ESOP shall occur after the Effective Date until a favorable termination letter has been received from the IRS.

     10.3 Recognition Plan. Each participant in the Community Federal Management
          ----------------
Recognition and Retention Plan ("RRP") not fully vested will, in accordance with the terms of the RRP, become fully vested in plan share awards thereunder as of the Effective Date. As soon as practicable after the execution of this Agreement, Community Federal and First M&F will cooperate to cause the RRP to be amended and other action taken, in a manner reasonably acceptable to Community Federal and First M&F, to provide that the RRP will terminate upon the Effective Date; provided, however, that (i) any distribution of shares under the RRP shall be effected in accordance with the requirements, if any, of federal and state securities laws and regulations, and (ii) all distributions from the RRP after the Effective Date shall be in shares of First M&F Common Stock and cash as provided herein. No action shall be taken that would adversely affect the rights of plan participants who hold outstanding grants or awards of shares of Community Federal Common Stock, whether before or after the Effective Date. No further grants or awards shall be made under the RRP following the date of this Agreement.

     10.4 Pension Plan.  Community Federal and Community Federal Bank currently
          ------------
maintain a Pension Plan (the "Pension Plan") which will remain operative and in effect through the Effective Date of the Merger. The Pension Plan will either be terminated as of the Effective Date of the Merger and distributed to vested employees of Community Federal and Community Federal Bank in accordance with the terms of the Pension Plan, or responsibility for the Pension Plan will be assumed by First M&F or M&F Bank. If the Pension Plan is terminated, the trustee for the Pension Plan will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the IRS, Department of Labor and other government agencies. All such termination costs will be paid from the Pension Plan's assets, if permitted by law. No termination, merger or amendment of the Pension Plan shall reduce or change any benefits that were vested at or immediately prior to the Effective Date.

     10.5 Stock Options.  Community Federal maintains a stock option plan
          -------------
pursuant to which options to acquire 462,875 shares have been issued (the "Options"). Community Federal agrees not to issue any additional options to acquire shares of Community Federal Common Stock. On the Effective Date, each Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Community Federal Common Stock and shall be converted automatically into an option to purchase shares of First M&F Common Stock, and First M&F shall assume each Community Federal Option, in accordance with the terms of the Community Federal stock option plan and stock option agreement by which it is evidenced, except that from and after the Effective Date, (i) First M&F and its Board of Directors or a duly authorized committee thereof shall be substituted for the Community Federal and Community Federal's Board of Directors or duly authorized committee thereof administering the Community Federal stock option plan, (ii) each Community Federal Option assumed by First M&F may be exercised solely for shares of First M&F Common Stock, (iii) the number of shares of First M&F Common Stock subject to such Community Federal Options shall be equal to the number of shares of Community Federal Common Stock subject to such Community Federal Options immediately prior to the Effective Date multiplied by .5710, provided that any fractional shares of First M&F Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Community Federal Option shall be adjusted by dividing the per share exercise price under each such Community Federal Option by .5710, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding the preceding sentence,
(i) each Community Federal Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code and (ii) the Community Federal Options held by H. Lewis Whitfield on the Effective Date shall vest pursuant to the terms set forth in Schedule 10.6(5).

     First M&F and Community Federal agree to take all necessary steps to effect the foregoing provisions of this Section. As soon as practicable after the Effective Date, First M&F shall deliver to each participant in the Community Federal stock option plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to the Community Federal stock option plan shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments set forth above. Within thirty (30) days after the Effective Date, First M&F shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of First M&F Common Stock subject to such Options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such Options remain outstanding.

     10.6 Board and Management Matters.
          ----------------------------
          a. First M&F agrees to take all actions necessary to appoint or elect to the Board of Directors of First M&F, effective as of the Effective Date, Jim Ingram and two other persons serving as director of Community Federal immediately prior to the Effective Date who are reasonably acceptable to First M&F. Each person who is appointed or elected to the Board of Directors of First M&F pursuant to the preceding sentence shall serve until the first annual meeting of shareholders of First M&F following the Effective Date and until his successor is elected and qualified. Subject to compliance with the director qualification requirements set forth in First M&F's Bylaws and the fiduciary duties of the Board of Directors of First M&F, First M&F shall include each such person on the list of nominees for director presented by the Board of Directors of First M&F and for which said Board shall solicit proxies at the first annual meeting of shareholders of First M&F following the Effective Date, which persons shall be allocated equally among the three classes of directors of First M&F and nominated for election for three, two or one-year terms, as applicable.

          b. The remaining non-employee directors who are not elected as directors of First M&F shall be requested by First M&F to serve as members of an Advisory Board following the Effective Date, and each of such persons shall be paid an Advisory Board fee equal to fees paid to other advisory board members of First M&F.

          c. At the Effective Date, in complete satisfaction of the obligations to make the cash payments provided for by Section 5(c)(1) of their respective employment agreements, Lewis Whitfield shall receive a lump sum cash payment of $355,000 and Jim Ingram shall receive a lump sum cash payment of $320,000. In addition, at the Effective Date, First M&F shall enter into a consulting agreement with Mr. Ingram in the form of Exhibit D hereto, and M&F Bank shall retain Mr. Whitfield as President of its Tupelo Division after the Effective Date on the terms set forth on
     Schedule 10.6.

     10.7 Team Incentive Plan.  Bonuses payable under the Team Incentive Plan
          -------------------
for the plan year ending September 30, 1999 shall be paid in December 1999. If the Effective Date is after October 31, 1999, then additional bonuses shall be paid on the Effective Date on a pro rata basis to the participants in the Team Incentive Plan based upon Community Federal Bank's income, before income taxes, from October 1, 1999 through and including the last day of the calendar month immediately preceding the Effective Date. The aggregate pro rata bonuses shall not exceed the amount accrued by Community Federal Bank as a liability in the ordinary course of business consistent with past practice. Following the payment of the above bonuses, the Team Incentive Plan shall be terminated.

     10.8 Directors' Retirement Plan.  On the Effective Date, Robert R. Black,
          --------------------------
Sr., Robert W. Reed, III and Michael R. Thomas shall be deemed to be Participants in Community Federal Bank's Directors' Retirement Plan entitled to receive, over a 10-year period in accordance with Sections 2.03 and 2.04 of the Directors' Retirement Plan, the amounts accrued by Community Federal Bank as a liability for such directors, as set forth on Schedule 10.8. All other current directors of Community Federal Bank are currently Participants in the Directors' Retirement Plan and shall receive their benefits over a 10-year period pursuant to Article 2 of the Directors' Retirement Plan. On the Effective Date, the Directors' Retirement Plan shall be terminated, provided that such termination shall not affect the rights or benefits to which a director is entitled under the Directors' Retirement Plan or as set forth above.

     10.9 Notices.  Community Federal and Community Federal Bank shall be
          -------
responsible for notifying their employees of the terms of this Agreement as it affects them and for complying with any applicable laws regarding such notices.

    10.10 Directors' and Officers' Liability Insurance Coverage.  First M&F
          -----------------------------------------------------
shall maintain the existing directors' and officers' liability insurance policy of Community Federal and Community Federal Bank, respectively, covering persons who are currently covered by such insurance for a period of four (4) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement; provided, however, that First M&F may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement.

    10.11 Indemnification.  From and after the Effective Date through the third
          ---------------
anniversary of the Effective Date, First M&F shall indemnify and hold harmless each present and former director, officer and employee of Community Federal and Community Federal Bank determined as of the Effective Date (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such Indemnified Parties were entitled under Delaware law and Community Federal's Certificate of Incorporation and Bylaws as in effect on the date hereof.

     Any Indemnified Party wishing to claim indemnification under this Section 10.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify First M&F, but the failure to so notify shall not relieve First M&F of any liability it may have to such Indemnified Party if such failure does not materially prejudice First M&F. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) First M&F shall have the right to assume the defense thereof and First M&F shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if First M&F elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between First M&F and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to First M&F, and First M&F shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) First M&F shall not be liable for any settlement effected without its prior written consent.

     In the event that First M&F or any of its respective successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 10.11, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties and his or her heirs or representatives.

                                   ARTICLE 11
                                    REMEDIES
                                    --------

     For purposes of this Agreement, any reference to First M&F in this Article 11 shall be deemed to include First M&F and M&F Bank and any reference to Community Federal in this Article 11 shall be deemed to include Community Federal and Community Federal Bank.

     11.1 Parties' Joint Remedies.  In the event regulatory authorities impose
          -----------------------
requirements that do not meet the standards for termination as set forth in
Section 8.1b, then the Parties agree to amend this Agreement to conform to such regulatory requirements, and specific performance shall be available as a remedy for this purpose.

     11.2 Community Federal's Remedies.  In the event First M&F breaches this
          ----------------------------
Agreement, then Community Federal shall give First M&F notice of the breach, and First M&F shall have fifteen (15) business days to cure the breach. If the breach by First M&F results in a termination of the Agreement, First M&F shall be liable for out-of-pocket costs incurred by Community Federal in connection with this Agreement and the transactions contemplated thereby, but First M&F shall not be liable for any other damages.

     11.3 First M&F's Remedies.  In the event Community Federal breaches this
          --------------------
Agreement, then First M&F shall give Community Federal notice of the breach, and Community Federal shall have fifteen (15) business days to cure the breach. If the breach by Community Federal results in a termination of the Agreement, Community Federal shall be liable for out-of-pocket costs incurred by First M&F in connection with this Agreement and the transactions contemplated thereby, but Community Federal shall not be liable for any other damages.

     11.4 Attorney Fees.  Each Party shall bear its own attorney fees except
          -------------
attorney fees may be awarded by the presiding judge if the trier of fact finds that the other Party has committed fraud against the other Party.


                                   ARTICLE 12
                                   TERMINATION
                                   -----------

     12.1 Termination.  This Agreement may be terminated, either before or after
          -----------
approval by the stockholders of Community Federal and Community Federal Bank as follows:

          a.   Mutual Consent.  At any time on or prior to the Effective Date,
               --------------
     by the mutual consent in writing of a majority of the members of each of the Board of Directors of the Parties hereto;

          b.   Expiration of Time.  By the Board of Directors of First M&F in
               ------------------
     writing or by the Board of Directors of Community Federal in writing, if the Merger shall have not become effective on or before March 31, 2000, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date;

          c.   Breach of Representation, Warranty or Covenant.  By either Party
               ----------------------------------------------
     hereto, in the event of a breach by the other Party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if (i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching Party, which in either case cannot be or is not cured within sixty (60) days after written notice of such breach is given to the Party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching Party's performance of this Agreement;

          d.   Regulatory Approval.  By either Party hereto, at any time after
               -------------------
     the FRB, FDIC, or MDBCF has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run;

          e.   Shareholder Approval.  By either Party hereto, if the Merger is
               --------------------
     not approved by the required vote of shareholders of Community Federal or by the required vote of the shareholders of First M&F;

          f.   Dissenters.  By First M&F, if holders of twenty percent (20%) or
               ----------
     more of the outstanding Community Federal Common Stock exercise statutory appraisal rights pursuant to Section 262 of the DGCL; and

          g.   Market Price.  By the Board of Directors of Community Federal, if
               ------------
     it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two (2) days after the Determination Date (as defined below), if the Average Market Price (as defined below) shall be less than $26.00; subject, however, to the following three sentences. If Community Federal refuses to consummate the Merger pursuant to this Section 12.1g, it shall give prompt written notice thereof to First M&F; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, First M&F shall have the option to elect to increase the stock portion of the Exchange Ratio to equal the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing 7.423 by the Average Market Price. If First M&F makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Community Federal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 12.1g and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 12.1g.

          "Determination Date" means the later of the date on which (i) the approval of the federal regulatory authority having jurisdiction over the Merger to the Merger shall be received or (ii) the Community Federal and First M&F stockholders approve the Merger.

          The "Average Market Price" of the First M&F Common Stock shall be the average of the closing per share trading prices of First M&F Common Stock as reported by the NASDAQ National Market System (adjusted for any stock split or similar transaction) on the last ten (10) consecutive trading days ending on the third business day prior to the Determination Date.

                                   ARTICLE 13
                                  MISCELLANEOUS
                                  -------------

     13.1 Entire Agreement.  This Agreement embodies the entire understanding
          ----------------
of the Parties in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the Parties hereto.

     13.2 Effect of Termination or Consummation; Survival.
          -----------------------------------------------
          a. Upon termination of this Agreement pursuant to Article 12, the Merger Agreement shall also terminate, and this Agreement and the Merger Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement or the Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of an intentional breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority.

          b. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Date. Each Party hereby agrees that its sole right and remedy with respect to any breach of a representation or warranty or covenant by the other Party prior to the Closing Date shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Article 8 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for an intentional breach of a representation, warranty or covenant or for fraud except if such breach is required by law or by any bank or bank holding company regulatory authority. Each covenant of the Parties to be performed after the Effective Date shall survive the Effective Date and may be enforced by the person or persons in whose favor it runs.

     13.3 Headings.  The headings and subheadings in this Agreement, except the
          --------
terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     13.4 Duplicate Originals.  This Agreement may be executed in any number of
          -------------------
duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

     13.5 Governing Law. This Agreement and the rights and obligations hereunder
          -------------
shall be governed and construed by the laws of the State of Mississippi.

     13.6 Successors; No Third Party Beneficiaries.  All terms and conditions of
          ----------------------------------------
this Agreement shall be binding on the successors and assigns of Community Federal and First M&F. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than Community Federal and First M&F any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Community Federal and First M&F and for the benefit of no other person.

     13.7 Modification; Assignment.  No amendment or other modification of any
          ------------------------
part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

     13.8 Notice.  Any notice, request, demand, consent, approval or other
          ------
communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                                Community Federal
                                -----------------
               Community Federal Bancorp, Inc.
               333 Court Street
               Tupelo, MS 38802
               Attn: H. Lewis Whitfield
               Fax Number: (601) 842-3187

               Copy to: John P. Soukenik, Esq.
                        Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W.
                        Washington, D.C.  20005
                        Fax Number: (202) 347-2172

                                    First M&F
                                    ---------
               First M&F Corporation
               221 E. Washington
               Kosciusko, MS 39090
               Attn: Scott M. Wiggers
               Fax Number: (601) 289-7753

               Copy to: Craig N. Landrum, Esq.
                        Watkins Ludlam Winter & Stennis, P.A.
                        633 N. State Street
                        Jackson, MS 39202
                        Fax Number: (601) 949-4804

     13.9 Waiver.  Community Federal and First M&F may waive their respective
          ------
rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of Community Federal or First M&F to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Community Federal or First M&F under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

    13.10 Costs, Fees and Expenses.  Each Party hereto agrees to pay all costs,
          ------------------------
fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants, financial advisors and counsel. First M&F will be responsible for preparing the applications, regulatory filings and Registration Statement necessary to obtain approval of the Merger and the issuance of the First M&F Common Stock. Community Federal will be responsible for the cost of its (and Community Federal Bank's) accountants and legal counsel and will bear all costs related to conducting its stockholders' meetings and obtaining stockholders' approval of the Merger.

    13.11 Press Releases.  Community Federal and First M&F shall consult with
          --------------
each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit First M&F, following notification to Community Federal, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

    13.12 Severability.  If any provision of this Agreement is invalid or
          ------------
unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

    13.13 Mutual Covenant of Best Efforts and Good Faith.  The Parties mutually
          ----------------------------------------------
covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                          [signatures omitted]

                                   APPENDIX B

                        DELAWARE GENERAL CORPORATION LAW
                                   SECTION 262
                                APPRAISAL RIGHTS

SECTION 262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to s 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to s 251 (other than a merger effected pursuant to s 251(g) of this title), s 252, s 254, s 257, s 258, s 263 or s 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of s 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under s 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to s 228 or s 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX C

                      MISSISSIPPI BUSINESS CORPORATION ACT
                                   ARTICLE 13
                               DISSENTERS' RIGHTS

          SUBARTICLE A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 79-4-13.01. DEFINITIONS.

 In this article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 79-4-13.02. RIGHT TO DISSENT.

 (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (i)   Alters or abolishes a preferential right of the shares;

        (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

        (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

        (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

 (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either (i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

 (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SECTION 79-4-13.03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

 (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

 (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

           SUBARTICLE B. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 79-4-13.20. NOTICE OF DISSENTERS' RIGHTS.

 (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

 (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

SECTION 79-4-13.21. NOTICE OF INTENT TO DEMAND PAYMENT.

 (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

 (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

SECTION 79-4-13.22. DISSENTERS' NOTICE.

 (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

 (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more that sixty (60) days after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this article.

SECTION 79-4-13.23. DUTY TO DEMAND PAYMENT.

 (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

 (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

 (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

SECTION 79-4-13.24. SHARE RESTRICTIONS.

 (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

 (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SECTION 79-4-13.25. PAYMENT.

 (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

 (b) The payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the dissenters' right to demand payment under Section 79-4-13.28; and

     (5) A copy of this article.

SECTION 79-4-13.26. FAILURE TO TAKE ACTION.

 (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

 (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

SECTION 79-4-13.27. AFTER-ACQUIRED SHARES.

 (a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

 (b) To the extent the corporation elects to withhold payment under subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

SECTION 79-4-13.28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

 (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

 (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

                   SUBARTICLE C. JUDICIAL APPRAISAL OF SHARES

SECTION 79-4-13.30. COURT ACTION.

 (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

 (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

 (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

 (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

 (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

SECTION 79-4-13.31. COURT COSTS AND COUNSEL FEES.

 (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

 (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

 (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   APPENDIX D

                    OPINION OF MORGAN KEEGAN & COMPANY, INC.

July 2, 1999


Board of Directors
First M&F Corporation
221 East Washington Street
Kosciusko, MS 39090

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of First M&F Corporation (the "Company") of the consideration paid in connection with its proposed merger with Community Federal Bancorp, Inc. ("CFTP") (the "Transaction") pursuant to and in accordance with the terms of the Agreement and Plan of Merger (the "Agreement") entered into by and between CFTP and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

You have advised us that, pursuant to the Agreement, CFTP will merge with and into the Company (the "Merger") and that the CFTP's banking subsidiary will become a wholly owned bank subsidiary of the Company. The consideration paid to CFTP shareholders will consist of $37,750,000 in cash ($8.85 per share) and
0.2855 share of the Company's common stock for each share of CFTP common stock (excluding shares held by CFTP shareholders who have perfected their dissenters' rights of appraisal) issued and outstanding at the Effective Time. In addition, each option outstanding to purchase a share of CFTP common stock shall be converted into the option to purchase 0.5710 share with respect to the Company's Common Stock.

Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company to serve as its financial advisor in connection with this Transaction. Morgan Keegan will receive a fee for rendering this opinion. We have not advised any party in connection with the Transaction other than the Company and we make no recommendation to the shareholders of the Company.

In connection with our opinion, we have (1) reviewed the Agreement; (2) held discussions with various members of management and representatives of the Company and CFTP concerning each company's historical and current operations, financial condition and prospects; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and CFTP; (4) reviewed internal financial analyses, financial and operating forecasts, to the extent publicly available, reports and other information prepared by officers and representatives of the Company; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and CFTP and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; (7) assessed the accretion/ dilution to the Company's shareholders; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and CFTP contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company and CFTP as to the reasonableness and achievabililty of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and CFTP and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and CFTP. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or CFTP nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction would be consummated on a timely basis in the manner contemplated in the Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of the Company's Common Stock will trade following the date hereof, or the price or trading range at which the Company's Common Stock will trade upon completion of the Transaction.

Morgan Keegan has not previously provided investment banking services, but has provided fixed income services, to the Company. In the ordinary course of our business, we serve as a market maker for the Company's and CFTP Common Stock and trade shares for our own account and the accounts of our customers. Accordingly, we may at any time hold long or short positions in the Company's or CFTP Common Stock.

It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration proposed to be paid in the Transaction is fair, from a financial point of view, to the Company's shareholders.


                                   Yours very truly,


                                   MORGAN KEEGAN & COMPANY, INC.

                                   APPENDIX E

                       OPINION OF TRIDENT SECURITIES


Board of Directors
Community Federal Bancorp, Inc.
333 Court Street
Tupelo, MS  38801

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock (the "Community Federal Common Stock"), of Community Federal Bancorp ("Community Federal") of the consideration to be received by such holders in a merger (the "Merger") of Community Federal with First M&F Corporation, Inc. ("First M&F") pursuant to the Agreement and Plan of Merger (the "Agreement") dated July 8, 1999. Unless otherwise noted, all terms used herein shall have the same meaning as defined in the Agreement.

     As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, in the Merger each of the issued and outstanding shares of Community Federal Common Stock shall be exchanged for .2855 shares of First M&F Common Stock and the right to receive $8.84577 in cash. Each outstanding option to purchase Community Federal Common Stock shall be converted into options to purchase shares of First M&F Common Stock.

     Trident Securities, a division of McDonald Investments, Inc. ("Trident"), is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. In the ordinary course of our business we may actively trade the securities of Community Federal and First M&F for our own account and for the accounts of our customers and, accordingly, may at any one time hold a long or short position in such securities. Trident is not affiliated with Community Federal or First M&F.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Proxy Statement-Prospectus dated as of the date above describing the merger; (ii) the Agreement; (iii) certain publicly available information concerning Community Federal, including the audited financial statements for each of the years in the three year period ended September 30, 1998 and unaudited financial statements for the six months ended March 31, 1999; (iv) certain publicly available information concerning First M&F, including the audited financial statements for each of the years in the three year period ended December 31, 1998 and unaudited financial statements for the three months ended March 31, 1999; (v) certain other internal information, primarily financial in nature, concerning the business and operations of Community Federal and First M&F furnished to us by Community Federal and First M&F for purposes of our analysis; (vi) certain publicly available information with respect to other companies that we believe to be comparable to Community Federal and First M&F; and (vii) certain publicly available information concerning the nature and terms of other transactions that we consider relevant. We have also spoken with certain officers and employees of Community Federal and First M&F, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not attempted independently to verify any such information. We did not perform a review of the loan portfolio, and we did not assess the adequacy of Community Federal's loan loss reserves. We have not conducted a physical inspection of the properties or facilities of Community Federal, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Community Federal and First M&F, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of Community Federal and First M&F; (iii) the economy of Community Federal's and First M&F's market areas, and (iv) the nature and terms of certain other merger transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the financial services industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by Community Federal in the Merger and does not address Community Federal's underlying business decision to effect the Merger.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by Community Federal in the Merger is fair, as of the date hereof, from a financial point of view, to the shareholders of Community Federal.

     This opinion is being delivered to the Board of Directors of Community Federal for its use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident, except as required by law.



                                   Very truly yours,

                                   TRIDENT SECURITIES
                                   A Division of McDonald Investments, Inc.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     First M&F's Articles provide for indemnification to the fullest extent allowed by law. The Articles of First M&F provide in Article Eleven certain provisions regarding the extent to which First M&F will provide indemnification of and advancement of expenses to its Directors, officers, employees, and agents, as well as persons serving at the request of First M&F as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise (collectively referred to as "Eligible Persons").

     First M&F's Bylaws currently contain a provision requiring First M&F to indemnify any Director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of First M&F, by reason of the fact that such person is or was a Director, officer, employee or agent of First M&F, or is or was serving at the request of First M&F as a Director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys' fees) judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First M&F, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

     Unless limited by its Articles of Incorporation, the Mississippi Business Corporation Act mandates that First M&F indemnify any Director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding (the "Mandatory Provision"). The Mississippi Business Corporation Act permits First M&F to indemnify a Director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the Director's conduct was in good faith, (2) in the case of conduct in his official capacity, the Director reasonably believed his conduct was in the best interests of First M&F, (3) in the case of conduct not in his official capacity, the Director reasonably believed his conduct was not opposed to the best interests of First M&F, (4) in the case of any criminal proceeding, the Director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of First M&F, the Director is not adjudged liable to First M&F, and (6) in the case of third-party claims, the Director is not adjudged liable on the basis that he derived an improper personal benefit (the "Permissive Provision"). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding) by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the stockholders (a "Disinterested Party"), that the director has met the applicable standard of conduct. The Mississippi Business Corporation Act also provides that unless First M&F's Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to First M&F in a proceeding by or in the right of First M&F, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provide, however, that if the director was adjudged liable to First M&F, his indemnification is limited to reasonable expenses. The Mississippi Business Corporation Act permits First M&F to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The Mississippi Business Corporation Act also permits First M&F to indemnify officers, employees and agents of First M&F to the same extent permitted for directors. Finally, the Mississippi Business Corporation Act allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

     Article Eleven of First M&F's Articles does not limit the applicability of the indemnification provisions contained in the Mississippi Business Corporation Act and, as permitted by the Mississippi Business Corporation Act, requires First M&F to indemnify Eligible Persons beyond the scope of such provisions. First M&F must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to First M&F in a suit brought by or in the right of First M&F or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Eleven also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterest Party would not preclude indemnification.

     Article Eleven further provides that no amendment or repeal of its provisions maybe applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Eleven may not be taken away or diminished by an amendment in the event of a change in control of First M&F.

     In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)  Exhibits

  The following exhibits are furnished, or incorporated by reference, as a part of this Registration Statement:

  Exhibit Number       Description
  --------------       -----------
     2.1               Agreement and Plan of Merger dated as of July 8, 1999,
                       included as Appendix A to the Joint Proxy Statement-
                       Prospectus contained herein.

     2.2               Option Agreement dated July 8, 1999.

     3.1               Articles of Incorporation of First M&F, as amended (*).

     3.2               Bylaws of First M&F (*).

     5.1               Opinion of Watkins Ludlam Winter & Stennis, P.A.
                       regarding legality of common stock registered hereby.

     8.1               Opinion of Watkins Ludlam Winter & Stennis, P.A.
                       regarding tax matters.

    13.1 Annual Report of Community Federal Bancorp, Inc. for the year ended September 30, 1998, and Form 10-Q for the period ended June 30, 1999(**).

    21.1               Subsidiaries of the Registrant (*).

    23.1               Consent of Shearer Taylor & Co., P.A.

    23.2               Consent of Taylor, Powell, Wilson & Hartford, P.A.

    23.3               Consent of Arthur Andersen LLP.

    23.4 Consents of Watkins Ludlam Winter & Stennis, P.A. are contained in their opinions filed as Exhibit 5 and
                       Exhibit 8 to this Registration Statement.

    23.5               Consent of Morgan Keegan & Company, Inc.

    23.6               Consent of Trident Securities

    99.1               Form of Proxy of First M&F.

    99.2               Form of Proxy of Community Federal.


(*) These documents were filed as Exhibits 3(a), 3(b), 10 and 22, respectively, on Form S-1 (File No. 33-08751) filed with the SEC on September 15, 1986, and are hereby specifically incorporated by reference herein.
(**) Incorporated by Reference.

     (b)  Financial Statement Schedules

          No Financial Statement Schedules are required to be filed.

     (c)  Report, Opinion or Appraisal.

          Not applicable.

ITEM 22.  UNDERTAKINGS

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, First M&F has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kosciusko, State of Mississippi on this the 19th day of August, 1999.

FIRST M&F CORPORATION
Registrant


BY: /s/ Hugh S. Potts, Jr.
   --------------------------------------------------
    Hugh S. Potts, Jr.
    Chairman of the Board and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 19, 1999 by the following persons in the capacities indicated.

           SIGNATURE                 TITLE
           ---------                 -----


By: /s/ Hugh S. Potts, Jr.       Chairman of the Board and
   ---------------------------   Director (Principal
   Hugh S. Potts, Jr.            Executive Officer)


By: /s/ Scott M. Wiggers         President and Director
   ---------------------------
   Scott M. Wiggers



By: /s/ Charles W. Ritter, Jr.   Director
   ---------------------------
   Charles W. Ritter, Jr.


By: /s/ Susan P. McCaffery       Director
   ---------------------------
   Susan P. McCaffery


By: /s/ Fred A. Bell, Jr.        Director
   ---------------------------
   Fred A. Bell, Jr.


By: /s/ Jon A. Crocker           Director
   ---------------------------
   Jon A. Crocker


By: /s/  E. G. Woodard           Director
   ---------------------------
   E. G. Woodard


By: /s/ W. C. Shoemaker          Director
   ---------------------------
   W. C. Shoemaker


By: /s/ Robert C. Thompson       Chief Financial Officer
   ----------------------------  (Principal Accounting and
   Robert C. Thompson            Financial Officer)

                                INDEX TO EXHIBITS



Exhibit Number    Description
--------------    -----------

 2.1 Agreement and Plan of Merger dated as of July 8, 1999, included as Appendix A to the Joint Proxy Statement-Prospectus contained herein.

 2.2              Option Agreement dated July 8, 1999.

 3.1              Articles of Incorporation of First M&F, as amended (*).

 3.2              Bylaws of First M&F (*).

 5.1 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding legality of common stock registered hereby.

 8.1 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding tax matters.

13.1 Annual Report of Community Federal Bancorp, Inc. for the year ended September 30, 1998, and Form 10-Q for the period ended June 30, 1999(**).

21.1              Subsidiaries of the Registrant(*).

23.1              Consent of Shearer Taylor & Co., P.A.

23.2              Consent of Taylor, Powell, Wilson & Hartford, P.A.

23.3              Consent of Arthur Andersen LLP.

23.4 Consents of Watkins Ludlam Winter & Stennis, P.A. are contained in their opinions filed as Exhibit 5 and Exhibit 8 to this Registration Statement.

23.5              Consent of Morgan Keegan & Company, Inc.

23.6              Consent of Trident Securities

99.1              Form of Proxy of First M&F.

99.2              Form of Proxy of Community Federal.


(*) These documents were filed as Exhibits 3(a), 3(b), 10 and 22, respectively, on Form S-1 (File No. 33-08751) filed with the SEC on September 15, 1986, and are hereby specifically incorporated by reference herein.
(**) Incorporated by Reference.